Exhibit 4.7.1

CREDIT AGREEMENT

among

HERTZ EQUIPMENT RENTAL CORPORATION,
THE HERTZ CORPORATION,

THE CANADIAN BORROWERS
PARTIES HERETO,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

DEUTSCHE BANK AG, CANADA BRANCH,
as Canadian Agent and Canadian Collateral Agent,

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

and

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
as Documentation Agent

Dated as of December 21, 2005

DEUTSCHE BANK SECURITIES INC.,
LEHMAN BROTHERS INC.
and
MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
as Joint Lead Arrangers

and

BNP PARIBAS,

THE ROYAL BANK OF SCOTLAND PLC

and

CALYON NEW YORK BRANCH,

as Co-Arrangers

DEUTSCHE BANK SECURITIES INC.,
LEHMAN BROTHERS INC.,
MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
GOLDMAN SACHS CREDIT PARTNERS L.P.
and
JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunning Managers

i

4.15	Canadian Facility Lenders	102
4.16	Cash Receipts	103

SECTION 5. REPRESENTATIONS AND WARRANTIES		107
5.1	Financial Condition	107
5.2	No Change; Solvent	108
5.3	Corporate Existence; Compliance with Law	109
5.4	Corporate Power; Authorization; Enforceable Obligations	109
5.5	No Legal Bar	110
5.6	No Material Litigation	110
5.7	No Default	110
5.8	Ownership of Property; Liens	110
5.9	Intellectual Property	110
5.10	No Burdensome Restrictions	110
5.11	Taxes	111
5.12	Federal Regulations	111
5.13	ERISA	111
5.14	Collateral	112
5.15	Investment Company Act; Other Regulations	113
5.16	Subsidiaries	113
5.17	Purpose of Loans	113
5.18	Environmental Matters	113
5.19	No Material Misstatements	114
5.20	Delivery of the Acquisition Agreement	114
5.21	Certain Representations and Warranties Contained in the Acquisition Agreement	115
5.22	Senior Indebtedness	115
5.23	Labor Matters	115
5.24	Special Purpose Corporation	115
5.25	Insurance	115
5.26	Eligible Accounts	115
5.27	Eligible Rental Equipment	116
5.28	Anti-Terrorism	116

SECTION 6. CONDITIONS PRECEDENT		116
6.1	Conditions to Initial Extension of Credit	116
6.2	Conditions to Each Other Extension of Credit	125

SECTION 7. AFFIRMATIVE COVENANTS		126
7.1	Financial Statements	127
7.2	Certificates; Other Information	128
7.3	Payment of Obligations	129
7.4	Conduct of Business and Maintenance of Existence	130
7.5	Maintenance of Property; Insurance	130
7.6	Inspection of Property; Books and Records; Discussions	131
7.7	Notices	132
7.8	Environmental Laws	134

7.9	After-Acquired Real Property and Fixtures	135
7.10	Surveys	137
7.11	Maintenance of New York Process Agent	138
7.12	Consummation of Transactions	138
7.13	Post-Closing Security Perfection	138

SECTION 8. NEGATIVE COVENANTS		138
8.1	Financial Condition Covenants	138
8.2	Limitation on Indebtedness	139
8.3	Limitation on Liens	143
8.4	Limitation on Guarantee Obligations	146
8.5	Limitation on Fundamental Changes	148
8.6	Limitation on Sale of Assets	149
8.7	Limitation on Dividends	150
8.8	Limitation on Capital Expenditures	152
8.9	Limitation on Investments, Loans and Advances	153
8.10	Limitations on Certain Acquisitions	155
8.11	Limitation on Transactions with Affiliates	156
8.12	Limitation on Sale and Leaseback Transactions	158
8.13	Limitation on Dispositions of Collateral	158
8.14	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	158
8.15	Limitation on Changes in Fiscal Year	160
8.16	Limitation on Negative Pledge Clauses	160
8.17	Limitation on Lines of Business	161
8.18	Limitations on Currency, Commodity and Other Hedging Transactions	161
8.19	Limitations on Activities of Hertz Vehicle Sales Corporation	161

SECTION 9. EVENTS OF DEFAULT		161

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES		166
10.1	Appointment	166
10.2	Delegation of Duties	167
10.3	Exculpatory Provisions	168
10.4	Reliance by Agents	168
10.5	Notice of Default	169
10.6	Acknowledgements and Representations by Lenders	169
10.7	Indemnification	170
10.8	Agents and Other Representatives in Their Individual Capacity	170
10.9	Collateral Matters	171
10.10	Successor Agent	172
10.11	Other Representatives	173
10.12	Swing Line Lender	173
10.13	Withholding Tax	173

SECTION 11. MISCELLANEOUS		173
11.1	Amendments and Waivers	173

11.2	Notices	176
11.3	No Waiver; Cumulative Remedies	177
11.4	Survival of Representations and Warranties	177
11.5	Payment of Expenses and Taxes	177
11.6	Successors and Assigns; Participations and Assignments	179
11.7	Adjustments; Set-off; Calculations; Computations	183
11.8	Judgment	184
11.9	Counterparts	184
11.10	Severability	185
11.11	Integration	185
11.12	Governing Law	185
11.13	Submission To Jurisdiction; Waivers	185
11.14	Acknowledgements	186
11.15	Waiver Of Jury Trial	187
11.16	Confidentiality	187
11.17	USA Patriot Act Notice	188
11.18	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada	188
11.19	Joint and Several Liability; Postponement of Subrogation	188
11.20	Reinstatement	189
11.21	Language	189

SCHEDULES

A	Commitments and Addresses
B	Designated Foreign Currencies
C	Reserved
D	Rental Equipment Locations
E	Fiscal Periods
F	Rollover Indebtedness
G	Unscheduled Assumed Indebtedness
H	Existing Letters of Credit
4.16(a)	DDAs
4.16(b)	Credit Card Arrangements
4.16(c)	Blocked Accounts
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.25	Insurance
6.1(d)	Intercompany Transactions
6.1(i)	Lien Searches
6.1(j)	Local and Foreign Counsel
6.1(n)	Title Insurance Policies
7.10	Surveys
7.13	Time Periods to Satisfy Springing Closing Date Covenants
8.2(j)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.6(i)	Permitted Asset Sales
8.9(c)	Permitted Investments
8.11(v)	Permitted Transactions with Affiliates

v

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Swing Line Note
B-1	U.S. Guarantee and Collateral Agreement
B-2	Canadian Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
D-2	Opinion of Richards, Layton and Finger PA, Special Delaware Counsel to Certain of the Loan Parties
D-3	Opinion of Harold Rolfe, General Counsel to the Parent Borrower
D-4	Opinion of Tory’s LLP, Counsel to the Canadian Borrowers
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Swing Line Loan Participation Certificate
H	Form of Borrowing Certificate
I	Reserved
J	Form of Closing Certificate
K	Form of L/C Request
L	Form of Joinder Agreement
M	Form of Borrowing Base Certificate

CREDIT AGREEMENT, dated as of December 21, 2005, among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (together with its successors and assigns, “HERC”), THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns the “Parent Borrower”), the Canadian Borrowers (as hereinafter defined) (the Canadian Borrowers together with HERC and the Parent Borrower, being collectively referred to herein as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”), DEUTSCHE BANK AG, CANADA BRANCH (“DBCB”), as Canadian agent and Canadian collateral agent for the Lenders hereunder (in such capacities, respectively, the “Canadian Agent” and the “Canadian Collateral Agent”), LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as syndication agent (in such capacity, the “Syndication Agent”), and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED (“Merrill”), as documentation agent (in such capacity, the “Documentation Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, CCMG Holdings, Inc., a Delaware corporation (“Holdings”), and its Wholly Owned Subsidiaries (such term and each other capitalized term used in these recitals and not otherwise previously defined, as hereinafter defined), including CCMG Corporation, a Delaware corporation (together with its successors and assigns “CCMGC”), and CCMG Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), are each newly formed companies organized by Clayton, Dubilier & Rice, Inc. (“CD&R”), TC Group L.L.C. (which operates under the trade name The Carlyle Group) (“Carlyle”), Merrill Lynch Global Partners, Inc. (“MLGP” and, collectively with CD&R and Carlyle, the “Sponsors”) or any of their respective Affiliates;

WHEREAS, Holdings shall, through one or more of its Wholly-Owned Subsidiaries, acquire (the “Acquisition”) all of the issued and outstanding capital stock of the Parent Borrower, pursuant to the Stock Purchase Agreement, dated as of September 12, 2005 (the “Acquisition Agreement”), among Holdings, Ford Holdings LLC (the “Seller”) and Ford Motor Company;

WHEREAS, Holdings will receive a direct or indirect cash investment from the Equity Investors and/or one or more other investors determined by the Equity Investors, in an aggregate amount of at least $2,200,000,000 and will contribute such cash (net of amounts used to pay the costs and expenses of Holdings incurred on or prior to the Closing Date in respect of the Transactions (as defined herein)) as a common equity contribution to CCMGC, and CCMGC shall in turn contribute such amount as a common equity contribution to Acquisition Corp. (the “Equity Financing”);

WHEREAS, the Parent Borrower will obtain a senior secured term loan facility (the “Senior Term Facility”), under which the Parent Borrower shall obtain (a) senior secured term loans (as further defined in subsection 1.1, the “Senior Term Loans”) in an amount of up to $2,000,000,000 and (b) a pre-funded synthetic letter of credit facility in an aggregate amount of $250,000,000;

WHEREAS, Acquisition Corp. will issue up to $2,800,000,000 in combined aggregate principal amount of (x) its senior unsecured notes (in an aggregate principal amount of up to $2,200,000,000) and (y) its senior subordinated unsecured notes (in an aggregate principal amount of up to $600,000,000) (collectively, as further defined in subsection 1.1 the “New Notes”);

WHEREAS, a bankruptcy-remote special purpose entity wholly-owned by the Parent Borrower or one of its Affiliates reasonably satisfactory to the U.S. ABS Initial Purchasers will secure financings of up to $4,267,629,130 through the issuance of certain U.S. rental car asset backed securities (the “U.S. Securitization”);

WHEREAS, one or more of the Parent Borrower’s existing Foreign Subsidiaries and/or certain Special Purpose Entities will obtain loans and/or issue notes to finance or refinance the purchase of Rental Car Vehicles in an aggregate principal amount of up to $1,780,639,366 (the “Foreign Fleet Bridge Financing”);

WHEREAS, following the Acquisition, the Canadian Reorganization shall be effected;

WHEREAS, following the Acquisition, Acquisition Corp. will merge with and into (the “Merger” and, together with the Acquisition, the Tender Offers, the Equity Financing, the Senior Term Facility financing, the Notes Offering, the U.S. Securitization, Foreign Fleet Bridge Financing, the Canadian Reorganization and the repayment of certain existing Indebtedness, the “Transactions”) the Parent Borrower, with the Parent Borrower being the surviving corporation of the Merger; and

WHEREAS, in order to (i) fund a portion of certain of the Transactions, (ii) repay certain existing indebtedness of the Parent Borrower and its Subsidiaries, (iii) pay certain fees and expenses related to the Transactions, and (iv) finance the working capital and other business requirements and other general corporate purposes of HERC and the Parent Borrower and their respective Subsidiaries following the consummation of the Acquisition and the related transactions, HERC, the Parent Borrower and the Canadian Borrowers have requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal

Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:  ”Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by DBNY (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by DBNY in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR or, with respect to Canadian Facility Revolving Credit Loans, the Canadian Prime Rate.

“Acceleration”:  as defined in subsection 9(e).

“Account Debtor”:  each Person who is obligated on an Account, chattel paper or a General Intangible.

“Accounts”:  as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (to the extent governed by the Civil Code of Québec) defined as all “claims” for the purposes of the Civil Code of Québec; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition”:  as defined in the Recitals hereto.

“Acquisition Agreement”:  as defined in the Recitals hereto.

“Acquisition Corp.”:  as defined in the Preamble hereto.

“Acquisition Documents”:  the Acquisition Agreement and the Guarantees (as defined in the Acquisition Agreement), in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Commitment Lender”:  as defined in subsection 2.9.

“Additional Senior Notes”:  means either (i) additional Dollar Senior Notes issued pursuant to the New Notes Indenture governing the Dollar Senior Notes or (ii) senior notes of the Parent Borrower issued in an original aggregate principal amount of at least $100,000,000 pursuant to an indenture having substantially identical terms to the New Notes Indenture governing the Dollar Senior Notes (other than the issue price, coupon, maturity and redemption dates), in each case (x) issued on or prior to February 10, 2006, (y) in such principal amount as is necessary to generate net proceeds to the Parent Borrower of an amount equal to (A) $500,000,000 minus (B) the aggregate principal amount of Long-Dated Bonds that are not Late-Tendered Bonds and (z) (other than in the case of Excess Additional Senior Notes) to be used solely to prepay, repay, purchase, defease or otherwise acquire, or to refinance the prepayment, repayment, purchase, defeasance or other acquisition of, the Long-Dated Bonds.

“Adjustment Date”:  each date, on or after the last day of the Parent Borrower’s first fiscal quarter ended at least 6 months after the Closing Date, that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected BA Rate”:  as defined in subsection 4.7.

“Affected Eurocurrency Loans”:  as defined in subsection 4.9.

“Affected Eurocurrency Rate”:  as defined in subsection 4.7.

“Affected Loans”:  as defined in subsection 4.9.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, the Syndication Agent and the Documentation Agent.

“Agent Advance”:  as defined in subsection 2.1(d).

“Agent Advance Period”:  as defined in subsection 2.1(d).

“Aggregate Canadian Facility Lender Exposure”:  the Dollar Equivalent sum of (a) the aggregate principal amount of all Canadian Facility Revolving Credit Loans then outstanding and (b) the aggregate amount of all Canadian Facility L/C Obligations at such time.

“Aggregate Outstanding Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding (including in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) the aggregate amount equal to such Revolving Credit Lender’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the U.S. Facility L/C Obligations or the Canadian Facility L/C Obligations, respectively, then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s U.S. Facility Commitment Percentage, if any, of the Swing Line Loans then outstanding.

“Aggregate U.S. Facility Lender Exposure”:  the sum of (a) the aggregate principal amount of all U.S. Facility Revolving Credit Loans then outstanding, (b) the aggregate amount of all U.S. Facility L/C Obligations at such time and (c) the aggregate principal amount of the Swing Line Loans then outstanding.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Applicable Margin”:  the rate per annum determined as follows:  during the period from the Closing Date until the first Adjustment Date, the Applicable Margin shall equal (A) with respect to ABR Loans, 1.00% per annum, (B) with respect to Eurocurrency Loans, 2.00% per annum and (c) with respect to BA Equivalent Loans, 2.00% per annum.  The Applicable Margins will be adjusted on each subsequent Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans”, “Applicable Margin for Canadian Prime Rate Loans”, “Applicable Margin for Eurocurrency Loans” or “Applicable Margin for BA Equivalent Loans” on the applicable Pricing Grid which corresponds to the Consolidated Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then:

(1)           if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2)           if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

(3)           if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin shall be 1.25% per annum, in the case of ABR Loans, 2.25% per annum, in the case of Eurocurrency Loans and 2.25% per annum, in the case of BA Equivalent Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

In addition, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such financial statements and certificate.

“Approved Fund”:  as defined in subsection 11.6(b).

“Asset Sale”:  any sale, issuance, conveyance, transfer, lease or other disposition (including through a Sale and Leaseback Transaction) (a “Disposition”) by the Parent Borrower or any other Loan Party, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Borrower or such Subsidiary to any Person (other than (x) pursuant to the HERC LKE Program, (y) pursuant to the Rental Car LKE Program or (z) in connection with any Financing Disposition).

“Assignee”:  as defined in subsection 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Assumed Indebtedness”:  the collective reference to all Rollover Indebtedness and Unscheduled Assumed Indebtedness.

“Availability Reserves”:  without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to subsection 2.1(c), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts, Eligible Rental Equipment or Eligible Unbilled Accounts included in the U.S. Borrowing Base or Canadian Borrowing Base (including claims that the Agents determine will need to be satisfied in connection with the realization upon such Collateral).

“Available Canadian Facility Loan Commitment”:  as to any Canadian Facility Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such Canadian Facility Lender’s Canadian Facility Commitment at such time and (ii) the sum of (A) the amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the Canadian Borrowing Base and (B) the amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Canadian Facility Revolving Credit Loans made by such Canadian Facility Lender (or any Non-Canadian Affiliate of such Canadian Facility Lender), (ii) an amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the outstanding Canadian Facility L/C Obligations at such time, (iii) such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the sum of (A) the aggregate unpaid principal amount at such time of all U.S. Facility Revolving Credit Loans (including in the case of U.S. Facility Revolving Credit Loans made in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and (B) an amount equal to the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Loan Commitments pursuant to subsection 4.5(a) such amount under this clause (iii)(B) shall be zero, and (iv) such Canadian Facility Lender’s Canadian Facility Revolving Credit Commitment Percentage of the amount equal to the outstanding U.S. Facility L/C Obligations at such time; collectively, as to all the Canadian Facility Lenders, the “Available Canadian Facility Loan Commitments”.

“Available Loan Commitment”:  without duplication of amounts calculated thereunder, the Available Canadian Facility Loan Commitments and the Available U.S. Facility Loan Commitments.

“Available U.S. Facility Loan Commitment:  as to any U.S. Facility Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such U.S. Facility Lender’s U.S. Facility Commitment at such time and (ii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender (including in the case of U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Loan Commitments pursuant to subsection 4.5(a) such amount under this clause (ii) shall be zero, (iii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the outstanding U.S. Facility L/C Obligations at such time and (iv) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the amount by which all Extensions of Credit to the Canadian Borrowers exceed the Canadian Borrowing Base; collectively, as to all the U.S. Facility Lenders, the “Available U.S. Facility Loan Commitments”.

“Average Book Value”:  for any period, the amount equal to (a) the sum of the respective book values of Rental Car Vehicles of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (b) 13.

“Average Interest Rate”:  for any period, the amount equal to (a) the total interest expense of the Parent Borrower and its Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary) divided by (b) the Average Principal Amount of Indebtedness of the Parent Borrower and its Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary).

“Average Life”:  at the date of determination thereof, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

“Average Principal Amount”: for any period, the amount equal to (a) the sum of the respective aggregate outstanding principal amounts of the Indebtedness of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (b) 13.

“BA Equivalent Loan”:  any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.

“BA Equivalent Loan Borrowing”:  any Borrowing comprised of BA Equivalent Loans.

“BA Fee” means the amount calculated by multiplying the face amount of each Bankers’ Acceptance by the rate for the BA Fee specified in the Pricing Grid, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of a Bankers’ Acceptance by the Lender up to but excluding the maturity date of the Bankers’ Acceptance and the denominator of which is the number of days in the calendar year in question.

“BA Proceeds” means, in respect of any Bankers’ Acceptance, an amount calculated on the applicable Borrowing Date which is (rounded to the nearest full cent, with one half of one cent being rounded up) equal to the face amount of such Bankers’ Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Bankers’ Acceptance and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

“BA Rate”: with respect to an issue of Bankers’ Acceptances in Canadian Dollars with the same maturity date, (a) for a Schedule I Lender, (i) the rate of interest per annum equal to the rates applicable to Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan or Bankers’ Acceptance displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at or about 10:00 A.M. of such day (or, if such day is not a Business Day, as of 10:00 A.M. on the immediately preceding Business Day), or, (ii) if such rates do not appear on the CDOR Page at such time and on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which such Lender is then offering to purchase Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), and (b) for a Lender which is not a Schedule I Lender, the lesser of (i) the arithmetic average of the annual discount rates for Bankers’ Acceptances for such term quoted by such Lender at or about 10:00 A.M. and (ii) the annual discount rate applicable to Bankers’

Acceptances as determined for the Schedule I Lender in (a) above for the same Bankers’ Acceptances issue plus 10 basis points; and

“Bankers’ Acceptance” and “B/A”:  a bill of exchange within the meaning of the Bills of Exchange Act (Canada), including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrowers and accepted by a Canadian Facility Lender in accordance herewith and includes a Discount Note.

“Benefited Lender”:  as defined in subsection 11.7(a).

“Blocked Accounts”:  as defined in subsection 4.16(c).

“Blocked Account Agreement”:  as defined in subsection 4.16(c).

“Board”:  the Board of Governors of the Federal Reserve System.

“Borrowers”:  as defined in the Preamble hereto.

“Borrowing”:  the borrowing of one Type of Loan of a single Tranche by either the U.S. Borrowers (on a joint and several basis) or the Canadian Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base Certificate”:  as defined in subsection 7.2(f).

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.2, 2.4, 2.7 or 3.2 as a date on which HERC, the Parent Borrower or any other Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Loans made by a Canadian Lender and Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Canadian Lender or such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York and, in the case of any Eurocurrency Loan in any Designated Foreign Currency, a day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule B; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Canadian Agent”:  as defined in the Preamble.

“Canadian Blocked Account”:  as defined in subsection 4.16(c).

“Canadian Borrower Unpaid Drawing”:  drawings on Canadian Facility Letters of Credit that have not been reimbursed by the applicable Canadian Borrower.

“Canadian Borrowers”:  Matthews Equipment Limited and Western Shut-Down (1995) Limited, together with their respective successors and assigns.

“Canadian Borrowing Base”:  as of any date of determination, the result of, in each case using the Dollar Equivalent of all amounts in Canadian Dollars:

(a)           85% of the amount of Eligible Canadian Accounts, plus

(b)           50% of the amount of Eligible Unbilled Canadian Accounts (not to exceed 50% of the amount calculated under clause (a) above), plus

(c)           the lesser of:

(i)            80% times the then extant net book value of the Eligible Canadian Rental Equipment, and

(ii)           80% times the then extant Net Orderly Liquidation Value of the Eligible Canadian Rental Equipment, minus

(d)           the amount of all Availability Reserves related to the Canadian Facility.

“Canadian Collateral Agent”:  as defined in the Preamble.

“Canadian Dollars”:  the lawful currency of Canada, as in effect from time to time.

“Canadian Extender of Credit”: as defined in Section 4.15.

“Canadian Facility”:  the credit facility available to the Canadian Borrowers hereunder.

“Canadian Facility Commitment”:  with respect to each Canadian Facility Lender, the commitment of such Canadian Facility Lender hereunder to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“Canadian Facility Commitment Percentage”:  of any Canadian Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time, provided that if any such determination is to be made after the Total Canadian Facility Commitment (and the related Canadian Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Canadian Facility Issuing Lender”:  as the context may require, (i) DBCB or (ii) any Canadian Facility Lender (and/or any Affiliate of such Canadian Facility Lender designated by it that is a Canadian Facility Lender) which, at the request of a Canadian Borrower and with the consent of the Canadian Agent, agrees, in such Canadian Lender’s (or Affiliate’s) sole discretion, to also become a Canadian Facility Issuing Lender for the purpose of issuing Canadian Facility Letters of Credit (including Existing Letters of Credit).

“Canadian Facility L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Facility Letters of Credit and (b) the aggregate amount of drawings under Canadian Facility Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

“Canadian Facility L/C Participants”:  the Canadian Facility Lenders (including any Non-Canadian Affiliate, as applicable).

“Canadian Facility Letters of Credit”:  Letters of Credit (including Existing Letters of Credit) issued by the Canadian Facility Issuing Lender to, or for the account of, the Borrowers, pursuant to subsection 3.1.

“Canadian Facility Lender”:  each Lender which has a Canadian Facility Commitment (without giving effect to any termination of the Total Canadian Facility Commitment if there are any outstanding Canadian Facility L/C Obligations) or which has (or has any Non-Canadian Affiliate which has) any outstanding Canadian Facility Revolving Credit Loans (or a Canadian Facility Commitment Percentage in any then outstanding Canadian Facility L/C Obligations).  Unless the context otherwise requires, each reference in this Agreement to a Canadian Facility Lender includes each Canadian Facility Lender and shall include references to any Affiliate of any such Lender (including any Non-Canadian Affiliate, as applicable) which is acting as a Canadian Facility Lender.

“Canadian Facility Revolving Credit Loan”:  as defined in subsection 2.1(b).

“Canadian Guarantee and Collateral Agreement”:  the Canadian Guarantee and Collateral Agreement delivered to the Canadian Collateral Agent as of the date hereof, substantially in the form of Exhibit B-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Lender”:  (i) each Canadian Facility Lender that is a Canadian Resident listed on Schedule A or the Subsidiary or Affiliate of such Canadian Facility Lender that is a Canadian Resident and that is a Lender listed on Schedule A, and (ii) each additional Person that becomes a Canadian Facility Lender party hereto in accordance with the provisions hereof that is a Canadian Resident.  A Canadian Lender shall cease to be a “Canadian Lender” when it has assigned all of its Canadian Facility Commitment in accordance with subsection 11.6 (or its related Canadian Facility Lender has assigned all of its Canadian Facility Commitment pursuant to subsection 11.6).  For purposes of this Agreement, the term “Lender” includes each Canadian Lender unless the context otherwise requires.

“Canadian Loan Parties”:  the Canadian Borrowers and each Canadian Subsidiary Guarantor.

“Canadian Prime Rate”:  the greater of (a) rate of interest publicly announced from time to time by Deutsche Bank AG, Canada Branch as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designed as its “prime” rate and (b) the rate of interest per annum equal to the average annual yield rate for one-month Canadian Dollar bankers’ acceptances (expressed for such purposes as a yearly rate per annum) which is shown on the “CDOR Page” (or any substitute) at 10:00 A.M. (Toronto time) on such day (or if not a Business Day, the preceding Business Day), plus 0.75% per annum.  Any change in the Canadian Prime Rate, due to a change in Deutsche Bank AG, Canada Branch’s prime rate or base rate, as applicable, shall be effective on the effective date of such change in Deutsche Bank AG, Canada Branch’s prime rate or base rate, as applicable.

“Canadian Priority Payables”:  at any time, with respect to the Canadian Borrowers and Canadian Subsidiary Guarantors:

(a)           the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b)           the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Reorganization”:  the following transactions, to occur following the Acquisition on the Closing Date:

(a)           the sale by Hertz Holdings Netherlands B.V. (“Hertz NL BV”)  of common shares (“Hertz Canada Common shares”) of Hertz Canada Limited (“Hertz Canada”) to the Parent Borrower, in consideration for which the Parent Borrower shall deliver to Hertz NL BV a note issued by the Parent Borrower and payable on demand in the principal amount of approximately $490,000,000 (the “Hertz Note”);

(b)           the distribution by the Parent Borrower of the Hertz Canada Common Shares and the preferred shares of Hertz Canada held by the Parent Borrower (together with the Hertz Canada Common Shares, the “Hertz Canada Shares”) as a dividend to CCMG Investor

LLC, a Subsidiary of Acquisition Corp. and the sole stockholder of the Parent Borrower immediately following the Acquisition;

(c)           the sale by Acquisition Corp. of Class B Common Shares of CCMG Investor LLC to CCMG Investor LLC for redemption, in consideration for which CCMG Investor LLC shall sell to Acquisition Corp. common stock of the Parent Borrower (the “Hertz Shares”), representing all of the then issued and outstanding shares of the Parent Borrower’s capital stock;

(d)           the dissolution, winding-up and termination of CCMG Investor LLC, in connection with which the Hertz Canada Shares shall be transferred and assigned to CMGC Canada Acquisition ULC (“CMGC Canada”);

(e)           the sale of common shares of CMGC Canada (the “CMGC Canada Shares”), representing all of the issued and outstanding shares of CMGC Canada’s capital stock, to the Parent Borrower as a contribution;

(f)            the Merger;

(g)           the sale by the Parent Borrower of the CMGC Canada Shares to Hertz International Ltd., in consideration for which Hertz International Ltd. will enter into an agreement with the Parent Borrower, Hertz International Ltd. and Hertz NL BV pursuant to which the Parent Borrower will be released from its obligations under the Hertz Note, which shall be cancelled, and Hertz International Limited shall issue a new note (the “HIL Note”) to Hertz NL BV for the same principal amount and otherwise containing substantially similar terms and conditions;

(h)           the sale by Hertz International Limited of the CMGC Canada Shares to Hertz NL BV in full satisfaction of Hertz International Ltd.’s obligations under the HIL Note, which shall be cancelled;

(i)            the subscription by CMGC Canada for common shares (the “Newco (Canada) Shares”) of 1677932 Ontario Limited, an Ontario corporation, representing all of the issued and outstanding shares of Newco (Canada) capital stock, in consideration for which CMGC Canada shall sell, transfer and assign to Newco (Canada) the Hertz Canada Shares;

(j)            the amalgamation of Newco (Canada) and Hertz Canada, whereupon the amalgamated entity shall continue under the name Hertz Canada Limited (“Hertz Canada Amalco”);

(k)           the exchange by Hertz Canada Amalco of its common shares in Matthews for preferred shares of Matthews of equal value, and the subscription by CCMG HERC Sub, Inc., a Wholly-Owned Subsidiary of HERC, for common shares of Matthews; and

(l)            all transactions relating thereto.

“Canadian Resident”:  (a) a person resident in Canada for purposes of the Income Tax Act (Canada), (b) an authorized foreign bank which at all times holds all of its interest in any obligations owed by the Canadian Borrowers hereunder in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) or (c) any Lender with respect to which payments to such Lender of interest, fees, commission or any other amount payable by any Canadian Borrower under the Loan Documents are not subject to any Non-Excluded Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein and that is able to establish to the satisfaction of the Canadian Agent and the Canadian Borrowers that, based on applicable law in effect on the date such Lender becomes a Lender, any such payments to or for the benefit of such Lender are not subject to the withholding or deduction of any such Non-Excluded Taxes.

“Canadian Secured Parties”:              the “Secured Parties” as defined in the Canadian Guarantee and Collateral Agreement.

“Canadian Security Documents”:  the collective reference to the Canadian Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent or the Canadian Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Canadian Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent or the Canadian Collateral Agent pursuant to subsection 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Canadian Subsidiary”:  each Subsidiary of Parent Borrower that is incorporated or organized under the laws of Canada or any province thereof.

“Canadian Subsidiary Guarantor”:  each Canadian Subsidiary of any Canadian Borrower which executes and delivers the Canadian Guarantee and Collateral Agreement, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary of the Parent Borrower or is released from all of its obligations under the Canadian Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

“Capital Expenditures”:  with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (i) for investments permitted by subsection 8.9 and (ii) for acquisitions permitted by subsection 8.10) which, in accordance with GAAP, are or should be included in “capital expenditures,” including, any such expenditures made for purchases of Rental Equipment, net of (b) Dispositions of (x) property, plant and equipment, (y) Rental Equipment and (z) Rental Car Vehicles during such period.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Carlyle”:  as defined in the Recitals hereto.

“Carlyle Investors”: the collective reference to (a) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (b) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (c) CP IV Co-investment L.P., a Delaware limited partnership, or any successor thereto, (d) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (e) any Affiliate of any thereof, and (f) any successor in interest to any thereof.

“Cash Equivalents”:  (a) securities issued or fully guaranteed or insured by the United States government or Canadian government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“CCMGC”: as defined in the Recitals hereto.

“CD&R”:  as defined in the Recitals hereto.

“CD&R Investors”:  the collective reference to (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CD&R CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

“Change of Control”:  the occurrence of any of the following events:  (a) at any time prior to the initial registered public offering of CCMGC’s or any Parent Entity’s Voting Stock the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (x) so long as CCMGC is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 51% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) if CCMGC is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 51% of the total voting power of all outstanding shares of CCMGC, (b) on and after the date of the initial registered public offering of CCMGC’s or any

Parent Entity’s Voting Stock, (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as CCMGC is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if CCMGC is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of CCMGC and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as CCMGC is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if CCMGC is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of CCMGC or (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of CCMGC; (c) CCMGC shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to subsection 8.5); or (d) a “Change of Control” as defined in any Financing Documentation; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors.

“Chief Executive Office”:  with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Closing Date”:  the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Recitals hereto.

“Collection Bank”:  as defined in subsection 4.16(c)

“Commercial L/C”:  as defined in subsection 3.1(a).

“Committed Lenders”:  DB, Lehman Brothers, Merrill Lynch, Goldman and JPMorgan.

“Commitment”:  as to any Lender, its U.S. Facility Commitment and its Canadian Facility Commitment. The original amount of the aggregate Commitments of the Revolving Credit Lenders is $1,600,000,000.

“Commitment Fee Rate”:  during the period from the Closing Date until the first Adjustment Date, 0.50% per annum.  Thereafter, the “Commitment Fee Rate” will be as set forth on the applicable Pricing Grid which corresponds to the utilization levels set forth therein.

“Commitment Increase”:  as defined in subsection 2.9.

“Commitment Increase Date”:  as defined in subsection 2.9.

“Commitment Letter”:  the Commitment Letter (including the annexes and exhibits thereto) dated September 12, 2005, among the Committed Lenders and Holdings.

“Commitment Percentage”:  of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Revolving Credit Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Revolving Credit Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum (Public Version) dated November 2005 and furnished to the Lenders.

“Consolidated Fixed Charge Coverage Ratio”:  (a) as of the last day of any period, the ratio of (a) (i) EBITDA for such period minus (ii) the sum of (A) the unfinanced portion of all Capital Expenditures other than Capital Expenditures made for purchases of Rental

Car Vehicles and (B) all Capital Expenditures made for purchases of Unfinanced Vehicles (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Rental Equipment)) of the Parent Borrower and its consolidated Subsidiaries (other than any Special Purpose Subsidiaries) during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Subsidiaries (other than any Special Purpose Subsidiary) during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Subsidiaries (other than Special Purpose Subsidiaries) (net of refunds received) for the period of four full fiscal quarters ending on such date plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to any of clauses (d), (f) and (g) of subsection 8.7; provided that upon the date on which any Liquidity Event first occurs, the Consolidated Fixed Charge Coverage Ratio shall be calculated as of end of the most recently completed fiscal quarter of the Parent Borrower for which financial statements shall have been required to be delivered under subsection 7.1(a) or (b).

“Consolidated Indebtedness”:  at the date of determination thereof, an amount equal to (a) the sum (without duplication) of (i) Consolidated Long Term Debt plus (ii) Consolidated Short Term Debt, minus (b) Consolidated Vehicle Indebtedness, minus (c) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at such date up to a maximum amount of $500,000,000 to the extent such cash is not classified as “restricted” for financial statement purposes.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period of four fiscal quarters ending prior to December 31, 2006, Consolidated Interest Expense for such period of four fiscal quarters shall be deemed to be (i) in the case of the period ended at the end of the fiscal quarter ended March 31, 2006, Consolidated Interest Expense for such fiscal quarter multiplied by 4, (ii) in the case of the period ended at the end of the fiscal quarter ended June 30, 2006, Consolidated Interest Expense for the period of two fiscal quarters ended at the end of such fiscal quarter multiplied by 2 and (iii) in the case of the period ended at the end of the fiscal quarter ended September 30, 2006, Consolidated Interest Expense for the period of three fiscal quarters ended at the end of such fiscal quarter multiplied by 4/3.

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period, or the period of four full fiscal quarters most recently ended prior to such date for which financial statements of the Parent Borrower have been required to be delivered under subsection 7.1(a) or (b), respectively; provided that upon the date on which any Liquidity Event first occurs, the Consolidated Leverage Ratio shall be calculated as of the end of the most recently completed fiscal quarter of the Parent Borrower for which financial statements shall have been required to be delivered under subsection 7.1(a) or (b).

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

 “Consolidated Net Income”:  for any period, net income of the Parent Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

 “Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Vehicle Depreciation”:  for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness”:  as of any date of determination, the amount equal to the sum, without duplication, of (a) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary plus (b) the aggregate principal amount of then outstanding Foreign Fleet Financing plus (c) the aggregate principal amount of all other then outstanding Indebtedness of the Parent Borrower and its Subsidiaries directly or indirectly incurred solely to finance or refinance the acquisition of, or solely secured by, Rental Car Vehicles and/or related rights and/or assets plus (d) 90% of the book value of Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) (such book value being determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, on a pro forma basis including any Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) acquired by the Parent Borrower or any Subsidiary (other than any Special Purpose Subsidiary) since the end of such fiscal month).

“Consolidated Vehicle Interest Expense”: for any period, to the extent included in calculating Consolidated Interest Expense for such period, the sum, without duplication, of (a) the aggregate interest expense for such period on Indebtedness of any Special Purpose Subsidiary plus (b) the aggregate interest expense for such period on Foreign Fleet Financing, plus (c) the aggregate interest expense for such period on all other Indebtedness of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) directly or indirectly incurred solely to finance or refinance the acquisition of, or secured solely by, Rental Car Vehicles and/or related rights and/or assets plus (d) an amount of the total interest expense of the

Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c), above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries).

“Continuing Directors”:  the directors of CCMGC on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of CCMGC is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Card Notification”:  as defined in subsection 4.16(c).

“DB”:  DBNY, DBCB, DBSI and any other Affiliates of DBSI designated by DBSI.

“DBCB”:  Deutsche Bank A.G., Canada Branch.

“DBNY”:  as defined in the Preamble hereto, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“DBNY Account”:  as defined in subsection 4.16(d).

“DBSI”:  Deutsche Bank Securities Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“DDA Notification”:  as defined in subsection 4.16(c).

“DDAs”:  any checking or other demand deposit account maintained by the Loan Parties (other than any such account the proceeds of which are swept into any HERC LKE Account).  All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents and the Intercreditor Agreement.

“Debt Financing”:  the debt financing transactions contemplated under (a) the Loan Documents, (b) the Senior Term Loans Documents, (c) the New Notes Indentures (d) the Special Purpose Financing Documents and (e) the Foreign Fleet Financing Documents, in each case including any Interest Rate Protection Agreements related thereto.

“Debt Service Charges”:  for any period, the sum of (a) Consolidated Interest Expense (less Consolidated Vehicle Interest Expense), plus (b) principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Restricted Indebtedness (other than Indebtedness directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets) of the Parent Borrower and its consolidated Subsidiaries, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Subsidiaries (other than any Special Purpose Subsidiary) (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in subsection 9(e).

“Defaulting Lender”:  as defined in subsection 4.8(c).

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA).

“Deposit Bank”:  Deutsche Bank AG, New York Branch, or any other Affiliate of DBNY designated by DBNY to act in such capacity.

“Designated Foreign Currencies”:  in the case of U.S. Facility Revolving Credit Loans or Letters of Credit, Euro and Pounds Sterling.

“Discount Note”: a promissory note denominated in Canadian Dollars, issued by the applicable Canadian Borrower to a Lender issuing BA Equivalent Loans to evidence a BA Equivalent Loan.

“Disinterested Director”:  as defined in subsection 8.11.

“Disposition”:  as defined in the definition of the term “Asset Sale” in this subsection 1.1.

“Disqualified Capital Stock”:  any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Termination Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Termination Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Termination Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.

“Documentation Agent”:  as defined in the Preamble hereto.

“Dollar Equivalent”:  with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, the principal amount of any Canadian Facility Revolving Credit Loan or the amount of any Canadian Facility Letters of Credit at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollar Senior Notes”: 8.875% Senior Notes due 2014 of CCMG Acquisition Corporation (to be merged with the Parent Borrower on the date hereof) issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes, as applicable, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Dominion Event”:  the determination by the Administrative Agent that Available Loan Commitments on any day are less than $160,000,000; provided that the Administrative Agent has notified the Parent Borrower thereof; and provided, further, that if the occurrence of a Dominion Event shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence, and one or more of the Borrowers, within two Business Days following receipt of such notice from the Administrative Agent, repays Loans in an amount such that the Available Loan Commitments following such payment exceeds $160,000,000, a Dominion Event shall be deemed not to have occurred.  The occurrence of a Dominion Event shall be deemed continuing notwithstanding that Available Loan Commitments may thereafter exceed the amount set forth in the preceding sentence unless and until the Available Loan Commitments exceed $175,000,000 for 30 consecutive days, in which event a Dominion Event shall no longer be deemed to be continuing; provided that a Dominion Event may not be cured as contemplated by this sentence more than two times in any four fiscal quarter period.

“EBITDA”:  for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income:  (A) Consolidated Interest Expense (less Consolidated Vehicle Interest Expense), (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense (other than Consolidated Vehicle Depreciation), (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of CCMGC or any Parent Entity, (H) any gain or loss associated with the sale or write-down of assets (other than Rental Equipment) not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting) and (J) fees paid to any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 in any fiscal year and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (a) and (b) of subsection 8.7 (in each case, unless and to the extent (x) the amount paid with such dividends by CCMGC or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) only with respect to determining compliance with subsection 8.1 hereof, any Specified Equity Contribution.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the Closing Date) the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Closing Date) the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; provided that for any applicable periods prior to the Closing Date EBITDA shall be determined in respect to the Parent Borrower and its predecessors.

“Eligible Accounts”:  those Accounts created by a Loan Party in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:

(a)           Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, provided that, notwithstanding the foregoing, up to $15,000,000 of Accounts on extended terms shall not be deemed ineligible under this clause so long as the Account Debtor has not failed to pay within 120 days of the original invoice date,

(b)           Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)           Without duplication, the amount of any credit balances greater than 90 days past their invoice date with respect to any Account,

(d)           Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party (other than a portfolio company of any of the Equity Investors or their respective Affiliates) or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party (other than a portfolio company of the Equity Investors or their respective Affiliates),

(e)           Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

(f)            Accounts that are not payable in Dollars; provided that Eligible Canadian Accounts may be payable in Canadian Dollars,

(g)           Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its Chief Executive Office in the United States or Canada, or (C) is organized under the laws of the United States, Canada or any state, territory, province or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion,

(h)           Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States and Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion,

(i)            Accounts with respect to which the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, in the case of clause (i) with the Financial Administration Act (Canada), and, in the case of clause (ii), the Assignment of Claims Act of 1940 (31 USC Section 3727)),

(j)            (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party or any Subsidiary of a Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) Accounts that comprise service charges or finance charges,

(k)           Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(l)            Accounts with respect to which the Account Debtor is Insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be Insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor,

(m)          Accounts with respect to which the Account Debtor is located in a state, province or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges).  The foregoing shall not apply to the extent that the applicable Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent, in its Permitted Discretion, to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account (including, for greater certainty, the requirement for a creditor to extra-provincially register in a province or territory of Canada for such purposes),

(n)           Accounts, the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Parent Borrower,

(o)           Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder)),

(p)           Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(q)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services.

“Eligible Canadian Accounts”:  the Eligible Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Rental Equipment”:  the Eligible Rental Equipment owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Rental Equipment”:  Rental Equipment of the Loan Parties held for renting in the ordinary course of the Loan Parties’ business, that complies in all material respects with each of the representations and warranties respecting Eligible Rental Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  In determining the amount to be so included, Rental Equipment shall be valued at the lower of cost or market on a basis consistent with the Loan Parties’ historical accounting practices and shall be net of any unrecorded rebates.  An item of Rental Equipment shall not be included in Eligible Rental Equipment if:

(a)           a Loan Party does not have good and valid title thereto,

(b)           it is not either (i) located at one of the locations in the United States or Canada set forth on Schedule D, as the same may be modified from time to time by notice to the Administrative Agent, or (ii) on lease with a customer in the ordinary course of business and located in the United States or Canada,

(c)           it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document; (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Rental Equipment hereunder)); provided that this clause (c) will not apply to Rental Equipment represented by a certificate of title (such Rental Equipment being subject to clause (h) below),

(d)           it consists of goods rejected by a Loan Party’s customers,

(e)           it consists of goods that are obsolete, unmerchantable or slow moving, work-in-progress, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Loan Party’s business, or bill and hold goods,

(f)            it is damaged or defective, provided that, notwithstanding the foregoing, up to $20,000,000 in aggregate net book value of Rental Equipment shall not be deemed ineligible under this clause so long as such damaged or defective Rental Equipment shall be repairable,

(g)           it is not available to rent to customers of a Loan Party in the ordinary course of business, or

(h)           it is U.S. Rental Equipment represented by a certificate of title unless (i) during the 120-day period following the Closing Date, a Loan Party has delivered the certificate of title for such Rental Equipment to the Collateral Agent (or its agents) and (ii) for all periods thereafter, a Loan Party has caused the certificate of title for such Rental Equipment to be registered with the applicable Governmental Authority showing “Deutsche Bank AG, New York Branch, as Collateral Agent” or “Deutsche Bank AG, Canada Branch, as Canadian Collateral Agent”, as applicable, (or a trustee or agent reasonably acceptable to the Collateral Agent or Canadian Collateral Agent, as applicable) as the sole lienholder thereon, such that such Rental Equipment is subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable.

“Eligible Unbilled Accounts”:  shall mean Accounts (which are Eligible Accounts except for their failure to comply with clause (p) of the definition of Eligible Accounts) (a) which have not been billed but for which services have been rendered, (b) which have not been billed solely because either (i) the services were rendered pursuant to a customer agreement which provides for monthly billing at a date other than month-end, or (ii) the services were rendered pursuant to a customer agreement which provides for billing at the completion of the rental term, and such rental term has not yet ended, and (c) which shall be billed not more than 30 days after such Account is first included on the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral.

“Eligible Unbilled Canadian Accounts”:  the Eligible Unbilled Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Unbilled U.S. Accounts”:  the Eligible Unbilled Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Accounts”:  the Eligible Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Rental Equipment”:  the Eligible Rental Equipment owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“EMU”:  Economic and Monetary Union as contemplated in the Treaty.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S., Canadian or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment” means (a) any Vehicles and (b) any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“Equity Financing”:  as defined in the Recitals hereto.

“Equity Financing Documents”:   the Stock Subscription Agreements, each dated as of December 21, 2005, between CCMG Holdings, Inc., a Delaware corporation, and the Equity Investors, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Equity Investors”:  the collective reference to (a) the CD&R Investors, the Carlyle Investors and the Merrill Lynch Investors, (b) any Person that acquires Voting Stock of Holdings on or prior to the Closing Date, and any Affiliate of such Person and (c) any entity that succeeds to all of the rights and obligations of any of the foregoing by operation of law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro MTNs”: the Euro Medium-Term Notes of Hertz Finance Centre plc and/or the Parent Borrower, issued and outstanding on the date hereof pursuant to the Euro MTN Fiscal Agency Agreement.

“Euro MTN Fiscal Agency Agreement”: the Amended and Restated Fiscal Agency Agreement, dated as of July 16, 2004, among the Parent Borrower, Hertz Finance Centre PLC, JPMorgan Chase Bank and J.P. Morgan Bank Luxembourg S.A.

“Euro MTN Lien”:  the Lien in favor of the holders and representatives of the Euro MTNs created pursuant to the Security Documents; provided that the principal amount of Indebtedness secured thereby (excluding Euro MTNs that have been tendered to and accepted for payment by Hertz Finance Centre plc and/or the Parent Borrower) shall be no greater than €10,000,000.

“Euro MTN Secured Parties”:  the holders and representatives of the holders of the Euro MTNs.

“Euro Senior Notes”:  7.875% Senior Notes due 2014 of CCMG Acquisition Corporation (to be merged with the Parent Borrower on the date hereof) issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes, as applicable, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars or (in the case of Loans made in a Designated Foreign Currency) in the applicable Designated Foreign Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which DBNY is offered deposits in Dollars or in the applicable Designated Foreign Currency at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars or such Designated Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 (or such other page on which any Designated Foreign Currency then appears) on the Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits or deposits in any Designated Foreign Currency are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Euros” and the designation “€”:  the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Additional Senior Notes”: in the case of an issuance of Additional Senior Notes pursuant to clause (ii) of the definition thereof where (x) the aggregate principal amount of Additional Senior Notes necessary to generate the amount of net proceeds referred to in such definition is less than $100,000,000 and (y) due to the minimum offering size requirement specified in such clause (ii), $100,000,000 in aggregate principal amount of Additional Senior Notes is issued, the portion of such Additional Senior Notes equal in principal amount to the excess of $100,000,000 over the aggregate principal amount referred to in the preceding clause (x).

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Excluded Properties”:  the collective reference to the fee or leasehold interest in real properties owned by the Parent Borrower or any of its Subsidiaries not described in Part I of Schedule 5.8.

“Existing Letter of Credit” shall mean each letter of credit issued prior to, and outstanding on the Closing Date and listed on Schedule H.

“Existing Notes”:  the collective reference to (a) the 9.000% Senior Notes due 2009 of the Hertz Corporation, issued under the Indenture between The Hertz Corporation and

Manufacturers Hanover Trust Company, as Trustee, dated as of April 1, 1986, (b) the 6.500% Senior Notes due May 15, 2006, the 6.300% Senior Notes due November 15, 2006, the 7.625% Senior Notes due August 15, 2007, the 6.625% Senior Notes due May 15, 2008 and the 6.250% Senior Notes due March 15, 2009 of the Hertz Corporation, in each case issued under the Indenture between The Hertz Corporation and First Fidelity Bank, National Association, as Trustee, dated as of December 1, 1994, (c) the 4.700% Senior Notes due October 2, 2006 and the Floating Rate Senior Notes due August 5, 2008 of The Hertz Corporation, issued under the Indenture between The Hertz Corporation and The Bank of New York, as Trustee, dated as of March 16, 2001 and (d) the Euro MTNs, in each case not tendered pursuant to the Tender Offers.

“Existing Notes Indentures”:  the collective reference to (a) the Indenture between The Hertz Corporation and Manufacturers Hanover Trust Company, as Trustee, dated as of April 1, 1986, (b) the Indenture between The Hertz Corporation and First Fidelity Bank, National Association, as Trustee, dated as of December 1, 1994 and (c) the Indenture between The Hertz Corporation and The Bank of New York, as Trustee, dated as of March 16, 2001, in each case governing the applicable Existing Notes, as the same may be amended, supplemented waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Extension of Credit”:  as to any Lender, the making of, or, in the case of subsection 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility”:  each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Financing Disposition”:  any Disposition, or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Financing Documentation”:  the Loan Documents, the Senior Term Loans Documents, the New Notes Indentures, the Special Purpose Financing Documents and the Foreign Fleet Financing Documents, if any, in each case including any Interest Rate Protection Agreements related thereto.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens, including the Euro MTN Lien).

“Fiscal Period”:  means each fiscal month of the Parent Borrower and its Subsidiaries as described on Schedule E.

“Fiscal Year”:  any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Backstop Letters of Credit”:  any Standby Letter of Credit issued to any Person for the account of the Parent Borrower to provide credit support for Indebtedness of any Foreign Subsidiary to such Person which is permitted under subsection 8.2.

“Foreign Borrowing Base”: the sum of (1) 60% of the book value of goods (excluding Equipment) held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP, of Foreign Subsidiaries, (2) 85% of the book value of receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash and Cash Equivalents of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith.

“Foreign Fleet Financing”:  as defined in subsection 8.2.

“Foreign Fleet Financing Documents”: any documents pursuant to which any Foreign Fleet Financings (including the Foreign Fleet Bridge Financing) are consummated

“Foreign Fleet Bridge Financing”: as defined in the Recitals hereto.

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  For the avoidance of doubt, any Subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Subsidiary of the Parent Borrower, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.  As of the Closing Date, each of Hertz International Ltd. and CCMG HERC Sub, Inc. are Foreign Subsidiary Holdcos.

“GAAP”:  with respect to subsection 4.4(c) and the covenants contained in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles”:  ”general intangibles” (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Goldman”:  Goldman, Sachs & Co., GSCP and any other Affiliate of GSCP designed by GSCP.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“GSCP”:  Goldman Sachs Credit Partners L.P.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”:  the collective reference to CCMGC, the U.S. Borrowers (solely with respect to the obligations of the Canadian Borrowers hereunder and under each other Loan Document) and each Subsidiary of the Parent Borrower (other than (a) any Foreign Subsidiary (excluding any Canadian Subsidiary Guarantor), (b) any Subsidiary of a Foreign Subsidiary (excluding any Canadian Subsidiary Guarantor), (c) any Special Purpose Subsidiary, (d) Navigations Solutions and (e) Hertz Vehicle Sales Corporation), which is from time to time party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable; individually, a “Guarantor”.

“Hawaiian Vehicles”: Rental Car Vehicles the title to which is evidenced by a certificate of title issued by the State of Hawaii or any department or agency thereof.

“HERC”:  Hertz Equipment Rental Corporation, together with its successors and assigns.

“HERC LKE Account”:  any deposit account (i) maintained by, for the benefit of, or under the control of the “qualified intermediary” in connection with the HERC LKE Program and (ii) which holds solely proceeds related to the HERC LKE Program.

“HERC LKE Program”:  a “like-kind-exchange program” with respect to certain of the Equipment and/or Vehicles of the Parent Borrower and its Subsidiaries used in the equipment rental business, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a HERC LKE Account and used to acquire replacement Equipment and/or Vehicles and/or repay indebtedness secured by such Equipment and/or Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Holdings”:  as defined in the Recitals hereto.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such

Person, (e) for purposes of subsection 8.2 and subsection 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indenture Amendments”:  the amendments, to the terms of the Existing Notes Indentures in order to remove or amend certain provisions contained therein, to be effective on the Closing Date.

“Indentures”:  the Existing Notes Indentures and the New Notes Indentures.

“Individual Canadian Facility Lender Exposure”:  of any Canadian Facility Lender, at any time, the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Credit Loans made by such Canadian Facility Lender and then outstanding and (b) the sum of such Canadian Facility Lender’s Canadian Facility Commitment Percentage in each then outstanding Canadian Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective Canadian Facility Letters of Credit and any Unpaid Drawings relating thereto.

“Individual Lender Exposure”:  of any Revolving Credit Lender, at any time, the sum of such Lender’s (a) Individual U.S. Facility Lender Exposure and (b) Individual Canadian Facility Lender Exposure.

“Individual U.S. Facility Lender Exposure”:  of any U.S. Facility Lender, at any time, the sum of (a) the aggregate principal amount of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender and then outstanding, (b) the sum of such U.S. Facility Lender’s U.S. Facility Commitment Percentage in each then outstanding U.S. Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective U.S. Facility Letters of Credit and any Unpaid Drawings relating thereto and (c) such Revolving Credit Lender’s U.S. Facility Commitment Percentage of the Swing Line Loans then outstanding.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insured Fee Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Part I(a) of Schedule 5.8, including without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Intellectual Property”:  as defined in subsection 5.9.

“Intercompany Transaction Documents”:  the promissory notes evidencing the intercompany loans identified on Schedule 6.1(d), in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Intercompany Transactions”:  has the meaning provided in subsection 6.1(d).

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent under the Senior Term Facility, and acknowledged by certain of the Loan Parties, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan or BA Equivalent Loan:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months (or, if required pursuant to subsections 2.1(a) or 2.1(b), one week) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months (or if required pursuant to subsections 2.1(a) or 2.1(b), one week) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent or the Canadian Agent, as applicable, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than subsection 4.12) end on the Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the applicable Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent, to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investment Property”:  ”investment property” (as such term is defined in Article 9 of the UCC) or (to the extent governed thereby) the PPSA, and any and all supporting obligations in respect thereof.

“Investments”:  as defined in subsection 8.9.

“Issuing Lender”:  any Canadian Facility Issuing Lender and any U.S. Facility Issuing Lender.

“Joinder Agreement”:  as defined in subsection 2.9(b)(i).

“JPMCB”:  JPMorgan Chase Bank, N.A.

“JPMorgan”:  JPMCB, J.P. Morgan Securities Inc. and any other Affiliate of JPMCB designed by JPMCB.

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”:  as defined in subsection 3.3.

“L/C Obligations”:  the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations.

“L/C Participants”:  the U.S. Facility L/C Participants and the Canadian Facility L/C Participants.

“L/C Request”:  a letter of credit request in the form of Exhibit K attached hereto or, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“L/C Reserve Account”:  as defined in subsection 4.17(c).

“Late-Tendered Bonds”: any Long Dated Bonds validly tendered under the Tender Offers after 5:00 p.m. (EST) on December 14, 2005 and prior to the applicable expiration date and time under the Tender Offers.

“LBI”:  Lehman Brothers Inc.

“LCPI”:  as defined in the Preamble hereto, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Lead Arrangers”:  DBSI, LBI and Merrill, as Joint Lead Arrangers and Joint Bookrunners.

“Lehman Brothers”:  LCPI, LBI and any other Affiliate of LBI designated by LBI.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent or the Canadian Agent, as applicable, and the Borrowers, to make any Revolving Credit Loans, Swing Line Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit”or “L/Cs”:  the U.S. Facility Letters of Credit and the Canadian Facility Letters of Credit.

“Lien”:  any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Event”:  the determination by the Administrative Agent that Available Loan Commitments on any day are less than $200,000,000; provided that the Administrative Agent has notified the Parent Borrower thereof; and provided, further, that if the occurrence of a Liquidity Event shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence, and one or more of the Borrowers, within two Business Days following receipt of such notice from the Administrative

Agent, repay Loans in an amount such that the Available Loan Commitments following such payment exceeds $200,000,000, a Liquidity Event shall be deemed not to have occurred.  The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Available Loan Commitments may thereafter exceed the amount set forth in the preceding sentence unless and until the Available Loan Commitments exceed $200,000,000 for 30 consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan”:  a Revolving Credit Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the L/C Requests, the Intercreditor Agreement, the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, any other Security Documents and any Joinder Agreement, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  CCMGC, the Parent Borrower, each Canadian Borrower and each other Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.  For the avoidance of doubt, no Special Purpose Subsidiary shall be a Loan Party.

“Long-Dated Bonds”: Existing Notes maturing in 2008 and thereafter.

“Management Investors”:  the collective reference to the officers, directors, employees and other members of the management of CCMGC, the Parent Borrower or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of CCMGC or any Parent Entity.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between CCMGC or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of CCMGC or any Parent Entity, or options, warrants, units or other rights in respect of common stock of CCMGC or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”:  as defined in subsection 2.4(c).

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents or with respect to the Collateral comprising the Borrowing Base, in each case taken as a whole.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Material Vehicle Lease Obligation” any lease by any Special Purpose Subsidiary to the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles the aggregate net book value of which exceeds $80,000,000, entered into in connection with any Special Purpose Financing.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger”:  as defined in the Recitals hereto.

“Merrill”:  as defined in the Recitals hereto.

“Merrill Lynch”:  Merrill Lynch Capital Canada Inc.

“Merrill Lynch Investors”:  the collective reference to (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

“MLGP”:  as defined in the Recitals hereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Mortgaged Fee Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Part I(b) of Schedule 5.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgaged Properties”:  the collective reference to each of the Insured Fee Properties and the Mortgaged Fee Properties.

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Navigations Solutions”:  Navigation Solutions, LLC, a Delaware limited liability company.

“Negotiable Collateral”:  letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Cash Proceeds”:  with respect to any Asset Sale (including any Sale and Leaseback Transaction), any Recovery Event, or the issuance of any debt securities or any borrowings by the Parent Borrower or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2, except as otherwise specified), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, sale, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, sale, issuance or borrowing, (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Parent Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Parent Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Parent Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of a sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties, (e) in the case of a sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset of any Foreign Subsidiary that is not a Loan Party, any amount which may not be applied as provided in subsection 4.4(b) pursuant to any applicable restrictions under the terms of any Indebtedness of any Foreign Subsidiary that is not a Loan Party and (f) in the case of any Asset Sale, any portion of the proceeds thereof attributable to the Disposition of revenue earning equipment as part of such Asset Sale.

“Net Orderly Liquidation Value”:  the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Rental Equipment that is estimated to be recoverable in an orderly liquidation of such Rental Equipment expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Rental Equipment appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent;

“New Notes”:  the Dollar Senior Notes, the Euro Senior Notes, the Senior Subordinated Notes and the Additional Senior Notes.

“New Notes Indentures” :  the Indentures dated as of the date hereof under which the New Notes are issued, as the same may be amended, supplemented waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“New Notes Offering”:  as defined in the Recitals.

“New York Process Agent”:  as defined in subsection 11.13(b).

“Non-Canadian Affiliate”: an Affiliate or office of a Canadian Facility Lender or Canadian Facility Issuing Lender that is an entity (or office thereof) as shall allow payments by any U.S. Borrower made under this Agreement and any Notes with respect to any Extensions of Credit made to such U.S. Borrower by such entity or office to be made without withholding of any Non-Excluded Taxes.

“Non-Excluded Taxes”:  as defined in subsection 4.11.

“Non-Defaulting Lender”:  Any Lender other than a Defaulting Lender.

“Non BA Lender”: a Lender that cannot or does not as a matter of policy issue Bankers’ Acceptances.

“North American Subsidiaries”: the collective reference to the Canadian Borrowers, the Canadian Subsidiary Guarantors and the Domestic Subsidiaries.

“Notes”:  the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Note.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Other Representatives”:  each of DBSI, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, LBI, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, Merrill, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, LCPI, in its capacity as the Syndication Agent, Merrill, in its capacity as a Documentation Agent, Goldman, Sachs & Co., in its capacity as a joint bookrunning manager, and J.P. Morgan Securities Inc. in its capacity as a joint bookrunning manager each in its capacity as such.

“Parent Borrower”:  as defined in the Preamble hereto.

“Parent Entity”:  any of Holdings and any other Person that is a Subsidiary of Holdings and of which CCMGC is a subsidiary.

“Parent Entity Expenses”:  expenses, taxes and other amounts incurred or payable by any Parent Entity in respect of which the Parent Borrower is permitted to make Restricted Payments pursuant to subsection 8.7.

“Participants”:  as defined in subsection 11.6(c).

“Participating Member State”:  each state so described in any EMU legislation.

“Payment Conditions”:  at any time of determination, means that (a) no Default or Event of Default then exists or would arise as a result of making the subject Specified Payment, (b) Available Loan Commitments are no less than $250,000,000 immediately after giving effect to the making of such Specified Payment, (c) immediately after giving effect to the making of such Specified Payment, the Parent Borrower is in compliance with the covenants set forth in subsections 8.1(a) and 8.1(b) as of the end of the most recently ended four fiscal quarter period after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, whether or not such covenants are otherwise then applicable to the Parent Borrower under such subsections at such time and (d) if the aggregate amount of Specified Payments is greater than $50,000,000 (after giving effect to the then proposed Specified Payment) in the 30-day period preceding (and including) the date of the proposed payment, prior to making the proposed Specified Payment or any further Specified Payments, the Borrowers shall have delivered projections to the Administrative Agent reasonably satisfactory to the Administrative Agent demonstrating that the projected average Available Revolving Credit Commitments on the last day of each fiscal month during the six-month period immediately succeeding any such Specified Payment (as determined in good faith by the Parent Borrower and certified by a Responsible Officer) shall be no less than the amount specified in clause (b) of this definition that is applicable to the type of Specified Payment that is proposed to be made.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”:  common equity securities of CCMGC or any Parent Entity, or other equity securities of CCMGC or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Discretion”:  the commercially reasonable judgment of the Administrative Agent or the Canadian Agent, as applicable, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which such Agent reasonably determines:  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Rental Equipment, Eligible Accounts or Eligible Unbilled Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Rental Equipment, Eligible Accounts or Eligible Unbilled Accounts or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Rental Equipment, Eligible Accounts or Eligible Unbilled Accounts, as well as any of the following:  (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Rental Equipment; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Eligible Rental Equipment, Eligible Accounts or Eligible Unbilled Accounts.

“Permitted Hedging Arrangement”:  as defined in subsection 8.18.

“Permitted Holders”:  (a) any of the Equity Investors, Management Investors, CD&R, Carlyle, MLGP and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R, Carlyle, MLGP or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (c) any limited or general partners of, or other investors in, any CD&R Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle and (d) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of CCMGC or any Parent Entity.

“Permitted Liens”:  as defined in subsection 8.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“PPSA”:  the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Pricing Grid”: with respect to Revolving Credit Loans and Swing Line Loans:

Consolidated Leverage Ratio	Applicable Margin for ABR Rate ABR Loans	Applicable Margin for Canadian Prime Rate ABR Loans	Applicable Margin for Eurocurrency Loans	Applicable Margin for BA Equivalent Loans and B/A Fees
Greater than 5.00:1.00	1.25%	1.25%	2.25%	2.25%
Greater than 4.25:1.00, but less than or equal to 5.00:1.00	1.00%	1.00%	2.00%	2.00%
Greater than 3.50:1.00, but less than or equal to 4.25:1.00	0.75%	0.75%	1.75%	1.75%
Less than or equal to 3.50:1.00	0.50%	0.50%	1.50%	1.50%

Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to subsection 8.1; and

(c) with respect to Commitments:

Utilized Commitment	Applicable Commitment Fee Rate
Equal to or Greater than 50%	0.375%
Less than 50%	0.50%

“Prime Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Pro Forma Date”:  as defined in subsection 5.1(b).

“Pro Forma Financial Statements”:  as defined in subsection 5.1(b).

“Public Facility”:  (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator”:  a Person that grants or has the power to grant a Vehicle Rental Concession.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Subsidiaries (other than Special Purpose Subsidiaries) giving rise to Net Cash Proceeds to the Parent Borrower or such Subsidiary (other than Special Purpose Subsidiaries), as the case may be, in excess of $10,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any of its Subsidiaries (other than Special Purpose Subsidiaries) in respect of such casualty or condemnation.

“Refinance”:  with respect to any then outstanding Indebtedness, the issuance of Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund such theretofore outstanding Indebtedness.

“Refunded Swing Line Loans”:  as defined in subsection 2.4(c).

“Register”:  as defined in subsection 11.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Reinvested Amount”:  with respect to any Asset Sale permitted by subsection 8.6(h) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event), $125,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Parent Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.17 and the other provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Parent Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that (a) if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, subject to the terms of the Intercreditor Agreement, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately (i) deposited in a cash collateral account established at DBNY or DBCB to be held as collateral in favor of the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the applicable Lenders on terms reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent or (ii) used to make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a); provided that, notwithstanding anything in this Agreement to the contrary, (a) no Borrower may request any Extension of Credit under the U.S. Facility Commitments or Canadian Facility Commitments that would reduce the aggregate amount of the Available U.S. Facility Loan Commitments or Available Canadian Facility Loan Commitments, respectively, to an amount that is less than the amount of any such prepayment until such certificate of a Responsible Officer is delivered to the Administrative

Agent and (b) any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 4.4(b).

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by CCMGC or any Parent Entity other than to CCMGC or another Parent Entity), required to be paid by CCMGC or any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, CCMGC or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, CCMGC or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, CCMGC or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to CCMGC or any Parent Entity pursuant to subsection 8.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which CCMGC or any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries.

“Rental Car LKE Account”:   any deposit account (i) maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program and (ii) which holds solely proceeds related to the Rental Car LKE Program.

“Rental Car LKE Program”:  a “like-kind-exchange program” with respect to certain of the Rental Car Vehicles of the Parent Borrower and its Subsidiaries, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a Rental Car LKE Account and used to acquire replacement Rental Car Vehicles and/or repay indebtedness secured by such Rental Car Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Rental Car Revenue Earning Vehicles”:  all passenger Vehicles owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower and are or have been offered for lease or rental by any of the Parent Borrower and its Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Service Vehicles”:  all passenger Vehicles, other than Vehicles that may lawfully be used to transport more than 15 passengers, owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower and are or have been utilized by any of the Parent Borrower and its Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Vehicles”:  all Rental Car Revenue Earning Vehicles and all Rental Car Service Vehicles.

“Rental Equipment”:  all revenue earning equipment, excluding all Rental Car Revenue Earning Vehicles, owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.

“Required Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent at least a majority of Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative

Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Restricted Indebtedness”:  as defined in subsection 8.14.

“Revolving Credit Lender”:  any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”:  each U.S. Facility Revolving Credit Loan and each Canadian Facility Revolving Credit Loan.

“Revolving Credit Note”:  as defined in 2.1(e).

“Rollover Indebtedness”:  Indebtedness which is the subject of the Tender Offers and other existing Indebtedness of the Parent Borrower and its Subsidiaries identified on Schedule F hereto, in each case that remains outstanding after the Closing Date.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this subsection 1.1.

“Sale and Leaseback Transaction”:  as defined in subsection 8.12.

“Schedule I Lender”: a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“Secured Parties”:  the reference to the Canadian Secured Parties, the U.S. Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Seller”:  as defined in the Recitals.

“Senior Subordinated Notes”:  10.500% Senior Subordinated Notes due 2016 of CCMG Acquisition Corporation (to be merged with the Parent Borrower on the date hereof) issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes, as applicable, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Senior Subordinated Notes Indenture”:  the New Notes Indenture governing the Senior Subordinated Notes.

“Senior Term Facility”:  as defined in the Recitals, and as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable, or refinanced or replaced from time to time in accordance with subsection 8.2 to the extent applicable.

“Senior Term Loans”:  as defined in the Recitals, and as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable, or refinanced or replaced from time to time in accordance with subsection 8.2 to the extent applicable.

“Senior Term Loans Credit Agreement”: the “Original Term Credit Agreement” as defined in the Intercreditor Agreement.

“Senior Term Loans Documents”:  the “Loan Documents” as defined in the Senior Term Loans Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable, or replaced from time to time in accordance with subsection 8.2 to the extent applicable.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing Documents”: any documents pursuant to which any Special Purpose Financings (including the U.S. Securitization) are consummated.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Vehicles and/or other Equipment of the Parent Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) hedging obligations, or other obligations relating to Interest Rate Protection Agreements or Permitted Hedging Arrangements entered into by the Parent Borrower or any Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee Obligations in respect of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of acquiring, selling, leasing, financing or refinancing Vehicles and/or Equipment and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the board of directors of the Parent Borrower.

“Specified Equity Contribution”:  any cash equity contribution made to CCMGC or any Parent Entity in exchange for Permitted Cure Securities; provided (a)(i) such cash equity contribution to CCMGC or any Parent Entity and (ii) the contribution of any proceeds therefrom to the Parent Borrower, occur (i) after the Closing Date and (ii) on or prior to the date that is 10 days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution”; (c) in each four fiscal quarter period, there shall exist a period of at least two consecutive quarters in respect of which no Specified Equity Contribution shall have been made and (d) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect compliance with subsection 8.1 hereof.

“Specified Obligations”:  obligations of the Loan Parties under the Loan Documents consisting of (i) the payment of principal of and interest on Loans and (ii) Reimbursement Obligations in respect of Letters of Credit.

“Specified Payment”:  (i) any dividend payment pursuant to subsection 8.7(f), (ii) any Investment pursuant to subsection 8.9(o), (iii) any acquisition pursuant to subsection 8.10(c) and (iv) any payment, repurchase or redemption pursuant to subsection 8.14(a).

“Sponsors”:  as defined in the Recitals hereto.

“Spot Rate of Exchange”:  (i) with respect to Canadian Dollars and any Designated Foreign Currency (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to Canadian Dollars or such Designated Foreign Currency on the Telerate System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in any Designated Foreign Currency or Canadian Dollars (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to subsection 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to subsection 3.5(a), the market spot rate of exchange quoted by the Administrative Agent on the date of such drawing or notice, as applicable.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Stated Amount”:  at any time, as to any Letter of Credit, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is denominated in a Designated Foreign Currency, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”:  each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Supermajority Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing at least 66 2/3% of the sum of the aggregate amount of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Lender”:  DBNY, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form of Exhibit G.

“Swing Line Loans”:  as defined in subsection 2.4(a).

“Swing Line Note”:  as defined in subsection 2.4(b).

“Syndication Agent”:  as defined in the Preamble hereto.

“Syndication Date”:  the date on which the Administrative Agent, in its sole discretion, advises the Parent Borrower that the primary syndication of the Commitments and Loans has been completed.

“Synthetic Purchase Agreement”:  any agreement pursuant to which the Parent Borrower or any of its Subsidiaries is or may become obligated to make any payment (except as otherwise permitted by this Agreement) to any third party (other than CCMGC or any of its Subsidiaries) in connection with the purchase or the notional purchase by such third party or any Affiliate thereof from a Person other than Holdings or any of its Subsidiaries of any Capital Stock of CCMGC or any Parent Entity or any Existing Notes or New Notes; provided that the term “Synthetic Purchase Agreement” shall not be deemed to include (a) any phantom stock, stock appreciation rights, equity purchase or similar plan or arrangement providing for payments only to current or former officers, directors, employees and other members of the management of CCMGC, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing (or to their heirs, successors, assigns, legal representatives or estates), or (b) any agreement evidencing or relating to (i) one or more Guarantee Obligations in connection with Indebtedness incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them of Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases, directly or indirectly, to make capital contributions to, or purchase Capital Stock of, CCMGC, or applies such proceeds to pay Parent Entity Expenses) or CCMGC, or any refinancing, refunding, extension or renewal thereof, or (ii) one or more loans or advances to one or more Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases, directly or indirectly, to make capital contributions to, or purchase Capital Stock of, CCMGC, or applies such proceeds to pay Parent Entity Expenses) or CCMGC) (including in each case under this clause (b), without limitation, any agreement evidencing any right or option to acquire any such stock in connection with payment under any such Guarantee Obligation or in partial or full satisfaction of any such loan or advance).

“Tax Sharing Agreement”:  the Tax Sharing Agreement among Holdings, CCMGC and the Parent Borrower to be entered into on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.14(e).

“Taxes”: as defined in subsection 4.11(a).

“Tender Offer Documents”:  (a) (i) the Offers to Purchase and Consent Solicitation Statement, dated October 17, 2005, (ii) the Consent and Letter of Transmittal, dated October 17, 2005, (iii) the Letter to Clients, dated October 17, 2005, (iv) the Letter to Brokers, Dealers, etc., dated October 17, 2005 and (v) the Indenture Amendments, in each case relating to U.S. Dollar-denominated Existing Notes, in each case as amended, modified or supplemented form time to time and (b) (i) the Offer to Purchase, dated October 17, 2005 and (ii) the Indenture Amendments, in each case relating to Euro-denominated Existing Notes, in each case as amended, modified or supplemented form time to time.

“Tender Offers”:  the offers by the Parent Borrower and/or Hertz Finance Centre plc to purchase (a) the 9.000% Senior Notes due 2009 of the Hertz Corporation, issued under the Indenture between The Hertz Corporation and Manufacturers Hanover Trust Company, as Trustee, dated as of April 1, 1986, (b) the 6.500% Senior Notes due May 15, 2006, the 6.300% Senior Notes due November 15, 2006, the 7.625% Senior Notes due August 15, 2007, the 6.625% Senior Notes due May 15, 2008 and the 6.250% Senior Notes due March 15, 2009 of the Hertz Corporation, in each case issued under the Indenture between The Hertz Corporation and First Fidelity Bank, National Association, as Trustee, dated as of December 1, 1994, (c) the 4.700% Senior Notes due October 2, 2006 and the Floating Rate Senior Notes due August 5, 2008 of The Hertz Corporation, issued under the Indenture between The Hertz Corporation and The Bank of New York, as Trustee, dated as of March 16, 2001 and (d) the Euro MTNs.

“Term Priority Collateral”: as defined in the Intercreditor Agreement.

“Termination Date”:  December 21, 2010.

“Total Canadian Facility Commitment”:  at any time, the sum of the Canadian Facility Commitments of all of the Canadian Lenders at such time.  The original Total Canadian Facility Commitment is $475,000,000.

“Total Commitment”:  at any time, the sum of the Commitments of each of the Lenders at such time.

“Total U.S. Facility Commitment”:  at any time, the sum of the U.S. Facility Commitments of all of the Lenders at such time.  The original Total U.S. Facility Commitment is $1,125,000,000.

“Tranche”:  each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swing Line Loans.

“Transaction Documents”:  (i) the Loan Documents, (ii) the Acquisition Documents, (iii) the Senior Term Loans Documents, (iv) the Equity Financing Documents, (v) the Special Purpose Financing Documents relating to the U.S. Securitization, (vi) the Foreign Fleet Financing Documents relating to the Foreign Fleet Bridge Financing, (vii) the New Notes Indentures and (viii) the Tender Offer Documents.

“Transactions”:  as defined in the Recitals hereto.

“Transferee”:  any Participant or Assignee.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans, Eurocurrency Loans in each of the Designated Currencies and BA Equivalent Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Unfinanced Vehicles”:  as of any date of determination, Rental Car Vehicles that are not pledged as security in respect of any other Indebtedness or obligations of the Parent Borrower or any of its Subsidiaries.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unpaid Drawing”:  any Canadian Borrower Unpaid Drawing and any U.S. Borrower Unpaid Drawing.

“Unscheduled Assumed Indebtedness”:  existing Indebtedness of the Parent Borrower and its Subsidiaries identified on Schedule G, which (i) does not constitute Rollover Indebtedness, (ii) will not be repaid in connection with the Transactions and (iii) has material terms and conditions reasonably satisfactory to the Committed Lenders.

“Unutilized Commitment”:  with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any amounts attributable to Swingline Loans).

“U.S. ABS Initial Purchasers”:  Lehman Brothers, DB, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman and JPMorgan.

 “U.S. Blocked Account”:  as defined in subsection 4.16(c).

“U.S. Borrower Unpaid Drawing”:  drawings on U.S. Facility Letters of Credit that have not been reimbursed by the applicable U.S. Borrower.

“U.S. Borrowers”:  HERC and the Parent Borrower.

“U.S. Borrowing Base”:  as of any date of determination, the result of:

(a)           85% of the amount of Eligible U.S. Accounts, plus

(b)           50% of the amount of Eligible Unbilled U.S. Accounts (not to exceed 50% of the amount calculated under clause (a) above), plus

(c)           the lesser of

(i)            80% times the then extant net book value of the Eligible U.S. Rental Equipment, and

(ii)           80% times the then extant Net Orderly Liquidation Value of Eligible U.S. Rental Equipment, minus

(d)           the amount of all Availability Reserves related to the U.S. Facility.

“U.S. Extender of Credit”:  as defined in subsection 4.11(b).

“U.S. Facility”:  the credit facility available to the U.S. Borrowers hereunder.

“U.S. Facility Commitment”:  with respect to each U.S. Facility Lender, the commitment of such U.S. Facility Lender hereunder to make Extensions of Credit to the U.S. Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“U.S. Facility Commitment Percentage”:  of any U.S. Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such U.S. Facility Credit Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time, provided that if any such determination is to be made after the Total U.S. Facility Commitment (and the related U.S. Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“U.S. Facility Issuing Lender”:  as the context may require, (i) DBNY or (ii) any U.S. Facility Lender, which at the request of HERC or the Parent Borrower and with the consent of the Administrative Agent, agrees, in such U.S. Facility Lender’s sole discretion, to also become a U.S. Facility Issuing Lender for the purpose of issuing U.S. Facility Letters of Credit (including Existing Letters of Credit).

“U.S. Facility L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Facility Letters of Credit (including in the case of outstanding U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under U.S. Facility Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) (including in the case of U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 3.5(a)).

“U.S. Facility L/C Participants”:  the U.S. Facility Lenders.

“U.S. Facility Letters of Credit”:  Letters of Credit (including Existing Letters of Credit) issued by the U.S. Facility Issuing Lender to, or for the account of the U.S. Borrowers, pursuant to subsection 3.1.

“U.S. Facility Lender”:  each Lender which has a U.S. Facility Commitment (without giving effect to any termination of the Total U.S. Facility Commitment if there are any U.S. Facility L/C Obligations) or which has any outstanding U.S. Facility Revolving Credit Loans (or a U.S. Facility Commitment Percentage in any then outstanding U.S. Facility L/C Obligations).  Unless the context otherwise requires, each reference in this Agreement to a U.S. Facility Lender includes each U.S. Facility Lender and shall include references to any Affiliate of any such Lender which is acting as a U.S. Facility Lender.

“U.S. Facility Revolving Credit Loan”:  as provided in subsection 2.1(a).

“U.S. Guarantee and Collateral Agreement”:  the U.S. Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“U.S. Mortgaged Property”:  each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“U.S. Revolving Facility”:  the revolving credit facility available to the U.S. Borrowers hereunder.

“U.S. Secured Parties”:  the “Secured Parties” as defined in the U.S. Guarantee and Collateral Agreement.

“U.S. Securitization”:  as defined in the Recitals.

“U.S. Security Documents”:  the collective reference to each Mortgage related to any U.S. Mortgaged Property, the U.S. Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the U.S. Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“U.S. Subsidiaries Guaranty”:  the guaranty of the obligations of the Borrowers under the Loan Documents provided pursuant to the U.S. Guarantee and Collateral Agreement.

“U.S. Subsidiary Guarantor”:  each Domestic Subsidiary (other than any Special Purpose Subsidiary, any Subsidiary of a Foreign Subsidiary, Navigation Solutions LLC and Hertz Vehicle Sales Corporation) of the Parent Borrower which executes and delivers a U.S. Subsidiary Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof.

“U.S. Tax Compliance Certificate”:  as defined in subsection 4.11(b).

“Utilized Commitment”:  with respect to (i) any Lender at any time, (x) such Lender’s Individual Lender Exposure (excluding any amounts attributable to Swing Line Loans) divided by (y) such Lender’s Commitment and (ii) all Lenders at any time, the sum of each Lender’s Utilized Commitment as determined for each fiscal quarter (and the interim period ending on the Termination Date) by the Administrative Agent.

“Vehicle Rental Concession”:  any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights”:  all of the following:  (a) any Vehicle Rental Concession, (b) any rights of the Parent Borrower or any Subsidiary thereof under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Parent Borrower or any Subsidiary and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Parent Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries,

all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2           Other Definitional Provisions.  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to CCMGC and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS.

2.1           Commitments.

(a)           Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Facility Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers) (each a “U.S. Facility Revolving Credit Loan” and, collectively, the “U.S. Facility Revolving Credit Loans”), which U.S. Facility Revolving Credit Loans:

(i)            shall be denominated in Dollars or in a Designated Foreign Currency;

(ii)           shall, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that (A) except as otherwise specifically provided in subsection 4.9 and subsection 4.10, all U.S. Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, prior to the (1) seventh day following the Closing Date, U.S. Facility Revolving Credit Loans may only be incurred and maintained as ABR Loans and (2) 90th day following the Closing Date (at which time this clause (B) shall no longer be applicable), U.S. Facility Revolving Credit Loans may only be incurred and maintained as, and/or converted into, Eurocurrency Loans to the extent all such outstanding

Eurocurrency Loans, together with all other outstanding Revolving Credit Loans that are maintained as Eurocurrency Loans, are subject to an Interest Period of one month which begins and ends on the same day, with the first such Interest Period to begin on the date that is seven days after the Closing Date;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual U.S. Facility Lender Exposure of such U.S. Facility Lender to exceed the amount of its U.S. Facility Commitment at such time;

(v)           shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Aggregate U.S. Facility Lender Exposure to exceed the Total U.S. Facility Commitment as then in effect or (y) the Aggregate U.S. Facility Lender Exposure to exceed the difference of (I) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (II) the sum of (A) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers plus (B) the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base; and

(vi)          shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent any such U.S. Facility Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available U.S. Facility Loan Commitments.

(b)           Subject to and upon the terms and conditions set forth herein, each Canadian Facility Lender severally agrees to make (including through a Non-Canadian Affiliate in the case of Revolving Credit Loans to the U.S. Borrowers), at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to (i) the Canadian Borrowers (on a joint and several basis as between the Canadian Borrowers with respect to such Revolving Credit Loans made to the Canadian Borrowers) and (ii) the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers with respect to such Revolving Credit Loans made to the U.S. Borrowers) (each of the foregoing, a “Canadian Facility Revolving Credit Loan” and, collectively, the “Canadian Facility Revolving Credit Loans”; which Canadian Facility Revolving Credit Loans:

(i)            in the case of Loans made to the Canadian Borrowers, shall be denominated in Canadian Dollars and in the case of Loans made to the U.S. Borrowers, shall be denominated in U.S. Dollars;

(ii)           shall, in the case of Loans made to the Canadian Borrowers, at the option of the Canadian Borrowers, be incurred and maintained as, and/or converted into, ABR Loans, Bankers’ Acceptances or BA Equivalent Loans and, in the case of Loans made to the U.S. Borrowers, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided in each case that (A) except as otherwise specifically provided in subsection 4.9 and subsection 4.10, all Canadian Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, prior to the (1) seventh day following the Closing Date, Canadian Facility Revolving Credit Loans may only be incurred and maintained as ABR Loans and (2) 90th day following the Closing Date (at which time this clause (B) shall no longer be applicable), Canadian Facility Revolving Credit Loans may only be incurred and maintained as, and/or converted into Bankers’ Acceptances or BA Equivalent Loans, in the case of Loans made to the Canadian Borrowers, or Eurocurrency Loans, in the case of Loans made to the U.S. Borrowers, as applicable, to the extent all such outstanding Bankers’ Acceptances or BA Equivalent Loans, or Eurocurrency Loans, as applicable, together with all other outstanding Canadian Facility Revolving Credit Loans that are maintained as Bankers’ Acceptances or BA Equivalent Loans, or Eurocurrency Loans, as applicable, are subject to an Interest Period of one month which begins and ends on the same day, with the first such Interest Period to begin on the date that is seven days after the Closing Date;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by any Canadian Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Canadian Facility Lender Exposure of such Canadian Facility Lender to exceed the amount of its Canadian Facility Commitment at such time or (y) the Dollar Equivalent of the Aggregate Canadian Facility Lender Exposure to exceed the lesser of (I) the Total Canadian Facility Commitments as then in effect and (II) (A) the difference of (1) the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the sum of (a) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers and (b) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers;

(v)           shall not be made (and shall not be required to be made) by any Canadian Facility Lender (including through any Non-Canadian Affiliate of any Canadian Facility Lender) to the extent any such Canadian Facility Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available Canadian Facility Loan Commitments; and

(vi)          shall not be made (and shall not be required to be made) to any U.S. Borrower to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers to exceed the difference of (x) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (y) the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

(c)           Notwithstanding anything to the contrary in subsections 2.1(a) or (b) or elsewhere in this Agreement, the Administrative Agent and the Canadian Agent, as applicable, shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent and the Canadian Agent, as applicable, in their Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent or the Canadian Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Canadian Priority Payables, Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that the such applicable Agent shall have provided the applicable Borrower at least ten Business Days’ prior written notice of any such establishment; and provided, further, that such Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to such Agent as of the Closing Date.  The amount of any Availability Reserve established by such Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve.  Upon delivery of such notice, such Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the applicable Agent in the exercise of its Permitted Discretion.  In no event shall such notice and opportunity limit the right of the applicable Agent to establish such Availability Reserve, unless such Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.  Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Rental Equipment” or “Eligible Unbilled Accounts” and vice versa, or reserves or criteria deducted in computing the net book value of Eligible Rental Equipment or the Net Orderly Liquidation Value of Eligible Rental Equipment and vice versa.  In addition to the foregoing, the Administrative Agent and the Canadian Agent shall have the right, subject to Section 7.6, to have the Loan Parties’ Rental Equipment reappraised by a qualified appraisal company selected by the Administrative Agent or the Canadian Agent from time to time after the Closing Date for the purpose of re-determining the Net Orderly Liquidation Value of the Eligible Rental Equipment, and, as a result, re-determining the U.S. Borrowing Base or the Canadian Borrowing Base.

(d)           In the event the U.S. Borrowers are, or the Canadian Borrowers are, as applicable, unable to comply with (i) the Borrowing Base limitations set forth in subsections 2.1(a) and/or (b), as the case may be, or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in subsection 6, (x) the U.S. Facility Lenders authorize the Administrative Agent, for the account of the U.S. Facility Lenders, to make U.S. Facility Revolving Credit Loans to the U.S. Borrowers and (y) the Canadian Facility Lenders authorize the Canadian Agent, for the account of the Canadian Facility Lenders, to make Canadian Facility Revolving Credit Loans to the Borrowers, which, in each case, may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent and the Canadian Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).  Neither the Administrative Agent nor the Canadian Agent shall make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) in the case of Agent Advances made to the Canadian Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Canadian Borrowers at such time, would exceed the lesser of (i) 5% of the Total Canadian Facility Commitments as then in effect and (ii) the difference of (1) the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the sum of (a) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers and (b) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers or (II) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian Revolving Credit Loan Commitment at such time, or (B) in the case of Agent Advances made to the U.S. Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (II) when added to the Aggregate U.S. Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), (1) would exceed the Total U.S. Facility Commitment at such time or (2) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to such Agent Advance) would exceed the sum of (a) the Canadian Borrowing Base at such time plus (b) the

U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered).  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent or the Canadian Agent in their respective discretion to the extent the Administrative Agent or the Canadian Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(e)           Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(f)            Notwithstanding anything to the contrary contained herein, Revolving Credit Loans may not be made on the Closing Date in an aggregate principal amount in excess of $900,000,000.

(g)           Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Canadian Borrowers shall not be jointly or jointly and severally liable with the U.S. Borrowers for any liabilities or obligations of the U.S. Borrowers hereunder and (ii) the U.S. Borrowers shall not be jointly or jointly and severally liable with the Canadian Borrowers for any liabilities or obligations of the Canadian Borrowers hereunder.

2.2           Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent or the Canadian Agent, as applicable, irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:30 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in Dollars, Bankers’ Acceptances or BA Equivalent Loans, (b) 9:00 AM, London time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in any Designated Foreign Currency, (c) 12:30 p.m., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially ABR Loans made in any Designated Foreign Currency or (d) 10:00 a.m., New York City time, on the requested Borrowing Date, for ABR Loans made in a currency other than a Designated Foreign Currency) specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor and, if the Eurocurrency Loans in respect of such borrowing are to be made entirely or partly in any Designated Foreign Currency, the Designated Foreign Currency thereof.  Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, in multiples of $1,000,000 (or, if the Commitments then available (as calculated in accordance with subsections 2.1(a) and (b)) are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency, Bankers’ Acceptances and BA Equivalent Loans, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to $5,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$5,000,000) or a whole multiple of $1,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$1,000,000) in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each applicable Revolving Credit Lender thereof.  Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Borrower identified in such notice at the office of the Administrative Agent or the Canadian Agent, as applicable, specified in subsection 11.2 prior to 12:30 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or the Canadian Agent, as applicable, or at such other time as to which the Administrative Agent or the Canadian Agent, as applicable, shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars, Canadian Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent or the Canadian Agent, as applicable.  In relation to Banker’s Acceptances and BA Equivalent Loans, the Administrative Agent or the Canadian Agent, as applicable, shall credit to the applicable Canadian Borrower’s account on the applicable Borrowing Date the BA Proceeds less the applicable BA Fee with respect to each Bankers’ Acceptance purchased and each BA Equivalent Loan advanced by a Lender on that Borrowing Date.  Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent or the Canadian Agent, as applicable, crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent or the Canadian Agent, as applicable, by the Revolving Lenders and in like funds as received by the Administrative Agent or the Canadian Agent, as applicable.

2.3           Termination or Reduction of Commitments.  The Parent Borrower (on behalf of itself and each other Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the U.S. Facility or Canadian Facility Commitments or, from time to time, to reduce the amount of the U.S. Facility or Canadian Facility Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding (including in the case of Revolving Credit Loans then outstanding in any Canadian Dollars or Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4           Swing Line Commitments  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any of the U.S. Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $50,000,000, provided that at no time may the sum of the then outstanding Swing Line Loans, U.S. Facility Revolving Credit Loans (including in the case of U.S. Facility Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof) and L/C Obligations exceed the lesser of (1) the U.S. Facility Commitments then in effect and (2) the difference of (I) the U.S. Borrowing Base then in effect (based on the most recent Borrowing Base Certificate) minus (II) the sum of (A) the unpaid balance of Extensions of Credit made to, or for the account of the U.S. Borrowers and (B) the excess of the unpaid balance of Extensions of Credit made to or for the account of, the Canadian Borrowers over the Canadian Borrowing Base (based on the most recent Borrowing Base Certificate) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date the notice of borrowing of Swing Line Loans is given for purposes of determining compliance with this subsection).  Amounts borrowed by any U.S. Borrower under this subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed.  All Swing Line Loans made to any U.S. Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans.  The Parent Borrower (on behalf of itself or any other Borrower as the case may be) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time, on the requested Borrowing Date specifying (1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan.  The proceeds of the Swing Line Loans will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)           Each of HERC and the Parent Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1.

The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c)           The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes such Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9(f)) each U.S. Facility Lender, including the Swing Line Lender to make a U.S. Facility Revolving Credit Loan as an ABR Loan in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all Swing Line Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of any U.S. Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(d).  Unless the U.S. Facility Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each U.S. Facility Lender hereby agrees to make the proceeds of its U.S. Facility Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in subsection 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the U.S. Facility Commitment of such, or any other, U.S. Facility Lender at such time.  The proceeds of such U.S. Facility Revolving Credit Loans (including without limitation, any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d)           If the U.S. Facility Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each U.S. Facility Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the U.S. Facility Commitments, make a U.S. Facility Revolving Credit Loan as an ABR Loan (which U.S. Facility Revolving Credit Loan shall be deemed a “U.S. Facility Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the U.S. Facility Commitments of the aggregate principal amount of such Swing Line Loans; provided, that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each U.S. Facility Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory

Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such U.S. Facility Lenders to share in such Swing Line Loans ratably based upon their respective U.S. Facility Commitment Percentages, provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Facility Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to U.S. Facility Revolving Credit Loans made as ABR Loans.  Each U.S. Facility Lender will make the proceeds of any U.S. Facility Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the U.S. Facility Commitments expire or terminate and in the currency in which such Swing Line Loans were made.  The proceeds of such U.S. Facility Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the U.S. Facility Commitments.  In the event that the U.S. Facility Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each U.S. Facility Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such U.S. Facility Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)           Whenever, at any time after the Swing Line Lender has received from any U.S. Facility Lender such U.S. Facility Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from HERC or the Parent Borrower or any other Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such U.S. Facility Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Facility Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such U.S. Facility Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)            Each U.S. Facility Lender’s obligation to make the U.S. Facility Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such U.S. Facility Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other U.S. Facility Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such U.S. Facility Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5           Reserved.

2.6           Reserved.

2.7           Reserved.

2.8           Repayment of Loans.  (a)  Each U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of:  (i) each U.S. Facility Lender or each Canadian Facility Lender, as applicable, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such U.S. Borrower, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). Each U.S. Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)           Each Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent (in Canadian Dollars) for the account of each Canadian Facility Lender, the then unpaid principal amount of each Canadian Facility Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Canadian Facility Revolving Credit Loans become due and payable pursuant to Section 9).  Each Canadian Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(c)           Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)           The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans or U.S. Facility Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent and the Canadian Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(e)           The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.9           Increase in Total Commitments.  (a)  So long as no Default or Event of Default exists or would arise therefrom, (i) the Canadian Borrowers shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate of the then outstanding Canadian Facility Commitments by an amount not to exceed in the aggregate (A) $200,000,000 minus (B) the amount of any increases in the Total Commitments pursuant to this subsection 2.9 after the Closing Date and (ii) the U.S. Borrowers shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate of the then outstanding U.S. Facility Commitments by an amount not to exceed in the aggregate (A) $200,000,000 minus (B) the amount of any increases in the Total Commitments pursuant to this subsection 2.9 after the Closing Date.  For avoidance of doubt, the aggregate increase of all Total Commitments obtained by the Borrowers under this subsection 2.9 shall not exceed $200,000,000.  Any such requested increase shall be first made to all applicable existing Lenders on a pro rata basis.  To the extent that such existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Canadian Borrowers or the U.S. Borrowers, as applicable, the Administrative Agent, in consultation with the Parent Borrower, will use its reasonable best efforts to arrange for other Persons to become a Canadian Facility Lender or U.S. Facility Lender, as applicable, hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Canadian Facility Commitment requested by the Canadian Borrowers or the Total U.S. Facility Commitment requested by the U.S. Borrowers and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Canadian Borrowers or the U.S. Borrowers, as applicable, and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of, (X) in the case of the U.S. Facility, the Administrative Agent, the U.S. Facility Issuing Lender and the U.S. Borrowers and (Y) in the case of the Canadian Facility, the Canadian Agent, the Canadian Facility Issuing Lender and the Canadian Borrowers (each such approval not to be unreasonably withheld) and (iii) each Additional Commitment Lender which is a Canadian Facility Lender shall be in compliance with the provisions of subsection 4.15.  Each Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $25,000,000 in excess thereof.

(b)           No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)            The Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents (“Joinder Agreement”) in substantially the form of Exhibit L hereto;

(ii)           The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the Administrative Agent or the Canadian Agent, as applicable, as the applicable Borrowers and such Additional Commitment Lenders shall agree;

(iii)          The applicable Borrowers shall deliver to the Administrative Agent or the Canadian Agent, as applicable, and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, from counsel to the applicable Borrowers reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, and dated such date;

(iv)          A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Commitment Lender, to be in conformity with requirements of subsection 2.1(e) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and

(v)           The applicable Borrowers and Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent or the Canadian Agent, as applicable, may reasonably have requested in order to effectuate the documentation of the foregoing.

(c)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised U.S. Facility Commitments and U.S. Facility Commitment Percentages of the U.S. Facility Lenders or Canadian Facility Commitments and Canadian Facility Commitment Percentages of the Canadian Facility Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.

(d)           In connection with the Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that the Lenders effectively participate in each of the outstanding U.S. Facility or Canadian Facility Revolving Credit Loans, as applicable, pro rata on the basis of their U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages, as applicable (determined after giving effect to any increase in the Canadian Facility Commitments pursuant to this subsection 2.9), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to preceding clause (i).  Without limiting the obligations of the Borrowers provided for in this subsection 2.9, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in subsection 4.12 which the Borrowers would otherwise occur in connection with the implementation of an increase in the U.S. Facility Commitments or the Canadian Facility Commitments.

SECTION 3.    LETTERS OF CREDIT.

3.1           L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit issued by it and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the applicable Borrower on any Business Day during the Commitment Period but in no event later than the 30th day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) (A) aggregate Canadian Facility L/C Obligations shall exceed $50,000,000 or (B) the aggregate Extensions of Credit to the U.S. Borrowers, the Canadian Borrowers or the Borrowers would exceed the applicable limitations set forth in subsection 2.1 (it being understood and agreed that the Administrative Agent or the Canadian Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in Canadian Dollars or any Designated Foreign Currency on the date on which the applicable Borrower has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)), (ii) the L/C Obligations in respect of Letters of Credit would exceed $200,000,000 or (iii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.  Each Letter of Credit shall (i) be denominated in Dollars, Canadian Dollars or any other Designated Foreign Currency requested by the applicable Borrower and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries in the ordinary course of business (a “Commercial L/C”), and (ii) unless otherwise agreed by the Administrative Agent or the Canadian Agent, as applicable, expire no later than the earlier of (A) one year after its date of issuance and (B) the 10th day prior to the Termination Date, in the case of Standby Letters of Credit (subject, if requested by the applicable Borrower and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 10th day prior to the Termination Date), or (A) 180 days after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit.  Each Letter of Credit issued by the U.S. Facility Issuing Lender shall be deemed to constitute a utilization of the U.S. Facility Commitments and each Letter of Credit issued by the Canadian Facility Issuing Lender shall be deemed to constitute a utilization of the Canadian Facility Commitments, and shall be participated in (as more fully described in following subsection 3.4) by the U.S. Facility Lenders or the Canadian Facility Lenders, as applicable, in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages, as applicable.  All Letters of Credit issued under the U.S. Revolving Credit Facility shall be denominated in Dollars or in the respective Designated Foreign Currency requested by the applicable U.S. Borrower and shall be issued for the account of the applicable U.S. Borrower.  All Letters of Credit issued under the Canadian Revolving Credit Facility shall be denominated in Canadian Dollars requested by the applicable Borrower and shall be issued for the account of the applicable Borrower.

(b)           Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.  All Letters of Credit shall be issued on a sight basis only.

(c)           No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letters of Credit.  (a)  The applicable Borrower may from time to time request during the Commitment Period but in no event later than the 30th day prior to the Termination Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent or the Canadian Agent, as applicable, at their respective addresses for notices specified herein, an L/C Request therefor in the form Exhibit K hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Each L/C Request shall specify the Designated Foreign Currency in which the requested Letter of Credit is to be denominated (or specify that the requested Letter of Credit is to be denominated in Dollars or Canadian Dollars in the case of the Canadian Borrowers).  Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the applicable Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.  Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent or the Canadian Agent, as applicable, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify the applicable Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the Administrative Agent or the Canadian Agent, as applicable, shall provide to such Lender copies of such issuance or amendment. With regards to Commercial Letters of Credit, the Issuing Lender shall on the first Business Day of each week provide the Administrative Agent or the Canadian Agent, as applicable, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b)           The making of each request for a Letter of Credit by any Borrower shall be deemed to be a representation and warranty by the Parent Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1.  Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Lender’s usual and customary practices.

3.3           Fees, Commissions and Other Charges.  (a)  Each Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Revolving Credit Loans calculated on the basis of a 360 day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages.  Each Borrower shall pay to the relevant Issuing Lender a fee equal to 1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars (or Canadian Dollars, in the case of Canadian Borrowers), notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency.  In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange.

(b)           In addition to the foregoing commissions and fees, each Borrower agrees to pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)           The Administrative Agent and the Canadian Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable L/C Participants all commissions and fees received by such Agent for their respective accounts pursuant to this subsection 3.3.

3.4           L/C Participations.  (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. Facility L/C Participant or Canadian Facility L/C Participant, as applicable, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s U. S. Facility Revolving Credit Loan Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Lender’s obligations and rights under each Letter of Credit issued or continued hereunder, the amount of each draft paid by such Issuing Lender thereunder and the obligations of the applicable Borrowers under this Agreement with respect thereto (although L/C Fees and related commissions shall be payable directly to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Issuing Lender and L/C Participants, as provided in subsection 3.3 and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto.  Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to such Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a L/C denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with subsection 3.5(a)) at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.  All calculations of an L/C Participants’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)           If any amount required to be paid by any L/C Participant to an Issuing Lender on demand by such Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate (or, in the case of a Canadian Facility Lender, the interbank rate customarily charged by the Canadian Agent) during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Canadian Dollars or Designated Foreign Currencies) calculated from such due date at the rate per annum applicable to Revolving Credit Loans maintained as ABR Loans accruing interest at the ABR Rate hereunder.  A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise such Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5           Reimbursement Obligation of the Borrowers.  (a)  Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by such Borrower of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, in the event that such payment is not made to such Issuing Lender within three Business Days of the date of receipt by such Borrower of such notice, upon notice by such Issuing Lender to such Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, on the date on which such Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.  Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this subsection 3.5(a) shall be conclusive and binding upon each Borrower and the applicable Revolving Credit Lenders in the absence of manifest error; provided that upon the request of a Borrower or any Revolving Credit Lender, the applicable Issuing Lender shall provide to such Borrower or Revolving Credit Lender a certificate including reasonably detailed information as to the calculation of such conversion.

(b)           Interest shall be payable on any and all amounts remaining unpaid (taking the Dollar Equivalent of any amounts denominated in Canadian Dollars or any Designated Foreign Currency, as determined by the Administrative Agent or the Canadian Agent, as applicable) by the Borrowers under this subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6           Obligations Absolute.  (a)  Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which such Borrower may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

(b)           Each Borrower and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, and such Borrower’s Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

(c)           Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)           Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of any Issuing Lender or L/C Participant to any Borrower.

3.7           L/C Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof.  The responsibility of an Issuing Lender to such Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of any Issuing Lender, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

3.8           L/C Request.  To the extent that any provision of any L/C Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9           Additional Issuing Lenders.  Any Borrower may, at any time and from time to time with the consent of the Administrative Agent or the Canadian Agent, as applicable, (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Canadian Lenders or U.S. Facility Lenders, as applicable, to act as an issuing lender under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this subsection 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

SECTION 4.    GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.

4.1           Interest Rates and Payment Dates.  (a)  Each (i) Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day and (ii) BA Equivalent Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the BA Rate, plus the Applicable Margin for BA Equivalent Loans.

(b)           Each ABR Loan (other than a Canadian Facility Revolving Credit Loan made to a Canadian Borrower) shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day and each ABR Loan that is a Canadian Facility Revolving Credit Loan made to a Canadian Borrower shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)           If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for ABR Loans that are Revolving Credit Loans accruing interest at the ABR Rate (or the Canadian Prime Rate in the case of Canadian Facility Revolving Credit Loans made to a Canadian Borrower) plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e)           It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f)            Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of their obligations pursuant to this Agreement and the other Credit Documents shall be governed by the laws of any province of Canada or the federal laws of Canada:

(i)            whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is, for the purposes of the Interest Act (Canada) and disclosure thereunder, equivalent to the applicable rate based on a year of 360 days multiplied by the actual number of days in the applicable calendar year in which such rate is to be ascertained and divided by 360;

(ii)           if any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrowers to make any payment of interest or other amount payable to any of the Administrative Agent, the Canadian Agent or any Lender under this Agreement or any other Loan Document in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any of the Administrative Agent, the Canadian Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent, the Canadian Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) firstly, by reducing the amount or rate of interest required to be paid to the Administrative Agent, the Canadian Agent or any Lender under this subsection 4.1, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent, the Canadian Agent or any Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent, the Canadian Agent or any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Canadian Borrowers shall be entitled, by notice in writing to the applicable Administrative Agent, Canadian Agent or Lender, to obtain reimbursement from such party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable Administrative Agent, Canadian Agent or Lender to the Canadian Borrowers. Any amount or rate of interest referred to in this subsection 4.1(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Agent shall be conclusive for the purposes of such determination; and

(iii)          all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document.  The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

4.2           Conversion and Continuation Options.  (a)  The applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from (i) Eurocurrency Loans made or outstanding in Dollars to ABR Loans, (ii) Bankers’ Acceptances to ABR Loans, or (iii) BA Equivalent Loans to ABR Loans by giving the Administrative Agent or the Canadian Agent, as applicable, at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers may elect from time to time to convert outstanding Revolving Credit Loans made or outstanding in Dollars from (i) ABR Loans to Eurocurrency Loans outstanding in Dollars or (ii) in the case of Canadian Facility Revolving Credit Loans made to a Canadian Borrower, from ABR Loans to BA Equivalent Loans or Bankers’ Acceptances, by giving the Administrative Agent or the Canadian Agent, as applicable, at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans shall specify the length of the initial

Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars or Bankers’ Acceptances or BA Equivalent Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan or Bankers’ Acceptances or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the applicable Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan or BA Equivalent Loan after the date that is one month prior to the Termination Date.

(b)           Any Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrowers giving notice to the Administrative Agent or the Canadian Agent, as applicable, of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent or the Canadian Agent, as applicable, has given notice to the applicable Borrower that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date, and provided, further, that (A) in the case of Eurocurrency Loans made or outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans, if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) in case of Eurocurrency Loans made or outstanding in any Designated Foreign Currency, if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent.  Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, the Dollar Equivalent of the aggregate principal amount of the Eurocurrency Loans outstanding in any Designated Foreign Currency, Bankers’ Acceptances and BA Equivalent Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4           Optional and Mandatory Prepayments.  (a)  Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of Eurocurrency Loans outstanding in Dollars or any Designated Foreign Currency, Bankers’ Acceptances or BA Equivalent Loans and Reimbursement Obligations outstanding in any Designated Foreign Currency), at least one Business Day’s irrevocable notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of (x) ABR Loans other than Swing Line Loans and (y) Reimbursement Obligations outstanding in Dollars or Canadian Dollars) or same-day irrevocable notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of Swing Line Loans).  Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon the receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 the Revolving Credit Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptances or L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this subsection 4.4(a) in respect to any Loan denominated in Canadian Dollars or a Designated Foreign Currency shall be made on a Dollar Equivalent basis.  Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1,000,000 (or, in the case of (i) partial prepayments made by the Canadian Borrowers, Cdn$1,000,000 and (ii) Eurocurrency Loans outstanding in any Designated Foreign Currency, the Dollar Equivalent of an aggregate principal amount of at least approximately $1,000,000), provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)           If on or after the Closing Date (i) the Parent Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2, except as otherwise specified in subsection 8.2) pursuant to a public offering or private placement or otherwise, (ii) the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) shall make an Asset Sale pursuant to subsection 8.6(h), (iii) a Recovery Event occurs or (iv) the Parent Borrower or any of its Subsidiaries shall enter into a Sale and Leaseback Transaction, then, in each case, to the extent that and for so long as Available Loan Commitments are less than $250,000,000 immediately after giving effect to such incurrence of Indebtedness, Asset Sale, Recovery Event or Sale and Leaseback Transaction, the Borrowers shall prepay, in accordance with subsection 4.4(e), the Loans and cash collateralize the Bankers’ Acceptances and the L/C Obligations in an amount equal to the lesser of:  (A) (x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof; (y) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts; and (z) in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds thereof and (B) the amount of such prepayments required in order for Available Loan Commitments to be $250,000,000 or more, in each case with such prepayment to be made on the Business Day following the date of receipt of any such Net Cash Proceeds except that, in the case of clause (y), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in subsection 1.1 and the Parent Borrower has not elected to reinvest such proceeds (or portion thereof, as the case may be), such prepayment to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Parent Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition).  Nothing in this paragraph (b) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(c)           (i)            On any day (other than during an Agent Advance Period) on which the Aggregate U.S. Facility Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian Facility Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and, if required, U.S. Facility Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations with respect to the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian Facility Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall pay to the Administrative Agent or the Canadian Agent, as applicable, at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(ii)           Without duplication of any mandatory prepayment required under subsection 4.4(c)(i) above, on any day (other than during an Agent Advance Period) on which the Aggregate Canadian Facility Revolving Credit Exposure with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian

Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, the Canadian Borrowers shall prepay on such day the principal of Canadian Facility Revolving Credit Loans made to them in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the aggregate amount of the Canadian Facility L/C Obligations with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, the Canadian Borrowers shall pay to the Canadian Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the applicable Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(iii)          On any day on which the Aggregate U.S. Facility Lender Exposure exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall prepay on such day the principal of U.S. Facility Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the U.S. Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the applicable Issuing Lenders and the U.S. Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(iv)          On any day on which the Dollar Equivalent of the Aggregate Canadian Facility Revolving Credit Exposure exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall prepay on such day the principal of Canadian Facility Revolving Credit Loans, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the Dollar Equivalent of the aggregate amount of the Canadian Facility L/C Obligations exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall pay to the Canadian Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers or the U.S. Borrowers, as applicable, to the applicable Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(d)           The U.S. Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(e)           Prepayments pursuant to subsections 4.4(b) and 4.4(c) shall be applied, first, to prepay Swing Line Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptance or L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(f)            Reserved.

(g)           For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsections 4.4(b) or 4.4(c).

(h)           Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(a), 4.4(b) or 4.4(c) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans with the Administrative Agent or the Canadian Agent, as applicable (which deposit must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Loan Commitments to an amount that is less than the amount of such prepayment until the related portion of such

Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as the case may be, have or has been prepaid.

4.5           Commitment Fees; Administrative Agent’s Fee; Other Fees.  (a)  Each U.S. Borrower agrees to pay to the Administrative Agent, for the account of each U.S. Facility Lender, and each Canadian Borrower agrees to the Canadian Agent, for the account of each Canadian Facility Lender, a commitment fee for the period from and including the first day of the Revolving Credit Loan Commitment Period to the Termination Date, computed at the applicable Commitment Fee Rate on the average daily amount of the Unutilized Revolving Credit Loan Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Loan Commitments shall terminate as provided herein, commencing on December 31, 2005.

(b)           Each Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Holdings, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6           Computation of Interest and Fees.  (a)  Interest (other than interest based on the Prime Rate, Canadian Prime Rate or BA Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate, Canadian Prime Rate or BA Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) day year for the actual days elapsed.  The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent or the Canadian Agent, as applicable, pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent or the Canadian Agent, as applicable, shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent or the Canadian Agent, as applicable, in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate or the Canadian Prime Rate.

(c)           Bankers’ Acceptances.

(i)            Term.  Each Bankers’ Acceptance shall have a term of 1, 2, 3, or 6 months (or such other periods as the Administrative Agent or the Canadian Agent, as applicable, and the Canadian Borrowers may agree from time to time), subject to availability.  No term of any Bankers’ Acceptance shall extend beyond the Termination Date.

(ii)           BA Rate. On each Borrowing Date or other date on which Bankers’ Acceptances are to be accepted, the Administrative Agent or the Canadian Agent shall advise the applicable Canadian Borrowers as to such Agent’s determination of the applicable BA Rate for the Bankers’ Acceptances to be accepted.

(iii)          Purchase. Upon acceptance of a Bankers’ Acceptance by a Canadian Lender, such Canadian Lender shall purchase, or arrange the purchase of, such Bankers’ Acceptance at the applicable BA Rate. The Lender shall provide to the Canadian Agent’s account for payments of the BA Proceeds less the BA Fee payable by the applicable Canadian Borrower with respect to the Bankers’ Acceptance.

(iv)          Sale.  Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(v)           Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate the availment of the Canadian Facility by Bankers’ Acceptances, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As.  In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Lender shall bind the applicable Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower.  Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender.  No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Canadian Lender or its officers, employees, agents or representatives.  Each Canadian Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Canadian Lender agrees to provide such records to any Canadian Borrower at such Canadian Borrower’s expense upon request.

(vi)          Execution.  Drafts drawn by any Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the applicable Canadian Borrower or by its attorneys.  Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Canadian Borrower.

(vii)         Issuance.  The Administrative Agent or Canadian Agent, as applicable, promptly following receipt of a notice of a Borrowing, conversion or continuation by way of Bankers’ Acceptances, shall advise the Canadian Lenders of the notice and shall advise each Canadian Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable term (which shall be identical for all Canadian Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent or Canadian Agent by reference to that Canadian Lender’s Canadian Facility Commitment Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be Cdn$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent or the Canadian Agent in its sole discretion to Cdn$1000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Lender shall have aggregate outstanding Canadian Facility Revolving Credit Loans in excess of its Canadian Facility Commitment.

(viii)        Rollover.  At or before 10:00 A.M. two (2) Business Days before the maturity date of any Bankers’ Acceptances, the applicable Canadian Borrower shall give to the Administrative Agent or Canadian Agent, as applicable, written notice which notice shall specify either that the applicable Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the applicable Canadian Borrower intends to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances.  If the applicable Canadian Borrower fails to provide such notice to the Administrative Agent or the Canadian Agent or fails to repay the maturing Bankers’ Acceptances, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the applicable Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into an ABR Loan in an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances.  Otherwise, the applicable Canadian Borrower shall provide payment to the Administrative Agent or Canadian Agent, as applicable, on behalf of the Canadian Lenders of an amount equal to the aggregate face amount of the Bankers’ Acceptances issued by the applicable Canadian Lenders on their maturity date.

(ix)           Waiver of Presentment and Other Conditions. Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues such Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, the applicable Canadian Borrower shall pay to the Canadian Lender that has accepted such B/A the full face amount of such B/A and after such payment, the applicable Canadian Borrower shall have no further liability in respect of such B/A and the Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(x)            BA Equivalent Loans by Non BA Lenders. Whenever a Canadian Borrower requests a Revolving Credit Loan by way of Bankers’ Acceptance, each Lender which is not a Schedule I Lender and each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to the Non BA Lender’s Canadian Facility Commitment Percentage.

(xi)           Terms Applicable to Discount Notes.  As set out in the definition of Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(A)                              the term of a Discount Note shall be the same as the term for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Revolving Credit Loan;

(B)                                an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the BA Fee in respect of a Bankers’ Acceptance; and

(C)                                the BA Rate applicable to a Discount Note shall be the BA Rate applicable to Bankers’ Acceptances accepted by a Lender other than Schedule I Lender on the same Borrowing Date or other date, as the case may be, in respect of the same Revolving Credit Loan.

(xii)          Depository Bills and Notes Act (Canada).  At the option of any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted by that Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository

Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 4.6.

4.7           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or the BA Rate (the “Affected BA Rate”) with respect to any Bankers’ Acceptance or BA Equivalent Loans (in either case, the “Affected Rate”) for such Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate or the Affected BA Rate, as applicable, requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by subsection 4.2), (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by subsection 4.2) and (c) any outstanding Eurocurrency Loans, Bankers’ Acceptances or, BA Equivalent Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the applicable Revolving Credit Lenders the Commitment Percentage of which aggregate greater than 50% of such U.S. Facility Revolving Credit Loans or Canadian Facility Revolving Credit Loans, as applicable, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Parent Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the Revolving Credit Lenders, such Revolving Credit Lender’s cost of funding such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as reasonably determined by such Revolving Credit Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan, the applicable Borrower shall pay to each of the applicable Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate.

4.8           Pro Rata Treatment and Payments.  (a)  Each borrowing of U.S. Facility or Canadian Facility Revolving Credit Loans, as applicable, (other than Swing Line Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the U.S. Facility or Canadian Facility Commitments, as applicable, hereunder shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, and any reduction of the U.S. Facility or Canadian Facility Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, pro rata according to the U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the applicable Lenders.  Each payment (including each prepayment) by any of the applicable Borrowers on account of principal of and interest on any U.S. Facility or Canadian Facility Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders.  All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s or the Canadian Agent’s, as applicable, office specified in subsection 11.2, in Dollars or Canadian Dollars, as applicable, or, in the case of Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars, Canadian Dollars or any Designated Foreign Currency, in immediately available funds.  Payments received by the Administrative Agent or Canadian Agent, as applicable, after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent or the Canadian Agent, as applicable, shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent or the Canadian Agent, as applicable, shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Unless the Administrative Agent or the Canadian Agent, as the case may be, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent or the Canadian Agent, as the case may be, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Agent, as the case may be, on demand, such amount with interest thereon at a rate equal to (i) in the case of Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, or (ii) in the case of Loans to be made in Dollars or Canadian Dollars, the daily average Federal Funds Effective Rate or the rate customary for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent or the Canadian Agent, as the case may be, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent or the Canadian Agent, as the case may be.  A certificate of the Administrative Agent or the Canadian Agent, as the case may be, submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days of such Borrowing Date, (x) the applicable Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent or the Canadian Agent, as the case may be, and such Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of Loans to be made in Dollars or Canadian Dollars, ABR Loans hereunder or, in the case of Loans to be made in any Designated Foreign Currency, the rate per annum applicable to such Loans pursuant to subsection 4.1, in either case on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1 and/or (ii) take any action permitted by the following subsection 4.8(c).

(c)           Notwithstanding anything contained in this Agreement:

(i)            If at any time a Revolving Credit Lender shall not make a Revolving Credit Loan required to be made by it hereunder (any such Lender, a “Defaulting Lender”), the Parent Borrower shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of such Defaulting Lender.  In such event, the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii)           In determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)          If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make such Defaulted Loan.  In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Credit Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Credit Loans as the Administrative Agent may reasonably determine.

(iv)          If, with respect to any Defaulting Lender, which for the purposes of this subsection 4.8(c)(iv), shall include any Revolving Credit Lender that has taken any action or become the subject of any action or proceeding of a type described in subsection 9(f), any Borrower shall be required to pay any amount under any Loan Document to or for the account of such Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent, or the Canadian Agent, as applicable, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent or the Canadian Agent, as applicable, to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent or the Canadian Agent, as applicable, in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Credit Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

4.9           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent and the Canadian Agent (in the case of Bankers’ Acceptances or BA Equivalent Loans) (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 (whether because such Loans are denominated in a Designated Foreign Currency or otherwise) shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law).  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10         Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or any Eurocurrency Loans, Bankers’ Acceptances or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate or BA Rate, as the case may be, hereunder; or

(iii)          shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans, Bankers’ Acceptances and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by subsection 4.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Notwithstanding anything to the contrary this subsection 4.10, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

4.11         Taxes.  (a)  Except as provided below in this subsection or as required by law, all payments made by each of the Borrowers and the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by any Borrower or any Agent to the Administrative Agent, the Canadian Agent or any Lender hereunder or under any Notes, the amounts payable by such Borrower shall be increased to the extent necessary to yield to the Administrative Agent, the Canadian Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower or any Agent to, or for the account of, any such Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this subsection or subsection 4.15 hereof or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a “Change in Law”) or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law.  Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the Administrative Agent or the Canadian Agent, as applicable, for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any of the Borrowers fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Canadian Agent, as applicable, the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Canadian Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Canadian Agent or any Lender as a result of any such failure.  The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Agent (other than the Canadian Agent and the Canadian Collateral Agent), and each Lender that stands ready to make, makes or holds any Extension of Credit to any U.S. Borrower (a “U.S. Extender of Credit”), in each case that is not incorporated under the laws of the United States of America or a state thereof shall:

(X)          (i)            on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the U.S. Borrowers and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of DBNY, also deliver two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the U.S. Borrowers to be treated as a U.S. person with respect to such payments (and the U.S. Borrowers and DBNY agree to so treat DBNY as a U.S. person with respect to such payments), with the effect that the U.S. Borrowers can make payments to DBNY without deduction or withholding of any Taxes imposed by the United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)           deliver to the U.S. Borrowers and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the U.S. Borrowers; and

(iii)          obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any U.S. Borrower or the Administrative Agent; or

(Y)           in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i)            represent to the U.S. Borrowers and the Administrative Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii)           deliver to the U.S. Borrowers on or before the date of any payment by any of the U.S. Borrowers, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this

Agreement and any Notes (and shall also deliver to the U.S. Borrowers and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any U.S. Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

(Z)           in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i)            on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Lender, deliver to the U.S. Borrowers and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the U.S. Borrowers and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. Withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)          with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the U.S. Borrower and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)           with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the U.S. Borrowers and the Administrative Agent that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)           deliver to the U.S. Borrowers and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any U.S. Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)           Each Agent and each U.S. Extender of Credit, in each case that is organized under the laws of the United States of America or a state thereof, shall on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or U.S. Extender of Credit, deliver to the U.S. Borrowers and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Agent or U.S. Extender of Credit is a United States Person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) and that such Agent or U.S. Extender of Credit is entitled to a complete exemption from United States backup withholding tax.

4.12         Indemnity.  Each U.S. Borrower agrees to indemnify each U.S. Facility Lender and each Canadian Facility Revolving Lender, as applicable, in respect of Extensions of Credit made, or requested to be made, to the U.S. Borrowers, and each Canadian Borrower agrees to indemnify each Canadian Facility Lender in respect of Extensions of Credit made, or requested to be made, to the Canadian Borrowers, and, in each case, to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts.  (a)  Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)           If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)           If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the applicable Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)           If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty.  In the case of the substitution of a Lender, HERC, the Parent Borrower (and any other applicable Borrower), the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected

Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 4.13) prior to such substitution or prepayment.

(e)           If any Agent or any Lender receives a refund directly attributable to taxes for which any of the Borrowers has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)            The obligations of any Agent, Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14         Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments.  (a)  In addition to the provisions set forth in subsection 4.4(c), HERC and the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of (A) preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to subsection 2.1(a) and (b) and of (B) promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Commitments then in effect.

(b)           The (i) Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the U.S. Facility Lenders (in each case, including the Swing Line Lender) and (ii) Canadian Agent will calculate the Aggregate Outstanding Credit with respect to the Canadian Facility Lenders, in each case, from time to time, and in any event not less frequently than once during each calendar week.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans, from the Issuing Lenders in respect of outstanding L/C Obligations and from the Canadian Agent in respect of the Aggregate Outstanding Credit with respect to the Canadian Facility Lenders.

4.15         Canadian Facility Lenders.  The Canadian Agent, the Canadian Collateral Agent and any Lender that holds any commitment or makes or holds any Extension of Credit to any Canadian Borrower (such Lender, a “Canadian Extender of Credit”) will at all times be a Canadian Resident.  To the extent legally entitled to do so, the Canadian Agent, the Canadian Collateral Agent and each Canadian Extender of Credit shall, upon written request by any Borrower, deliver to such Borrower or the applicable governmental or taxing authority, any form or certificate required in order that any payment by any Borrower under this Agreement or any Notes to, or for the account of, such Person may be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes, provided that in determining the reasonableness of such a request such Person shall be entitled to consider the cost (to the extent unreimbursed by a Borrower) which would be imposed on such Person of complying with such request.

(b)           A Canadian Facility Lender may change its Affiliate acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Agent (with the consent of the Administrative Agent and the Canadian Agent and each Canadian Issuing Lender and the Canadian Borrowers), where the respective assignee represents and warrants that it is an Affiliate of the respective Canadian Facility Lender and represents and warrants that it is a Canadian Resident and will act directly as a Canadian Lender with respect to the Canadian Facility Commitment of the respective Canadian Facility Lender.

(c)           Each Non-Canadian Affiliate will at all times comply with the provisions of subsection 4.11(b) or 4.11(c), as applicable.

4.16         Cash Receipts.  (a)  Annexed hereto as Schedule 4.16(a), as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs that are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)           Annexed hereto as Schedule 4.16(b), as the same may be modified from time to time by notice to the Administrative Agent, is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales of goods or services by such Loan Party.

(c)           Each Loan Party shall (i) deliver to the Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Agent, notifications in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors, in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be (each, a “Credit Card Notification”), (ii) deliver to the Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Agent, notifications executed on behalf of the Borrowers to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, of the Administrative Agent’s (or, in the case of any Loan Party that is a Canadian Loan Party, the Canadian Agent’s) interest in such DDA (each, a “DDA Notification”), (iii) instruct each depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent or the Canadian Agent, as the case may be, (iv) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent or the Canadian

Agent, as the case may be, with the Administrative Agent or the Canadian Agent, as the case may be, and any bank with which such Loan Party maintains a concentration account into which the DDAs and proceeds released from the HERC LKE Account and the Rental Car LKE Account are swept (each such account of a Loan Party other than a Canadian Loan Party, a “U.S. Blocked Account”, each such account of a Canadian Loan Party, a “Canadian Blocked Account” and all such accounts, collectively, the “Blocked Accounts”), covering each such concentration account maintained with such bank (other than any HERC LKE Account or Rental Car LKE Account), which concentration accounts as of the Closing Date are listed on Schedule 4.16(c) annexed hereto and (v) instruct all Account Debtors of the Parent Borrower and its Domestic and Canadian Subsidiaries to remit all payments of all Accounts of such Account Debtor to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or concentration account, which remittances shall be collected by the applicable bank (each, a “Collection Bank”) and deposited in the applicable DDA or concentration account.  All amounts received by the Parent Borrower, any of its Domestic or Canadian Subsidiaries (including HERC) and any Collection Bank in respect of any Account, in addition to all other cash received from any other source, shall upon receipt be deposited into a DDA or concentration account.  Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

(d)           Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event or Default or a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the obligations hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each U.S. Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such U.S. Blocked Account is maintained to an account maintained by the Administrative Agent at DBNY (the “DBNY Account”) and of each Canadian Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such Canadian Blocked Account is maintained to an account maintained by the Canadian Agent at DBCB (the “DBCB Account”).  Each Loan Party agrees that it will not cause any credit card proceeds or proceeds of any Blocked Account to be otherwise redirected.

(e)           (i)  All collected amounts received in the DBNY Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to subsections 4.4(b) or (y) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent, and, to the extent allocable to Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. Facility Revolving Credit Loans advanced by the Administrative Agent and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers by the Canadian Agent on behalf of the applicable Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each

U.S. Issuing Lender under any of the Loan Documents and to repay all outstanding U.S. Borrower Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and all accrued and unpaid Fees actually due and payable to the Administrative Agent and the Canadian Agent, the U.S. Issuing Lenders and the Revolving Credit Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers (whether or not then due and payable), (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under this Agreement and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under any of the Loan Documents.

(ii)  All collected amounts held in the DBCB Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Canadian Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to subsection 4.4(b) or (y) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable by the Canadian Borrowers to the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers by the Canadian Agent on behalf of the Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable by the Canadian Borrower to each Canadian Issuing Lender under any of the Loan Documents and to repay all outstanding Canadian Borrower Unpaid Drawings and interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the Canadian Borrowers and all accrued and unpaid Fees actually due and payable by the Canadian Borrowers to the Canadian Agent, the Canadian Issuing Lenders and the Canadian Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian Facility Revolving Credit Loans made to the Canadian Borrowers (whether or not then due and payable), (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Canadian Collateral Agent and the Canadian Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Canadian Collateral Agent and the Canadian Lenders under any of the other Loan Documents.

(f)            If, at any time after the occurrence and during the continuance of an Event of Default or a Dominion Event as to which the Administrative Agent has notified the Borrower, any cash or cash equivalents owned by any Loan Party (other than (i) de minimis cash or cash equivalents from time to time inadvertently misapplied by any Loan Party, (ii) funds in any HERC LKE Account, any Rental Car LKE Account or any DDA the amounts in which are solely swept into any HERC LKE Account or Rental Car LKE Account and (iii) any funds which are held by Hertz Claim Management Corporation or any of its Subsidiaries on behalf of any customer in the ordinary course of business) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent or the Canadian Agent, as the case may be, shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to caused all future deposits to be made to a Blocked Account.

(g)           The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Administrative Agent or the Canadian Agent, as the case may be, of a DDA Notification or Blocked Account Agreement consistent with the provisions of this subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be.  Unless consented to in writing by the Administrative Agent or the Canadian Agent, as the case may be, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 4.16(b) unless contemporaneously therewith a Credit Card Notification is executed and a copy thereof is delivered to the Administrative Agent or the Canadian Agent, as the case may be.

(h)           (i)            The DBNY Account shall at all times be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the U.S. Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the DBNY Account, (y) the funds on deposit in the DBNY Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties (other than the Canadian Loan Parties) hereunder and under the other Loan Documents, and (z) the funds on deposit in the DBNY Account shall be applied as provided in this Agreement and the Intercreditor Agreement.  In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the DBNY Account pursuant to subsection 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the DBNY Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(ii)           The DBCB Account shall at all times be under the sole dominion and control of the Canadian Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Canadian Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the DBCB Account, (y) the funds on deposit in the DBCB Account shall at all times continue to be collateral security for all of the obligations of the Canadian Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the DBCB Account shall be applied as provided in this Agreement and the Intercreditor Agreement.  In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the DBCB Account pursuant to subsection 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Canadian Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the DBCB Account or dealt with in such other fashion as such Loan Party may be instructed by the Canadian Agent.

(i)            So long as (i) no Event of Default has occurred and is continuing, and (ii) no Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(j)            Any amounts held or received in the DBNY Account or the DBCB Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the obligations hereunder and under the other Loan Documents have been satisfied or (y) all Events of Default and Dominion Events have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement), be remitted to the operating account of the applicable Borrower.

(k)           Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 4.16 during the initial thirty (30) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is thirty (30) days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

SECTION 5.    REPRESENTATIONS AND WARRANTIES.  To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, each of the Parent Borrower and HERC, in each case with respect only to itself and its Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1           Financial Condition.  (a)  The audited consolidated balance sheets of Hertz and its consolidated Subsidiaries as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Parent Borrower and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).  During the period from December 31, 2004 to and including the Closing Date, except as provided in the Acquisition Agreement and in connection with the consummation of the Transactions, there has been no sale, transfer or other disposition by the Parent Borrower and its consolidated Subsidiaries of any material part of the business or property of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b)           The pro forma balance sheet and statements of operations of the Parent Borrower and its consolidated Subsidiaries (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Parent Borrower and its consolidated Subsidiaries as of December 31, 2004 (the “Pro Forma Date”), adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on January 1, 2004 for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

5.2           No Change; Solvent.  Since June 30, 2005, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except in connection with the Transactions or as otherwise permitted under this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) in clause (a) above, each Borrower is Solvent.

5.3           Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) filings pursuant to the Financial Administration Act (Canada) in respect of accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against CCMGC or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default.  Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens.  Each of the Parent Borrower and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3.  Except for the Excluded Properties, the Insured Fee Properties as listed on Part I(a) of Schedule 5.8 and the Mortgaged Fee Properties as listed on Part I(b) of Schedule 5.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date.

5.9           Intellectual Property.  The Parent Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States and foreign(1) patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions.  Neither the Parent Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable

(1)  We will require perfection only in the U.S. and Canada.

to the Parent Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11         Taxes.  To the knowledge of the Parent Borrower, each of CCMGC, the Parent Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of CCMGC, the Parent Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

5.12         Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13         ERISA.  (a)  During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (h) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)           With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b)

failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Parent Borrower or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (d) any Lien on the property of the Parent Borrower or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (e) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities; (f) any facts that, to the best knowledge of the Parent Borrower or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14         Collateral.  (a)  Upon execution and delivery thereof by the parties thereto, the U.S. Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the ratable benefit of the U.S. Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the U.S. Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the U.S. Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the U.S. Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

(b)           Upon execution and delivery thereof by the parties thereto, the Canadian Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Canadian Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When the actions specified in Schedule 3 to the Canadian Guarantee and Collateral Agreement have been duly taken the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

5.15         Investment Company Act; Other Regulations.  None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16         Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of CCMGC at the Closing Date (after giving effect to the Transactions), the jurisdiction of their incorporation and the direct or indirect ownership interest of CCMGC therein.

5.17         Purpose of Loans.  The proceeds of Revolving Credit Loans and Swing Line Loans shall be used by the Borrowers to finance the working capital and business requirements of, and for general corporate purposes of, the Parent Borrower and its Subsidiaries; provided that after giving effect to the Borrowings hereunder on the Closing Date, the Available Loan Commitments shall not be less than $500,000,000.

5.18         Environmental Matters.  Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           The Parent Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Subsidiaries that is part of the Collateral.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Subsidiaries, threatened.

(d)           Neither the Parent Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19         No Material Misstatements.  The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20         Delivery of the Acquisition Agreement.  The Parent Borrower has delivered to the Administrative Agent a complete photocopy of the Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect.

5.21         Certain Representations and Warranties Contained in the Acquisition Agreement.  Each of the Transaction Documents to be entered into by any Loan Party on or prior to the Closing Date will have been duly executed and delivered by each of the Loan Parties which is a party thereto on or prior to the Closing Date and, to the knowledge of the Parent Borrower, all other parties thereto on or prior to the Closing Date, and is in full force and effect on the Closing Date, in each case to the extent required pursuant to the terms of the relevant Transaction Documents.  As of the Closing Date, the representations and warranties of Holdings and, to the knowledge of Holdings, any of the other parties thereto contained in the Acquisition Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Acquisition Agreement prior to the Closing Date in accordance with this Agreement), to the extent a breach of such representation or warranty would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder, are true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing prior to the Closing Date.

5.22         Senior Indebtedness.  The Loans, L/C Obligations and all other obligations hereunder and under the other Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Notes Indenture (to the extent such obligations constitute “Indebtedness” as defined in such document on the date hereof).  The obligations of each Guarantor under the U.S. Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Guarantor under and as defined in the Senior Subordinated Notes Indenture (to the extent such obligations constitute “Indebtedness” as defined in such document on the date hereof).

5.23         Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.24         Special Purpose Corporation.  Each of Holdings, CCMGC and Acquisition Corp., was formed to effect the Transactions.  Prior to the consummation of the Transactions, none of Holdings nor any of its Subsidiaries listed in the preceding sentence had any significant assets or liabilities (except pursuant to the Transaction Documents or otherwise relating to the Transactions).

5.25         Insurance.  Schedule 5.25 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Subsidiaries taken as a whole maintained by Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.26         Eligible Accounts.  As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder.

5.27         Eligible Rental Equipment.  As of the date of any Borrowing Base Certificate, all Rental Equipment included in the calculation of Eligible Rental Equipment on such Borrowing Base Certificate satisfy all requirements of an “Eligible Rental Equipment” hereunder.

5.28         Anti-Terrorism.

As of the Closing Date, the Parent Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.    CONDITIONS PRECEDENT.

6.1           Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived; provided, however, that upon the satisfaction or waiver of the conditions set forth in clauses (a), (c), (d) (other than subclauses (i)(B) and (C) and (vii) thereof) (f), (g) (other than subclause (iv) thereof), (h) (other than the last sentence thereof), (i), (j), (k), (l), (o), (p), (q), (r), (s), (t), (u), (x), (y), (z) and (aa) of this Section 6.1 to the extent provided thereby, all of the other conditions set forth in this Section 6.1, if not satisfied or waived on such date, shall be deemed to have been satisfied for all purposes hereunder and all such other conditions, if not satisfied or waived on such date, shall automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions within the time period required by subsection 7.13:

(a)           Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)            this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)           the U.S. Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of CCMGC, HERC, the Parent Borrower and each Domestic Subsidiary (other than (i) any Special Purpose Subsidiary, (ii) any Subsidiary of a Foreign Subsidiary, (iii) Navigations Solutions and (iii) Hertz Vehicle Sales Corporation) and an Acknowledgement and Consent in the form attached to the U.S. Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (other than Hertz Finance Centre plc and Hertz Vehicle Financing LLC);

(iii)          each Canadian Security Document (which will include full guarantees of the obligations of the Canadian Borrowers hereunder to be provided by each Canadian Subsidiary Guarantor), executed and delivered by a duly authorized officer of each Canadian Borrower and each other Loan Party signatory thereto;

(iv)          each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(v)           the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto;

provided that clauses (iii), (iv) and (v) notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date, to the extent CCMGC and its Subsidiaries have shall have used commercially reasonable efforts to provide such guarantees and collateral, the provisions of clauses (iii), (iv) and (v) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 7.13.

(b)           Filing of Merger Documents.

(i)            The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that the certificate of merger with respect to the Merger shall have been filed with the applicable filing offices, and that the Merger shall have become effective in accordance with applicable laws; and

(ii)           the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, a photocopy of each of the documents filed publicly with the applicable filing offices in connection with the Merger.

(c)           Acquisition Agreement.  The Acquisition shall have been consummated substantially pursuant to the provisions of the Acquisition Agreement and all material conditions precedent to the consummation of the Acquisition set forth in such Acquisition Agreement shall have been satisfied or waived with the prior approval of the Committed Lenders (such approval not to be unreasonably withheld or delayed).  The Acquisition Agreement, the structure and terms of the Acquisition and the documentation for each component of the Acquisition shall be reasonably satisfactory in form and substance to the Committed Lenders, and such documentation and those agreements under which the Seller and its affiliates have agreed to purchase, or cause the repurchase of, vehicles manufactured by them from the Parent Borrower or its subsidiaries shall not have been amended, supplemented or otherwise changed in a manner materially adverse to the Lenders without the consent of the Committed Lenders (such consent not to be unreasonably withheld or delayed).  It is expressly acknowledged that (i) the terms and conditions of the form of the Acquisition Agreement and all exhibits and schedules thereto and any such repurchase agreement provided to the Committed Lenders, in each case as in existence on the date hereof and (ii) the structure and terms of the Acquisition specified therein, are so satisfactory.

(d)           Transactions.

(i)            (A) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have (i) consummated the transactions contemplated by the Notes Offering Documents and (ii) received gross cash proceeds from the issuance of New Notes in an aggregate amount of $2,800,000,000 and (B) the Parent Borrower shall have delivered to the trustee pursuant to the New Notes Indentures governing subordinated indebtedness of the Parent Borrower a writing (a copy of which shall be furnished to the Administrative Agent and be in form and substance reasonably satisfactory to it) to the effect that the holders of senior indebtedness pursuant to this Agreement are being designated in writing by the Parent Borrower to such trustee as Senior Indebtedness the holders of which shall be required to consent to any amendment to Article XIV and Article XV, or the definitions related thereto, in the applicable New Notes that adversely affects the rights of the holders of Senior Indebtedness then outstanding (which designation in writing shall meet the applicable requirements contained in Section 902 of the applicable New Notes Indenture and (C) the Administrative Agent, on behalf of the Lenders, shall have received an Officer’s Certificate (as defined in the applicable New Notes), in form and substance reasonably satisfactory to the Administrative Agent, to the effect that the Incurrence of Indebtedness (each as defined in the applicable New Notes Indenture) on the Closing Date pursuant to this Agreement does not (and that the incurrence of the entire committed amount hereunder on the Closing Date would not) violate the covenant contained in Section 407 of the applicable New Notes Indenture, and a copy of such certificate shall be delivered to the trustee of the applicable New Notes.

(ii)           The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have (i) obtained the Senior Term Facility and (ii) received gross cash proceeds from the Senior Term Loans in an aggregate amount of $1,707,000,000.

(iii)          The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower or its Subsidiaries or Affiliates shall have (i) consummated the U.S. Securitization and (ii) received gross cash proceeds from the issuance of securities thereunder in an aggregate amount of $4,267,629,130.

(iv)          The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that one or more of the Foreign Subsidiaries and/or other Affiliates of the Parent Borrower shall have (i) consummated the Foreign Fleet Bridge Financing and (ii) received gross cash proceeds from loans or the issuance of securities thereunder in an aggregate amount of $1,780,639,366.

(v)           The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have consummated the Tender Offers that expire on or prior to the Closing Date.

(vi)          The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence in form and substance reasonably satisfactory to it that the Parent Borrower has caused its Subsidiaries to make the intercompany loans, repayments and transfers specified on Schedule 6.1(d) (the “Intercompany Transactions”).

(vii)         On the Closing Date, the Administrative Agent shall have received true and correct copies of the New Notes Indentures, the Senior Term Loans Documents, the Special Purpose Financing Documents relating to the U.S. Securitization and all Intercompany Transaction Documents, certified as such by an appropriate officer of CCMGC.

(e)           Reserved.

(f)            Outstanding Indebtedness and Preferred Equity; No Defaults.  After giving effect to the consummation of the Acquisition, Holdings and its subsidiaries shall have no outstanding preferred equity or Indebtedness held by third parties, except for indebtedness incurred pursuant to the Debt Financing and any Assumed Indebtedness, and all capital stock of the Parent Borrower shall be directly or indirectly owned by CCMGC free and clear of liens (other than those securing the obligations arising under the Loan Documents, the Senior Term Loan Documents and those arising by operation of law).  All material terms and conditions of any Unscheduled Assumed Indebtedness shall be reasonably satisfactory to the Committed Lenders.  Any other existing Indebtedness, other than any such Unscheduled Assumed Indebtedness, shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this subsection 6.1.

(g)           Financial Information.  The Committed Lenders shall have received (i) audited financial statements of the Parent Borrower for the three fiscal years ended December 31, 2004 certified by the Parent Borrower’s independent registered public accountants, (ii) unaudited financial statements for the Parent Borrower for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date), (iii) unaudited financial statements for the Parent Borrower for each of the most recent months for which financial statements are available after the period for which financial statements are delivered pursuant to clause (ii), (iv) annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Parent Borrower and its Subsidiaries covering the period from the Closing Date through the fiscal year ended December 31, 2012 and (v) a pro forma consolidated balance sheet of the Parent Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to clause (ii) and a pro forma statement of operations for the most recent fiscal year, interim period and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 Registration Statement under the Securities Act of 1933, as amended, and such other adjustments as shall be agreed between the Parent Borrower and the Committed Lenders.

(h)           Governmental Approvals and/or Consents.  The applicable waiting periods specified under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Acquisition Agreement shall have lapsed or been terminated and all other consents or approvals under the Competition Act (Canada) from the Canadian Bureau of Competition, the European Commission or any competent antitrust or competition authority of any member state of the European Union, any required approval of any Australian antitrust or competition governmental authority, any of the antitrust or competition governmental authorities of any other jurisdiction in which the Parent Borrower and its Subsidiaries owns a material amount of assets, governmental authorities in Ireland and Bermuda with respect to Irish and Bermuda insurance laws (it being understood that approvals of the Irish and Bermuda insurance authorities shall only be conditions if the Closing Date is on or prior to February 15, 2006) and all other consents and approvals from any other governmental authority required to consummate the transactions contemplated by the Acquisition Agreement, the failure of which to obtain would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Parent Borrower and its Subsidiaries, taken as a whole, shall have been obtained.  At the Closing Date, there shall be no injunction, re-straining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by the Acquisition Agreement.  All loans to the Borrowers (and all guarantees thereof and security therefor), as well as the Acquisition and the consummation thereof, shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).  The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all other consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(i)            Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of CCMGC, the Parent Borrower and their respective Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(i), and the results of such search shall not reveal any liens other than liens permitted by subsection 8.3.

(j)            Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)            the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of CCMGC, the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii)           the executed legal opinion of Richards, Layton & Finger PA, special Delaware counsel to each of CCMGC, the Parent Borrower and certain other Loan Parties, substantially in the form of Exhibit D-2;

(iii)          the executed legal opinion of Harold Rolfe, general counsel to the Parent Borrower, substantially in the form of Exhibit D-3;

(iv)          the executed legal opinion of Torys LLP, counsel to the Canadian Borrowers, substantially in the form of Exhibit D-4; and

(v)           the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(j) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(k)           Closing Certificate.  The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit J, with appropriate insertions and attachments.

(l)            Perfected Liens.

(i)            The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement and the Mortgages (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder.

(ii)           The Canadian Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Canadian Guarantee and Collateral Agreement (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the Canadian Intellectual

Property Office, protection of such security interests shall have been executed and delivered or, in the case of PPSA filings, written authorization to make such PPSA filings shall have been delivered to the Canadian Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such collateral the security interest in which may not be perfected by filing of a PPSA financing statement or by making a filing with the Canadian Intellectual Property Office, if perfection of the Canadian Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder.

(m)          Pledged Stock; Stock Powers; Pledged Notes; Endorsements; Initial Transaction Statements.  The Collateral Agent shall have received:

(i)            the certificates, if any, representing the Pledged Stock under (and as defined in) the U.S. Guarantee and Collateral Agreement or any Canadian Security Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)           the promissory notes representing each of the Pledged Notes under (and as defined in) the U.S. Guarantee and Collateral Agreement or any Canadian Security Document, duly endorsed as required by the U.S. Guarantee and Collateral Agreement.

(n)           Title Insurance Policy.  The Collateral Agent shall have received in respect of each of the Insured Fee Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date.  Each such policy shall (i) be in the amount set forth with respect to such policy in Part I of Schedule 6.1(n); (ii) insure that the Mortgage insured thereby creates a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by subsections 7.10 and 8.3 and such as may be approved by the Collateral Agent; (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as were contained in the ALTA Loan Policy listed with respect to such policy in Part II of Schedule 6.1(n); and (vi) be issued by First American Title Insurance Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent).  The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made.  The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent.

(o)           Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 4.5.

(p)           Borrowing Certificate.  The Administrative Agent shall have received a certificate from HERC and the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of HERC and the Parent Borrower.

(q)           Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(r)            Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(s)           Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(t)            Insurance.  Holdings shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 7.5 of this Agreement and subsection 5.2.2 of the Guarantee and Collateral Agreement and any similar section of any Canadian Guarantee and Collateral Agreement shall have been satisfied.  Holdings shall have used reasonable best efforts to cause the Administrative Agent and/or the Canadian Agent, as applicable, and the other Secured Parties to have been named as additional insureds with respect to liability policies and the Collateral Agent and/or the Canadian Collateral Agent, as applicable, to have been named as loss payee with respect to the casualty insurance maintained by each Borrower and the Subsidiary Guarantors.

(u)           No Material Adverse Effect.  Except as set forth in Schedule 2.1(h)(i) to the Acquisition Agreement as in existence as of September 12, 2005, no fact, event, change or circumstances shall have occurred since June 30, 2005 that has had or would be reasonably likely to have a Material Adverse Effect.  Only as used in this subsection 6.1(u), “Material Adverse Effect” shall mean any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Parent Borrower and its Subsidiaries, taken as a whole, or would materially impair the ability of the Seller or any company that is part of the Parent Borrower and its Subsidiaries to consummate the transactions contemplated by the Acquisition Agreement, other than any fact, event, change, circumstance or effect resulting from (A) general changes or developments (other than those resulting from acts of terrorism, war or armed hostilities) in the industries in which the Parent Borrower and its Subsidiaries operate or in the general economy, financial, banking, currency or capital markets, (B) normal seasonal changes in the results of operations of the Parent Borrower and its Subsidiaries, (C) the solicitation of offers to enter into the Acquisition Agreement, the negotiation of the terms of and entering into of the Acquisition Agreement, the announcement of the Acquisition Agreement and the consummation of the transactions contemplated thereby or any action taken at the request of Holdings, (D) changes in accounting requirements or principles or any changes in applicable laws or interpretations thereof, or (E) any failure in and of itself by the Parent Borrower and its Subsidiaries to meet any estimates of revenues or earnings or other financial performance for any period (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect), except, in the case of the foregoing clause (A), to the extent such changes referred to therein have a disproportionate adverse effect on the Parent Borrower and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Parent Borrower and its Subsidiaries operate; provided that for purposes of the definition of “Material Adverse Effect”, the industries in which the Parent Borrower and its Subsidiaries operate shall be deemed to be the vehicle rental industry and the construction, industrial and materials handling equipment rental industry.

(v)           Reserved.

(w)          Flood Insurance.  With respect to any of the Mortgaged Properties which is located in an area identified by the Secretary of Housing and Urban Development as having special flood hazards, if the Administrative Agent shall have delivered notice(s) to the relevant Loan Party as required pursuant to Section 208.8(e)(3) of Regulation H of the Board, such Loan Party shall have delivered an acknowledgment to the Administrative Agent.

(x)            Absence of Defaults.  There shall not exist (pro forma for the Acquisition and the financing thereof) any Default or Event of Default; provided that any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by Holdings or any of its Subsidiaries to do so or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement that would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder or (B) any breach of the representations and warranties set forth in subsections 5.4, 5.12, 5.15 and 5.22, shall in each case not constitute a default or event of default for purposes of this clause (x).

(y)           Indenture Amendments.  Holdings and/or one or more of its subsidiaries shall have (i) effected Indenture Amendments with respect to the securities the subject of the Tender Offers, and (ii) assumed or continued to be obligated in respect of Rollover Indebtedness consisting of Tender Indebtedness.

(z)            Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer reasonably satisfactory to the Administrative Agent of each of the Borrowers certifying the solvency of such Borrower in customary form (as per the applicable jurisdiction of such Borrower) reasonably satisfactory to the Lead Arrangers.

(aa)         Excess Availability.  The Administrative Agent shall have received a Borrowing Base Certificate pursuant to subsection 7.2(f) setting forth, after giving effect to the Borrowings hereunder on the Closing Date, the Available Loan Commitments equal to an amount not less than $500,000,000.

(bb)         Cash Management.  The Lead Arrangers shall be reasonably satisfied with the arrangements made by HERC and the Parent Borrower to comply with the provisions set forth in subsection 4.16 hereof.

(cc)         Appraisal.  The Administrative Agent shall have received (i) appraisal valuations (dated on or after August 31, 2005 but prior to the Closing Date) of the Collateral of Borrowers prepared by appraisers reasonably satisfactory to the Lead Arrangers, in form and substance reasonably satisfactory to the Lead Arrangers and prepared by appraisers reasonably satisfactory to the Lead Arrangers and (ii) the results of a completed field examination with respect to the Collateral to be included in calculating the U.S. Borrowing Base and Canadian Borrowing Base and of the relevant accounting systems, policies and procedures of the Parent Borrower and its Subsidiaries

(dd)         Equity Financing. CCMGC shall have received a portion of the Equity Financing in an amount of not less than $2,200,000,000.

The making of the initial Extensions of Credit by the Lenders hereunder shall (except as set forth in the lead-in to this subsection 6.1) conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person (other than as otherwise required by subsection 7.12 of this Agreement).

6.2           Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date; provided that with respect to the initial Extension of Credit hereunder, any breach of any such representations or warranties shall not constitute a failure to satisfy the condition set forth in this clause (a) unless (x) such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement that would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder or (y) such breach is a breach of the representations and warranties set forth in subsections 5.4, 5.12, 5.15 and 5.22.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date; provided that, with respect to the initial Extension of Credit hereunder, any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the Closing Date, to the extent permitted by subsection 6.1(l), or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement that would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder or (B) any breach of the representations and warranties set forth in subsections 5.4, 5.12, 5.15 and 5.22, shall in each case not constitute a Default or Event of Default for purposes of this clause (b), unless in the case of clause (x) above, such failure constitutes a breach of subsection 7.13.

(c)           Borrowing Notice or L/C Request.  With respect to any Borrowing, the Administrative Agent or Canadian Agent, as applicable, shall have received a notice of such Borrowing as required by subsections 2.2 or 2.7, as applicable (or such notice shall have been deemed given in accordance with subsections 2.2 or 2.7, as applicable).  With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied (including, to the extent provided herein, with respect to the initial Extension of Credit hereunder).

SECTION 7.    AFFIRMATIVE COVENANTS.

Each of the Parent Borrower and HERC hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all

Letters of Credit, each of the Parent Borrower and HERC shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Subsidiaries to:

7.1           Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           (x) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after December 31, 2005, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a)(x) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit) and (y) to the extent and within the time periods required under the terms of the Foreign Fleet Financing, audited annual consolidated financial statements of Hertz International Ltd. and its Subsidiaries meeting the requirements specified with respect thereto in the applicable Foreign Fleet Financing Documents; and

(b)           (x) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b)(x) with respect to such quarter) and (y) to the extent and within the time periods required under the terms of the Foreign Fleet Financing, unaudited quarterly consolidated financial statements of Hertz International Ltd. and its Subsidiaries meeting the requirements specified with respect thereto in the applicable Foreign Fleet Financing Documents;

(c)           as soon as available, but in any event not later than the fifth Business Day after the 30th day following the end of each month, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month (other than any month that is the last month of a fiscal quarter) and the related unaudited income statement of the Parent Borrower and its consolidated Subsidiaries for such month, setting forth in each case, in comparative form the figures for and as of the end of the corresponding month during the previous year; and

(d)           all such financial statements delivered pursuant to subsection 7.1(a)(x) or (b)(x) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b)(x) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b)(x) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b)(x), for the absence of certain notes).

7.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           concurrently with the delivery of the financial statements referred to in subsection 7.1(a)(x), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

(b)           concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a)(x) and (b)(x), a certificate signed by a Responsible Officer of each of CCMGC and the Parent Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of CCMGC, the Parent Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (A) compliance (if such compliance is at the time required) with all covenants set forth in subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in subsections 7.1(a)(x) and (b)(x)), and (B) compliance with the covenant set forth in subsection 8.8 (in the case of a certificate furnished with the financial statements referred to in subsection 7.1(a)(x));

(c)           as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2006 of the Parent Borrower, and the 90th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries) and including segment information consistent with customary past practices of the Parent Borrower, such practices subject to such adjustments as are reasonable in the good faith determination of the Parent Borrower, each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are sent, copies of all financial statements and reports which CCMGC, the Parent Borrower, HERC or Hertz International Ltd. sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which CCMGC, the Parent Borrower, HERC or Hertz International Ltd. may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which CCMGC, the Parent Borrower, HERC or Hertz International Ltd. may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)            not later than 5:00 P.M. (New York time) on or before the tenth Business Day of each Fiscal Period of HERC and the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect or (ii) upon the occurrence and continuance of an Event of Default, not later than Wednesday of each week), a borrowing base certificate setting forth the U.S. Borrowing Base and the Canadian Borrowing Base (in each case with supporting calculations) substantially in the form of Exhibit M (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of HERC and the Parent Borrower and its Subsidiaries (or (x) such other applicable date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate.  Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent; and

(g)           promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

7.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of CCMGC or any of its Subsidiaries, as the case may be.

7.4           Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Parent Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Parent Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in the business of the Parent Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Parent Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent and/or the Canadian Agent, as applicable, and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent and/or the Canadian Collateral Agent, as applicable, shall be named as loss payee with respect to the casualty insurance maintained by each Borrower and Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any casualty insurance maintained by the Parent Borrower or its Subsidiaries, the disposition of such amounts to be subject to the provisions of subsection 4.4(b), and, unless an Event of Default or Dominion Event shall have occurred and be continuing, the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)           With respect to each property of the Parent Borrower and its Subsidiaries subject to a Mortgage:

(i)            Reserved.

(ii)           If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Parent Borrower shall maintain or cause to be maintained, floor insurance to the extent required by law.

(iii)          The Parent Borrower and each of its applicable Subsidiaries promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 7.5.

(iv)          If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Parent Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Parent Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(v)           If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5,000,000, the Parent Borrower shall give prompt notice thereof to the Administrative Agent.  All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Subsection 7.5(a).

7.6           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of such entity and its Subsidiaries with officers and employees of such entity and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.  Each Borrower shall keep records of its Rental Equipment that are accurate and complete in all material respects and shall furnish the Agents with inventory reports respecting such Rental Equipment in form and detail reasonably satisfactory to the Agents and Lenders at such times as the Agents may reasonably request.  Each Borrower shall, at Borrowers’ expense, conduct a physical inventory of its serialized Rental Equipment no less frequently than annually or shall have in place a cycle counting (or perpetual verification) program designed to verify the physical existence of Rental Equipment in a manner that results in the verification of substantially the entire amount of the Rental Equipment over the course of a year and shall provide to the Agents a report based on each such physical inventory or program promptly after such physical inventory or after the applicable program year, as applicable, together with such supporting information as the Administrative Agent shall reasonably request.  The Collateral Agent and the Canadian Collateral Agent may participate in and observe any such physical inventory or cycle counting, which participation shall be at the Borrowers’ expense regardless of whether an Event of Default then exists.

(b)           At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and the Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Rental Equipment so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct a Rental Equipment appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem necessary or appropriate.  Unless an Event of Default or Liquidity Event exists, or if previously approved by Parent Borrower or its Subsidiary, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater.  All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties; provided that (i) absent the existence and continuation of an Event of Default or a Liquidity Event, the Administrative Agent may conduct at the expense of the Loan Parties no more than four (4) such appraisals in any calendar year; provided that for any calendar year ending after December 31, 2006, such appraisals at the expense of the Loan Parties shall be limited to no more than two (2) in any calendar year to the extent that the average Available Loan Commitments for the twelve (12) month period immediately prior to the date of calculating such average exceeds $500,000,000 and (ii) absent the existence and continuation of an Event of Default or a Liquidity Event, the Administrative Agent may conduct at the expense of the Loan Parties no more than one (1) such field examination in any calendar year to the extent that the average Available Loan Commitments for the twelve (12) month period immediately prior to the date of calculating such average exceeds $500,000,000.  All amounts chargeable to the applicable Borrowers under this subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder.

7.7           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under any of the Indentures;

(d)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any litigation or proceeding affecting CCMGC or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Subsidiaries knows or reasonably should know thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)            Reserved;

(g)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, (i) any release or discharge by the Parent Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(h)           any loss, damage, or destruction to the Collateral in the amount of $50,000,000 or more, whether or not covered by insurance; and

(i)            any and all default notices received under or with respect to any leased location or public warehouse where Collateral, either individually or in the aggregate, in excess of $50,000,000 is located.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Parent Borrower or HERC, as applicable (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws.  (a)  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Subsidiaries.  For purposes of this subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

(c)           Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Parent Borrower and its Subsidiaries are periodically reasonably reviewed by competent personnel to identify and promote compliance with and to reasonably and prudently manage any material Environmental Costs that would reasonably be expected to affect the Parent Borrower or any of its Subsidiaries, including compliance and liabilities relating to:  discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; species protection; and recordkeeping required under Environmental Laws.  For the purposes of this subsection 7.8(c), the failure to maintain an environmental program shall not constitute an Event of Default (i) unless it would reasonably be expected to result in a Material Adverse Effect or (ii) if within 90 days of receipt of a reasonable request from the Administrative Agent, the Parent Borrower and its Subsidiaries have taken reasonable and diligent steps to implement and maintain such a program in compliance with this subsection.

7.9           After-Acquired Real Property and Fixtures.  (a)  With respect to any owned real property or fixtures, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent or the Canadian Collateral Agent, as applicable, and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Subsidiaries or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(g) or (h), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(g) or (h), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(g) or (h)) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing and (iii) any such mortgage by a Canadian Subsidiary shall not secure any U.S. Borrower’s obligations.  In connection with any such grant to the Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Parent Borrower or such Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent or the Canadian Collateral Agent, as applicable, shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)           With respect to any Domestic Subsidiary (other than a Special Purpose Subsidiary or a Subsidiary of a Foreign Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than Special Purpose Subsidiaries or any Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the U.S. Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)           (x) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than Special Purpose Subsidiaries or any Subsidiary of a Foreign Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary (other than a Special Purpose Subsidiary or a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Parent Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the U.S. Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is owned by the Parent Borrower or any of its Domestic Subsidiaries (other than a Special Purpose Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein; with respect to any Canadian Subsidiary created or acquired subsequent to the Closing Date by any Canadian Borrower or any Canadian Subsidiary Guarantor, (A) execute and deliver to the Canadian Collateral Agent for the benefit of the Canadian Lenders such amendments to the Canadian Guarantee and Collateral Agreement as the Canadian Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Canadian Collateral Agent, for the benefit of the Canadian Lenders, a perfected first priority security interest (as and to the extent provided in the Canadian Guarantee and Collateral Agreement) in the Capital Stock of such new Canadian Subsidiary and (B) cause such new Canadian Subsidiary (x) to become a party to the Canadian Guarantee and Collateral Agreement and (y) to take all actions reasonably deemed by the Canadian Collateral Agent to be necessary or advisable to cause the Lien created by the Canadian Guarantee and Collateral Agreement in such new Canadian Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Canadian Collateral Agent.

(d)           If, during the final ten days of any fiscal quarter, the average net book value of Rental Car Vehicles (other than Hawaiian Vehicles) of the Parent Borrower and the other Loan Parties that do not constitute Collateral and have not been pledged as security in respect of any other Indebtedness or obligations of the Parent Borrower or any of its Subsidiaries is equal to or greater than $100,000,000, then the Parent Borrower shall, or shall cause its applicable Subsidiaries to, take all actions, to the extent such actions may be taken without incurring undue burden or expense (including any inability to include Rental Car Vehicles in manufacturer buy-back programs, after using commercially reasonable efforts to do so), to ensure that, beginning within 60 days of the end of such fiscal quarter, all newly-acquired Rental Car Vehicles (other than Hawaiian Vehicles) of the Parent Borrower and the other Loan Parties that have not been pledged (or acquired in contemplation of being pledged) as security in respect of any other Indebtedness of the Parent Borrower or any of its Subsidiaries are acquired by a Subsidiary of the Parent Borrower that meets the requirements set forth in clause (a) of the definition of “Special Purpose Subsidiary” and is a Loan Party (it being understood that no further action to perfect such Lien shall be required).

(e)           At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent or the Canadian Collateral Agent, as applicable, to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(f)            Notwithstanding anything to contrary in this Agreement, nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10         Surveys.  Within a reasonable period following the Closing Date, with respect to those Insured Fee Properties set forth on Schedule 7.10 for which the title policies delivered pursuant to subsection 6.1(n) contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

7.11         Maintenance of New York Process Agent.  In the case of any Canadian Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in subsection 11.13(b).

7.12         Consummation of Transactions.  The Borrower hereby agrees to cause the consummation of each of the Acquisition, the Merger, the Equity Financing, the initial funding under the Senior Term Facility financing, the initial funding under the U.S. Securitization and the initial funding under the Foreign Fleet Bridge Financing to occur on the Closing Date, substantially concurrently with the satisfaction of the conditions precedent set forth in subsection 6.1.

7.13         Post-Closing Security Perfection.  The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 6.1(a)(ii), (iii), (iv) and 6.1(l) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 6.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.13, as such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 8.    NEGATIVE COVENANTS.   Each of the Parent Borrower and HERC hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent Borrower and HERC shall not and shall not permit any of its respective Subsidiaries to, directly or indirectly:

8.1           Financial Condition Covenants.

(a)           Consolidated Leverage Ratio.  Upon the occurrence and during the continuance of a Liquidity Event, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period below:

Fiscal Quarter Ending	Consolidated Leverage Ratio

September 30, 2006	6.25x
December 31, 2006	6.25x
March 31, 2007	5.75x
June 30, 2007	5.75x

September 30, 2007	5.75x
December 31, 2007	5.75x
March 31, 2008	5.25x
June 30, 2008	5.25x
September 30, 2008	5.25x
December 31, 2008	5.25x
March 31, 2009	5.00x
June 30, 2009	5.00x
September 30, 2009	5.00x
December 31, 2009	5.00x
March 31, 2010	4.75x
June 30, 2010	4.75x
September 30, 2010	4.75x

Notwithstanding anything to the contrary contained in the table set forth above, at any time from April 1 to and including the last day of the third quarter of each fiscal year, the Consolidated Leverage Ratio as otherwise set forth in the table above for the applicable period shall be adjusted by increasing the ratio by 0.50.

(b)           Consolidated Fixed Charge Ratio.  Upon the occurrence and during the continuance of a Liquidity Event, permit, for any period of four consecutive fiscal quarters of the Parent Borrower, the Consolidated Fixed Charge Coverage Ratio as at the last day of such period of four consecutive fiscal quarters to be less than 1.00 to 1.00.

8.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a)           Indebtedness of each of the Borrowers incurred pursuant to this Agreement and the other Loan Documents;

(b)           (i) Indebtedness evidenced by the Dollar Senior Notes and Senior Subordinated Notes; provided that (x) the aggregate principal amount of Indebtedness evidenced by Dollar Senior Notes and Senior Subordinated Notes at any time outstanding pursuant to this clause (b)(i) shall not exceed $2,400,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) less any repayments of principal of Indebtedness theretofore outstanding pursuant to this clause (b)(i) and (y) the aggregate amount of senior (as opposed to senior subordinated) Indebtedness outstanding at any time pursuant to this clause (b)(i) shall not exceed $1,800,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) less the amount of any reductions pursuant to clause (x) of this proviso as a result of repayments of theretofore outstanding senior Indebtedness as described in preceding clause (x) of this proviso, and (ii) Indebtedness evidenced by the Euro Senior Notes; provided that the aggregate principal amount of Indebtedness evidenced by Euro Senior Notes and Senior Subordinated Notes at any time outstanding pursuant to this clause (b)(i) shall not exceed €225,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) less any repayments of principal of Indebtedness theretofore outstanding pursuant to this clause (b)(ii); in each case provided that the foregoing New Notes shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by subsection 8.14;

(c)           Assumed Indebtedness;

(d)           Indebtedness incurred pursuant to the Senior Term Loans Documents; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (d) shall not exceed $2,250,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes), provided that such Indebtedness shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by subsection 8.14;

(e)           Indebtedness (i) (A) of any Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition or (B) otherwise incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness is permitted by one or more of the other provisions of this subsection 8.2 (including clause (ii) below of this subsection 8.2(e), in which case, if such Indebtedness is to be permitted by subclause (C) thereof, such Indebtedness shall be deemed to have been incurred on the date on which such Indebtedness shall have become recourse to the Parent Borrower or such Subsidiary) for so long as such Indebtedness shall be so recourse and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), such Indebtedness shall be permitted under this clause (i); (ii) of the Parent Borrower or any of its Domestic Subsidiaries directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Vehicles and/or other Equipment and/or related rights and/or assets, so long as (A) such Indebtedness is directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Hawaiian Vehicles (“Hawaiian Vehicle Indebtedness”), (B) the aggregate principal amount of such Indebtedness (other than Hawaiian Vehicle Indebtedness) does not, at any time exceed $750,000,000 outstanding or (C) on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the amount of all secured Indebtedness of the Parent Borrower and its Subsidiaries (other than (i) Indebtedness incurred by Special Purpose Subsidiaries and (ii) Hawaiian Vehicle Indebtedness) then outstanding does not exceed an amount equal to the product of (x) 2.75 and (y) EBITDA for the Reference Period most recently ended for which consolidated financial statements of the Parent Borrower and its Subsidiaries have been required to be delivered pursuant to subsection 7.1(a) or 7.1(b);

(f)            Indebtedness of the Parent Borrower or any Subsidiary to the Parent Borrower or any other Subsidiary;

(g)           Indebtedness of the Parent Borrower and any of its Subsidiaries (other than Special Purpose Subsidiaries) incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing

Leases, in an aggregate principal amount not exceeding in the aggregate as to the Parent Borrower and its Subsidiaries $150,000,000 at any one time outstanding, provided that such amount shall be increased by an amount equal to $25,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased;

(h)           (x) unsecured Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Parent Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.10; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $75,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders), (iii) if such Indebtedness is being assumed under this clause (h), such Indebtedness shall not have been incurred by any party in contemplation of the acquisition permitted by subsection 8.10 and (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

(i)            to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Parent Borrower and its Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(j)            other Indebtedness outstanding or incurred under facilities in existence on the Closing Date and listed on Schedule 8.2(j), and any refinancings, replacements, refundings, renewals or extensions thereof on financial and other terms, in the reasonable judgment of the Parent Borrower, no more onerous to the Parent Borrower or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

(k)           to the extent that any Guarantee Obligation or other obligation permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

(l)            Indebtedness of Foreign Subsidiaries of the Parent Borrower not exceeding, as to all such Foreign Subsidiaries, in aggregate principal amount at any time outstanding an amount equal to $50,000,000;

(m)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business;

(n)           Indebtedness of the Parent Borrower or any of its Subsidiaries in respect of Sale and Leaseback Transactions permitted under subsection 8.12;

(o)           Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(p)           Indebtedness of any Foreign Subsidiary of the Parent Borrower fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit;

(q)           Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(r)            Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Subsidiaries permitted by subsection 8.9(l);

(s)           Indebtedness not otherwise permitted by the preceding clauses of this subsection 8.2 not exceeding $250,000,000 in aggregate principal amount at any one time outstanding;

(t)            Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (c) and (h) hereof; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are limited to all or part of the same property (including, if required by the documentation evidencing such Indebtedness being extended, refinanced, replaced or renewed, after-acquired property of the same type) that secured the Indebtedness being refinanced; provided that the total value of the collateral securing such Indebtedness incurred under this subsection 8.2(t) immediately following such incurrence shall not be materially greater than the value of the collateral securing the Indebtedness being extended, refinanced, replaced or renewed immediately prior to such extension, refinancing, replacement or renewal, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed and (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the obligations of the Borrowers hereunder and under the other Loan Documents, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness;

(u)           cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case arising under standard business terms of any bank at which the Parent Borrower or Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(v)           Indebtedness of any Foreign Subsidiary of the Parent Borrower (other than any Loan Party), in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900,000,000 and (y) an amount equal to the Foreign Borrowing Base less the aggregate principal amount of Indebtedness incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (e)(i) of this subsection 8.2 plus (B) in the case of any refinancing of any Indebtedness incurred under this clause (v), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing (such Indebtedness, “Foreign Fleet Financing”); and

(w)          Indebtedness evidenced by the Additional Senior Notes.

For purposes of determining compliance with this subsection 8.2 and subsection 8.3(t)(iii), the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

8.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

(a)           Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(c)           Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(d)           pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)           Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)            Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

(h)           Liens securing or consisting of (i) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(g) incurred to finance the acquisition, leasing, construction or improvement of fixed or capital assets or (ii) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(h) assumed in connection with any acquisition permitted by subsection 8.10, provided that (i) such Liens shall not be created in contemplation of the acquisition permitted by subsection 8.10 and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the total value of the collateral constituting such Liens immediately following such acquisition shall not be materially greater than the value of the collateral constituting such Liens immediately prior to such acquisition;

(i)            Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Subsidiary other than the assets or property being acquired;

(j)            Liens (i) in existence on the Closing Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2 (j), provided that no such Lien securing Indebtedness incurred pursuant to subsection 8.2(j) is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2 (j) or (ii) not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(j)(ii) secure obligations not exceeding $50,000,000 in aggregate amount at any time outstanding;

(k)           Liens securing Guarantee Obligations permitted under subsection 8.4(f) not exceeding (as to the Parent Borrower and all of its Subsidiaries) $7,500,000 in aggregate amount at any time outstanding;

(l)            Liens created pursuant to the Security Documents (including the Euro MTN Lien);

(m)          any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any of its Subsidiaries to comply with subsection 7.9(b) or (c);

(n)           Liens on property subject to Sale and Leaseback Transactions permitted under subsection 8.12 and general intangibles related thereto;

(o)           Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Subsidiary permitted by subsection 8.2(l);

(p)           Liens on Intellectual Property; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such Intellectual Property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

(q)           Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

(r)            Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under subsection 8.2 or Guarantee Obligations of the applicable Subsidiary permitted under subsection 8.4;

(s)           Liens securing or consisting of Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(d) and any refinancings, extensions and replacements thereof otherwise permitted under this Agreement; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a U.S. Security Document to secure the “Secured Obligations” as defined in the U.S. Guarantee and Collateral Agreement and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement; and

(t)            (i) Liens securing Indebtedness permitted by subsection 8.2(e) to the extent secured by Vehicles and/or Equipment and/or related rights and/or assets (other than real property, trademarks and patents owned by any Loan Party and constituting Term Priority Collateral); (ii) Liens securing Indebtedness permitted by subsection 8.2(v), to the extent such Liens are limited to property or assets of one or more Foreign Subsidiaries (other than any Loan Parties); and (iii) Liens securing Guarantee Obligations in respect of Indebtedness permitted by subsection 8.2(v) of (A) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (B) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, provided that (A) the principal amount of such Indebtedness so guaranteed shall not exceed $52,000,000 and (B) such Liens are limited to, and shall rank pari passu with, the Liens on the Collateral securing Indebtedness permitted by subsection 8.2(d).

8.4           Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)           Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 8.2(c) or 8.2(j);

(b)           Guarantee Obligations in connection with up to an aggregate principal amount of $20,000,000 of Indebtedness outstanding at any time incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them or Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, CCMGC or applies such proceeds to pay Parent Entity Expenses) or CCMGC, and any refinancings, refundings, extensions or renewals thereof; provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by subsection 8.9(o);

(c)           Guarantee Obligations for performance, bid, appeal, judgment, replevin and similar bonds and suretyship arrangements, all in the ordinary course of business;

(d)           Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 8.11(iv) or similar agreements by the Parent Borrower;

(e)           Reimbursement Obligations in respect of the Letters of Credit;

(f)            Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Parent Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount (as to CCMGC and all of its Subsidiaries), together with the aggregate amount of all Investments permitted under subsection 8.9(e)(iv), of up to $7,500,000 outstanding at any time;

(g)           obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(h)           obligations of the Parent Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)            Guarantee Obligations incurred in connection with acquisitions permitted under subsection 8.10, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $75,000,000, such greater percentage shall be reasonably satisfactory to the Required Lenders);

(j)            guarantees made by the Parent Borrower or any of its Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to subsections 8.2(b), (c), (d), (e), (m), (n) and (v)) which obligations are otherwise permitted under this Agreement;

(k)           Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(l)            Guarantee Obligations incurred pursuant to the U.S. Guarantee and Collateral Agreement or any Canadian Security Document or otherwise in respect of Indebtedness permitted by subsection 8.2(a);

(m)          Guarantee Obligations in respect of Indebtedness permitted pursuant to subsections 8.2(b), (c), (d), (e) and (v), provided that (x) if any such Indebtedness is subordinated in right of payment to the obligations of the Borrowers hereunder and under the other Loan Documents, then any corresponding Guarantee Obligations are subordinated to Indebtedness outstanding pursuant to this Agreement and other Loan Documents to substantially the same extent, (y) Guarantee Obligations in respect of Indebtedness permitted pursuant to subsection 8.2(b) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or Borrowers and (z)

Guarantee Obligations in respect of Rollover Indebtedness permitted pursuant to subsection 8.2(c) shall be permitted to the extent no additional guarantors of such Indebtedness are added following the Closing Date;

(n)           (x)  accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Subsidiaries in the ordinary course of business, (y) Guarantee Obligations in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Parent Borrower or any Subsidiary, and (z) Guarantee Obligations required (in the good faith determination of the Parent Borrower) in connection with Vehicle Rental Concession Rights; and

(o)           Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $20,000,000 in aggregate principal amount; provided that (i) such amount shall be increased by an amount equal to $5,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments permitted by subsection 8.9(k).

8.5           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)           any Subsidiary of the Parent Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Parent Borrower shall be the continuing or surviving entity, and if either such Subsidiary is HERC, HERC shall be the continuing or surviving entity (unless merged into the Parent Borrower)); provided that in any case where the Subsidiary that is the non-surviving entity is a North American Subsidiary and such Subsidiary’s assets include real property owned by such North American Subsidiary or Voting Stock of any other North American Subsidiary, or if such merger or consolidation constitutes (alone or together with any related merger or consolidation by any North American Subsidiary) a transfer of all or substantially all of the assets of the Domestic Subsidiaries or Canadian Subsidiaries that are Loan Parties, (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the Net Cash Proceeds of all such assets transferred by a North American Subsidiary pursuant to this clause (3) do not exceed $20,000,000 in any fiscal year, or (4) at the time of such merger, consolidation or amalgamation, the Payment Conditions are satisfied;

(b)           any Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if any Borrower so disposes of all or substantially all of its assets, (i) in the case of HERC, such sale, lease, transfer or other disposition of all or substantially all of its assets may be made only to the Parent Borrower and (ii) in all other cases, either (A) such Borrower shall, simultaneously with such disposition, (1) repay in full all outstanding Loans made (x) to it and (y) against assets contributed by it to the Borrowing Base, to any other Borrower and (2) terminate its right to borrow hereunder or (B) the transferee of such assets shall be a Borrower; provided, further, that (x) if the Subsidiary that disposes of any or all of its assets is a North American Subsidiary and such disposition includes real property owned by such North American Subsidiary or Voting Stock of any other North American Subsidiary, or constitutes (alone or together with any related disposition of assets by any North American Subsidiary) all or substantially all of the assets of the Domestic Subsidiaries or Canadian Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the Net Cash Proceeds of all such assets transferred by a North American Subsidiary pursuant to this clause (3) do not exceed $20,000,000 in any fiscal year, or (4) at the time of such disposition, the Payment Conditions are satisfied;

(c)           pursuant to the Merger and the Canadian Reorganization; and

(d)           as expressly permitted by subsection 8.6.

8.6           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests) (other than leases or rentals of revenue earning equipment in the ordinary course of business), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than, subject to any applicable limitations set forth in subsection 8.5, the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower, except:

(a)           the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           the sale or other Disposition of any property (including Rental Equipment) in the ordinary course of business;

(c)           the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent

Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d)           as permitted by subsection 8.5(b) or 8.5(c) and pursuant to Sale and Leaseback Transactions permitted by subsection 8.12;

(e)           subject to any applicable limitations set forth in subsection 8.5, Dispositions of any assets or property by the Parent Borrower or any of its Subsidiaries to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower;

(f)            (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole and (ii) licensing of Intellectual Property in the ordinary course of business;

(g)           any Disposition by the Parent Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Disposition do not exceed $10,000,000 and the aggregate Net Cash Proceeds of all Dispositions in any fiscal year made pursuant to this paragraph (g) do not exceed $20,000,000;

(h)           any other Asset Sales by the Parent Borrower or any of its Subsidiaries the Net Cash Proceeds of which other Asset Sales do not exceed $125,000,000 in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of such Dispositions less the Reinvested Amount is applied in accordance with subsection 4.4(b)(ii);

(i)            any Disposition set forth on Schedule 8.6(i); and

(j)            any Financing Disposition.

8.7           Limitation on Dividends.  Declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower, except that:

(a)           the Parent Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity or CCMGC to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, CCMGC or Subsidiaries of CCMGC, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in CCMGC or another Parent Entity and such other related assets; and provided, further, that if CCMGC shall own any material assets other than Capital Stock of the Parent Borrower or other assets relating to the ownership interest of CCMGC in the Parent Borrower or Subsidiaries of the Parent Borrower, such cash dividends with respect to CCMGC shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by CCMGC relating to or allocable to its ownership interest in the Parent Borrower and such other related assets;

(b)           the Parent Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or CCMGC in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, CCMGC or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, CCMGC and such other assets; and provided, further, that in the case of sub-clause (i) above, if CCMGC shall own any material assets other than the Capital Stock of the Parent Borrower or other assets relating to the ownership interest of CCMGC in the Parent Borrower or its Subsidiaries, with respect to CCMGC such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by CCMGC relating or allocable to its ownership interest in the Parent Borrower and such other assets;

(c)           the Parent Borrower may pay, without duplication, cash dividends (A) pursuant to the Tax Sharing Agreement; and (B) to pay or permit CCMGC or any Parent Entity to pay any Related Taxes;

(d)           the Parent Borrower may pay cash dividends in an amount sufficient to allow CCMGC or any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $20,000,000; provided that such amount shall be increased by (i) an amount equal to $5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing

Date, and (ii) an amount equal to the proceeds to CCMGC (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by CCMGC or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of CCMGC’s or any Parent Entity’s Capital Stock;

(e)           the Parent Borrower may (i) pay cash dividends in an amount sufficient to allow CCMGC and any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow CCMGC to perform its obligations under or in connection with the Loan Documents to which it is a party and (ii) make dividends, payments and distributions in connection with the Canadian Reorganization;

(f)            in addition to the foregoing dividends, the Parent Borrower may pay additional dividends, payments and distributions; provided that, at the time such dividend, payment or distribution is made, the Payment Conditions are satisfied: and

(g)           the Parent Borrower may pay cash dividends; provided that the aggregate amount of such dividends pursuant to this clause (g), when aggregated with (i) all investments, loans and advances made pursuant to subsection 8.9(k) and (p), (ii) all cash consideration paid in respect of acquisitions pursuant to subsection 8.10(b)(iii) and (iii) all optional prepayments made pursuant to subsection 8.14(e), do not exceed $100,000,000 in the aggregate.

8.8           Limitation on Capital Expenditures.  At any time after January 1, 2006, make or commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations, Reinvested Amounts with respect to any Recovery Event and Capital Expenditures made by any Special Purpose Subsidiaries, any expenditures for purchases of Rental Equipment, Rental Car Vehicles, and Capital Expenditures required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights, all of which shall be permitted without regard to the limits of this subsection 8.8); provided that the Parent Borrower and its Subsidiaries may make Capital Expenditures in an amount not to exceed, for any period set forth below, the amount set forth opposite such period below:

Period	Amount
January 1, 2006 to and including December 31, 2006	$350,000,000
January 1, 2007 to and including December 31, 2007	$350,000,000
January 1, 2008 to and including December 31, 2008	$400,000,000
January 1, 2009 to and including December 31, 2009	$400,000,000
January 1, 2010 to and including December 21, 2010	$400,000,000

provided, further, that up to 100% of any Capital Expenditures permitted above to be made during any period and not made during such period may be carried over and expended during the next succeeding period.  In making determinations pursuant to the preceding sentence, amounts carried over from any period into a subsequent period shall be deemed utilized prior to the amount permitted by the table set forth above has been utilized on Capital Expenditures during the respective period.

8.9           Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any Person, except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in cash and Cash Equivalents;

(c)           Investments existing on the Closing Date and described in Schedule 8.9(c), setting forth the respective amounts of such Investments as of a recent date;

(d)           Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(c);

(e)           loans and advances to officers, directors or employees of CCMGC or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date and described in Schedule 8.9(c), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to CCMGC and all of its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to subsection 8.4(f)(iii), of up to $7,500,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.11;

(f)            (i) Investments by the Parent Borrower or any Subsidiary in the Parent Borrower or any other Subsidiary and (ii) Investments in CCMGC in amounts and for purposes for which dividends are permitted under subsection 8.7;

(g)           acquisitions expressly permitted by subsection 8.10;

(h)           Investments of the Parent Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)            Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

(j)            Investments representing non-cash consideration received by the Parent Borrower or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(g) or (h), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;

(k)           Investments by the Parent Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or such Subsidiary; provided that (i) the aggregate amount of such Investments made pursuant to this clause (k), when aggregated with (A) all cash dividends paid pursuant to subsection 8.7(g), (B) all investments, loans and advances made pursuant to clause (p) of this subsection 8.7, (C) all cash consideration paid in respect of acquisitions pursuant to subsection 8.10(b)(iii) and (D) all optional prepayments made pursuant to subsection 8.14(e), do not exceed $100,000,000 in the aggregate and (ii) the Parent Borrower or such Subsidiary complies with the provisions of subsection 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

(l)            Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(m)          Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Parent Borrower or any other Loan Party is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(n)           loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as

(i) such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, CCMGC or applies such proceeds to pay Parent Entity Expenses and (ii) CCMGC applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Parent Entity Expenses) or CCMGC of up to $20,000,000 outstanding at any one time; provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(b);

(o)           Investments not otherwise permitted by the other clauses of this subsection 8.9; provided that at the time such Investments are made the Payment Conditions are satisfied;

(p)           other Investments; provided that (i) the aggregate amount of such Investments made pursuant to this clause (p), when aggregated with (A) all cash dividends paid pursuant to subsections 8.7(g), (B) all investments, loans and advances made pursuant to clause (k) of this subsection 8.9, (C) all cash consideration paid in respect of acquisitions pursuant to subsection 8.10(b)(iii) and (D) all optional prepayments made pursuant to subsection 8.14(e), do not exceed $100,000,000 in the aggregate;

(q)           Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights (including any Investments referred to in the definition of the term “Vehicle Rental Concession Rights”); and

(r)            Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to or in favor of any Special Purpose Entity, including (1) Investments of funds in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Parent Borrower, CCMGC or any Parent Entity, provided that if CCMGC or such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by CCMGC or any Parent Entity to the Parent Borrower.

8.10         Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)           such acquisition is expressly permitted by subsection 8.5, or

(b)           the aggregate consideration paid by the Parent Borrower and its Subsidiaries for such acquisition (including cash and indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

(i)            Capital Stock of any Parent Entity or CCMGC; and/or

(ii)           cash in an amount equal to the Net Cash Proceeds of the sale or issuance of Capital Stock of any Parent Entity or CCMGC which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or

(iii)          additional cash and other property (excluding cash and other property covered in clauses (i) and (ii) of this subsection 8.10(b)) and Indebtedness (whether incurred or assumed, in an aggregate amount); provided that the aggregate amount of such cash consideration (net of any increase in the Available Loan Commitment attributable to the purchase of revenue earning equipment in connection with such acquisition) paid pursuant to this clause (b)(iii), when aggregated with (A) all cash dividends paid pursuant to subsections 8.7 (g), (B) all investments, loans and advances made pursuant to subsections 8.9(k) and (p) and (C) all optional prepayments made pursuant to subsection 8.14(e), do not exceed $100,000,000 in the aggregate; or

(c)           the Payment Conditions shall have been satisfied;

provided, further that in the case of each such acquisition pursuant to clauses (a), (b) and (c) after giving effect thereto, no Default or Event of Default shall occur as a result of such acquisition.

8.11         Limitation on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.11 shall be deemed to prohibit:

(i)            the Parent Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Parent Borrower or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $2,000,000 for each such director, officer or employee;

(ii)           the Parent Borrower or any of its Subsidiaries from entering into or performing an agreement with any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 per year plus reasonable out-of-pocket expenses;

(iii)          the payment of transaction expenses in connection with this Agreement;

(iv)          the Parent Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in CCMGC or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in CCMGC or another Parent Entity and such other related assets) or CCMGC or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by any Affiliate of any Sponsor of management consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries;

(v)           the Parent Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 8.11(v);

(vi)          any transaction permitted under subsection 8.4(b), 8.4(d), 8.4(f), 8.5, 8.7, 8.9(e), 8.9(f) or 8.9(n), any transaction with a Wholly Owned Subsidiary of the Parent Borrower and any transaction with a Special Purpose Entity;

(vii)         the Parent Borrower or any of its Subsidiaries from performing its obligations under the Tax Sharing Agreement;

(viii)        the Parent Borrower from paying to any Sponsor or any of their respective Affiliates fees of up to $75,000,000 in the aggregate, plus out-of-pocket expenses, in connection with the Transactions; and

(ix)           the Transactions, and all transactions relating thereto.

For purposes of this subsection 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Entity, CCMGC, the Parent Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Entity, CCMGC, the Parent Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B)

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12         Limitation on Sale and Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), unless (a) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the consummation of the Sale and Leaseback Transaction and the application of the proceeds thereof, with the Consolidated Leverage Ratio set forth in subsection 8.1(a), recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Sale and Leaseback Transaction had been consummated on the first day of the relevant period for testing such compliance (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such Sale and Leaseback Transaction), (b) the lease entered into by the Parent Borrower or any of its Subsidiaries in connection with such Sale and Leaseback Transaction is either (i) a Financing Lease or (ii) a lease the payments under which will be treated as an operating expense for purposes of determining EBITDA, and (c) an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with subsection 4.4(b)(iv).

8.13         Limitation on Dispositions of Collateral.  Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for (a) mergers, amalgamations, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 8.5 and (b) sales or other Dispositions expressly permitted under subsection 8.6, including sales of Rental Equipment in the ordinary course of business; and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

8.14         Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.  (a)  Make any optional payment or prepayment on or optional repurchase or redemption of any of the Senior Term Loans or the New Notes (together, “Restricted Indebtedness”) or the Existing Notes (other than pursuant to the Tender Offers) (in each case, other than as provided in the respective definition thereof) or any other Indebtedness (other than Indebtedness incurred pursuant to subsections 8.2(a), (c) (to the extent such Indebtedness constitutes Long-Dated Bonds being refinanced with proceeds from the issuance of Additional Senior Notes), (e), (f), (l), (p), (q), (u), (v)), including any payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, unless, in each case, the Payment Conditions shall have been satisfied.

(b)           In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the New Notes or the Existing Notes or any portion thereof, unless the Borrowers shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the Bankers’ Acceptances and the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the Bankers’ Acceptances and the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the Bankers’ Acceptances and the L/C Obligations in respect of each such Lender which has accepted such offer.

(c)           Amend, supplement, waive or otherwise modify any of the provisions of (other than pursuant to the supplemental indentures executed on the Closing Date in connection with the Merger) any New Notes Indenture or (other than pursuant to the Indenture Amendments) any Existing Notes document (including pursuant to an extension, renewal, replacement or refinancing thereof):

(i)            which, in the case of the New Notes Indenture governing the Senior Subordinated Notes, amends, supplements, waives, or otherwise modifies any subordination provisions contained therein;

(ii)           except as permitted pursuant to subsection 8.14(a), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by the New Notes or Existing Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(iii)          which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Parent Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or

(iv)          which otherwise adversely affects the interests of the Lenders as senior secured creditors with respect to the New Notes or Existing Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

(d)           Amend, supplement, waive or otherwise modify any of the provisions of any Senior Term Loans Document (including pursuant to an extension, renewal, replacement or refinancing thereof) which shortens the average weighted maturity or the fixed maturity or increases the principal amount of the Indebtedness evidenced by the Senior Term Loans Documents; or effect any extension, refinancing, refunding, replacement or renewal of

Indebtedness under the Senior Term Loan Documents, unless such refinancing Indebtedness, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrowers hereunder and under the other Loan Documents pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(e)           (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Parent Borrower or any of its Subsidiaries thereunder, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

(f)            Enter into any Synthetic Purchase Agreement if under such Synthetic Purchase Agreement it may be required to make (i) any payment relating to the Capital Stock of any Parent Entity or CCMGC that has the same economic effect on the Parent Borrower and its Subsidiaries as any Investment by the Parent Borrower in Capital Stock of any Parent Entity or CCMGC prohibited by subsection 8.9 above or (ii) any payment relating to the Senior Term Loans, the New Notes or the Existing Notes that has the same economic effect on the Parent Borrower as any optional payment or prepayment or repurchase or redemption of such Senior Term Loans, New Notes or Existing Notes prohibited by subsection 8.14(a) above, unless, in each case, such requirement is conditioned upon obtaining any requisite consent of the Lenders hereunder or the Payment Conditions being satisfied.

(g)           Notwithstanding the foregoing, the Parent Borrower shall be permitted to make optional payments in respect of the Senior Term Loans, the New Notes or the Existing Notes; provided that the aggregate amount of optional payments made pursuant to this clause (e), when aggregated with (i) all cash dividends paid pursuant to subsections 8.7 (g), (ii) all investments, loans and advances made pursuant to subsections 8.9(k) and (p) and (iii) all cash consideration paid in respect of acquisitions pursuant to subsection 8.10(b)(iii), do not exceed $100,000,000 in the aggregate.

8.15         Limitation on Changes in Fiscal Year.  Permit the fiscal year of HERC, CCMGC or the Parent Borrower to end on a day other than December 31.

8.16         Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement which prohibits or limits the ability of HERC or the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiaries or any Foreign Subsidiaries or Subsidiaries of either thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents and any related documents, the Senior Term Loans Documents, (b) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby), operating leases of real property entered into in the ordinary course of business, or agreements relating to or arising out of Vehicle Rental Concession Rights.

8.17         Limitation on Lines of Business.  (a)  Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in subsection 8.9(k), except for those businesses of the same general type as those in which the Parent Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto.

(b)           In the case of any Foreign Subsidiary Holdco, (x) own any material assets other than securities or Indebtedness of one or more Foreign Subsidiaries and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries or (y) other than with respect to Hertz International Ltd. and any successor entity that succeeds to all of the rights and obligations of Hertz International Ltd. by operation of law, incur or become liable for any Indebtedness for borrowed money to any Person other than the Parent Borrower or a Subsidiary of the Parent Borrower, any other material Indebtedness to any Person other than the Parent Borrower or a Subsidiary of the Parent Borrower or any Guarantee Obligations of any Indebtedness (other than of any Foreign Subsidiary or any Subsidiary of any Foreign Subsidiary), in each case except pursuant to subsections 8.2(a) and 8.4(l).

8.18         Limitations on Currency, Commodity and Other Hedging Transactions.  Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Parent Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a “Permitted Hedging Arrangement”).

8.19         Limitations on Activities of Hertz Vehicle Sales Corporation.  Permit Hertz Vehicle Sales Corporation to (a) engage at any time in any business or business activity, other than (i) engaging in such business and business activity as Hertz Vehicle Sales Corporation conducts on the Closing Date, and other business and business activities reasonably related thereto, (ii) actions incidental to the consummation of the Transactions, (iii) actions required by law to maintain its existence or to engage in the business or business activities described in clause (i) above, (iv) the payment of dividends and taxes and (v) activities incidental to its maintenance and continuance and to the foregoing activities and (b) own any material assets other than those relating to the business and business activities described in clause (a) above in amounts consistent with historical practice (taking into account transaction volumes); or (c) incur any indebtedness for borrowed money, other than to the Parent Borrower or any of its Subsidiaries.

SECTION 9.    EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)           Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in subsections 4.16, 7.2(f) (after one Business Day grace period), 7.4 (with respect to maintenance of existence) 7.5, 7.6, 7.7(a) or Section 8 of this Agreement, Section 5.2.2 of the U.S. Guarantee and Collateral Agreement or Section 5.2.2 of the Canadian Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; and provided, further, that if (x) any such failure with respect to subsections 4.16, 7.4, 7.5 or 7.6  is of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of CCMGC shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to CCMGC by the Administrative Agent or the Required Lenders; or

(e)           CCMGC or any of its Subsidiaries shall (A) (i) default in (x) any payment of principal of or interest on any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and the Reimbursement Obligations) in excess of $60,000,000 or (y) in the payment of any Guarantee Obligation in excess of $60,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given or (B) default in the observance or performance of any agreement or condition (other than as referred to in clause (A)(i) above) relating to any Material Vehicle Lease Obligation referred to in clause (A)(i) above, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under the Special Purpose Financing to which such Material Vehicle Lease Obligation relates; or

(f)            If (i) any Loan Party or any Material Subsidiaries of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Parent Borrower shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)           Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            Any outstanding Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the applicable New Notes Indenture to the obligations of the Parent Borrower under this Agreement and the other Loan Documents, or the obligations of any other Loan Party under a guarantee of the Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the applicable New Notes Indenture, to the obligations of the Borrowers hereunder or Guarantee Obligations (in each case to the extent such obligations of such Borrowers or such Guarantee Obligations constitute “Indebtedness” as defined in the applicable New Notes Indenture on the date hereof) of such Loan Party hereunder, or under the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as the case may be; or

(j)            Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k)           Any Loan Document (other than this Agreement or any of the Security Documents) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(l)            A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of BA Equivalent Loans and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the BA Equivalent Loans have matured) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Parent Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of Bankers’ Acceptances and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers’ Acceptances have matured) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the case of all U.S. Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable U.S. Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such U.S. Facility Letters of Credit (and each U.S. Borrower hereby grants to the Collateral Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such U.S. Facility Letters of Credit and all other obligations under the Loan Documents of the US Borrowers).  In the case of all Canadian Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Canadian Borrower shall at such time deposit in a cash collateral account opened by the applicable Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Canadian Facility Letters of Credit (and the Canadian Borrowers hereby grant to the Canadian Collateral Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Canadian Facility Letters of Credit and all other obligations of such Canadian Borrowers under the Loan Documents).  If at any time the Administrative Agent or the Canadian Agent, as applicable, determines that any funds held in any such cash collateral account are subject to any right or claim of any Person other than the Collateral Agent or the Canadian Collateral Agent, as applicable, and the applicable Secured Parties, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding U.S. Facility Letters of Credit or Canadian Facility Letters of Credit, as applicable, the applicable Borrowers, shall, forthwith upon demand by the Administrative Agent or the Canadian Agent, as applicable, pay to the Administrative Agent or the Canadian Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent or the Canadian Agent, as applicable, determines to be free and clear of any such right and claim.  Amounts held in any such cash collateral account with respect to U.S. Facility Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such U.S. Facility Letters of Credit, and the unused portion thereof after all such U.S. Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  Amounts held in any such cash collateral account with respect to Canadian Facility Letters of Credit shall be applied by the applicable Agent to the payment of drafts drawn under such Canadian Facility Letters of Credit, and the unused portion thereof after all such Canadian Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.    THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1         Appointment.  (a)  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent, the Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

(b)           For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatory for the Agents under this Agreement or under any of the Loan Documents, each Lender (for itself and for all other Secured Parties that are Affiliates of such Lender) and each Agent hereby (a) irrevocably appoints and constitutes (to the extent necessary) and confirms the constitution of (to the extent necessary), the Canadian Collateral Agent as the holder of an irrevocable power of attorney (in such capacity, the “fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of entering and holding on their behalf, and for their benefit, any Liens, including hypothecs (“Hypothecs”), granted or to be granted by any Loan Party on movable or immovable property pursuant to the laws of the Province of Québec to secure obligations of any Loan Party under any bond issued by any Loan Party and exercising such powers and duties which are conferred upon the Canadian Collateral Agent in its capacity as fondé de pouvoir under any of the Hypothecs; and (b) appoints (and confirms the appointment of) and agrees that the Canadian Agent, acting as agent for the applicable Secured Parties, may act as the custodian, registered holder and mandatory (in such capacity, the “Custodian”) with respect to any bond that may be issued and pledged from time to time for the benefit of the applicable Secured Parties.  Each applicable Secured Party shall be entitled to the benefits of any charged property covered by any of the Hypothecs and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms thereof.

(c)           The said constitution of the Canadian Collateral Agent as fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Québec) and of the Canadian Agent as Custodian with respect to any bond that may be issued and pledged by any Loan Party from time to time for the benefit of the applicable Secured Parties shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Acceptance.

(d)           Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec), the Administrative Agent, the Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may purchase, acquire and be the holder of any bond issued by any Loan Party.  Each of the Loan Parties hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

(e)           The Canadian Collateral Agent herein appointed as fondé de pouvoir and Custodian shall have the same rights, powers and immunities as the Agents as stipulated in this Section 10 of the Credit Agreement, which shall apply mutatis mutandis.  Without limitation, the provisions of Section 9.9 shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Collateral Agent acting as fondé de pouvoir and Custodian.

10.2         Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for CCMGC or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Canadian Agent in the case of the Administrative Agent and the Administrative Agent in the case of the Canadian Agent, the Canadian Collateral Agent in the case of the Collateral Agent, the Collateral Agent in the case of the Canadian Collateral Agent, the Collateral Agent in the case of the Administrative Agent and the Canadian Collateral Agent in the case of the Canadian Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3         Exculpatory Provisions.  None of the Agents or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by CCMGC, any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of CCMGC, any Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default.  Neither the Agents nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of CCMGC, any Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Canadian Agent hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of CCMGC), any Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4         Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Borrower or CCMGC), independent accountants and other experts selected by each Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such Section in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5         Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, HERC, the Parent Borrower or CCMGC referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of CCMGC and the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

10.7         Indemnification.  The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Parent Borrower or any other Loan Party and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit and shall be payable only by the Revolving Credit Lenders).  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

(a)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(b)           The agreements in this subsection 10.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the U.S. Guarantee and Collateral Agreement).

10.8         Agents and Other Representatives in Their Individual Capacity.  Each Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though such Agent and the Other Representatives were not an Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, each Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9         Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Administrative Agent, the Collateral Agent, the Canadian Agent and the Canadian Collateral Agent, as applicable, in each case at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 8.6, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent, the Collateral Agent, the Canadian Agent or the Canadian Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(c)           No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by CCMGC or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(d)           The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.  The Canadian Collateral Agent may, and hereby does, appoint the Canadian Agent as its agent for the purposes of holding any Collateral and/or perfecting the Canadian Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.10       Successor Agent.  (a) Subject to the appointment of a successor as set forth herein, the Administrative Agent, the Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may resign as Administrative Agent, Collateral Agent, Canadian Agent or Canadian Collateral Agent, respectively, upon 10 days’ notice to the applicable Lenders and the Parent Borrower.  If the Administrative Agent, the Collateral Agent, the Canadian Agent or the Canadian Collateral Agent shall resign as Administrative Agent, Collateral Agent, Canadian Agent or Canadian Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders (in the case of the Administrative Agent and the Collateral Agent) or the majority of the remaining Canadian Lenders (in the case of the Canadian Agent or the Canadian Collateral Agent) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, the Collateral Agent, the Canadian Agent or the Canadian Collateral Agent, as applicable, and the term “Administrative Agent”, “Collateral Agent”, “Canadian Agent” or Canadian Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent, Collateral Agent, Canadian Agent or Canadian Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  Each of the Syndication Agent and the Documentation Agent may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and HERC.  If the Syndication Agent or the Documentation Agent shall resign as Syndication Agent or Documentation Agent hereunder, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arranger, any Agent or any Lender.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after such retiring Agent’s resignation as such Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation of any Administrative Agent pursuant to the preceding provisions of this subsection 10.10, such resigning Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation (and all outstanding Swing Line Loans of such resigning Administrative Agent shall be required to be repaid in full upon its resignation), although the resigning Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation as Administrative Agent hereunder.

10.11       Other Representatives.  None of the Syndication Agent, the Documentation Agent nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12       Swing Line Lender.  The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13       Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 11.   MISCELLANEOUS.

11.1         Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the Canadian Agent, the Collateral Agent or the Canadian Collateral Agent, as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Canadian Agent, the Collateral Agent or the Canadian Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)           amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by CCMGC, the Parent Borrower or HERC of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.5 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)          release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)          require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)           amend, modify or waive any provision of Section 10 without the written consent of the then Agents and of any Other Representative affected thereby;

(vi)          amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.4(d); or

(vii)         amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each affected L/C Participant;

(viii)        increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base, or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Rental Equipment”, “Eligible Unbilled Accounts” or “Net Orderly Liquidation Value” that would have the effect of increasing the amount of the Canadian Borrowing Base or the U.S. Borrowing Base, reduce the Dollar amount set forth in the definition of  “Dominion Event” or “Liquidity

Event”, or increase the maximum amount of permitted Agent Advances under subsection 2.1(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders; or

(ix)           amend, modify or waive the order of application of payments set forth in the last sentence of subsection 4.4(a), 4.4(e), 4.8(a) or 4.16(e) hereof, or Section 4.1 of the Intercreditor Agreement in each case without the consent of the Supermajority Lenders.

provided further that, notwithstanding and in addition to the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

(b)  Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)  Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

(d)  If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on ten Business Days’ prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance.  In connection with any such replacement under this subsection 11.1(d), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2         Notices.  (a)  All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Canadian Agent, the Collateral Agent and the Canadian Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Chief Financial Officer
Facsimile: 201-307-2324
Telephone: 201-307-2000

with copies to:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: General Counsel
Facsimile: 201-594-3122
Telephone: 207-307-2000

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent/	Deutsche Bank AG, New York Branch
the Collateral Agent:	60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: (212) 797-4655
Telephone: (212) 250-6150

The Canadian Agent/	Deutsche Bank AG, Canada Branch
Canadian Collateral Agent	222 Bay Street, Suite 1100, P.O. Box 64
Toronto, Ontario M5K 1E7
Attention: Marcellus Leung
Assistant Vice President
Facsimile: (416) 682-8484
Telephone: (416) 682-8252

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.7, 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)           Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swing Line Lender or such Issuing Lender in good faith to be from a Responsible Officer.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5         Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Latham & Watkins LLP and McMillan Binch Mendelsohn LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arrangers, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower of any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Parent Borrower set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

11.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          The Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)          any assignment made by a Canadian Facility Lender of its Canadian Facility Commitment shall only be made to an assignee with a Non-Canadian Affiliate.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning:  ”Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)          The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9(a) or (f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)           (i)  Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this subsection, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii)           No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)           Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)           No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business

Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)           If the Parent Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1.  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7         Adjustments; Set-off; Calculations; Computations.  (a)  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise (except pursuant to subsection 4.4, 4.13(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8         Judgment.  (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)           The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12       Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13       Submission To Jurisdiction; Waivers.  (a)  Each party hereto hereby irrevocably and unconditionally:

(i)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower (or, in the case of any Canadian Borrower, as specified in paragraph (b)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(iv)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

(b)           Each Canadian Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent.  CT Corporation, a woltersKluwer Company, located at 111 Eighth Avenue, 13th Floor; New York, NY 10011; telephone: 212-590-9310; facsimile: 212-590-9190, has been appointed as the initial New York Process Agent.  In any action or proceeding in New York State or Federal court, service may be made on a Canadian Borrower by delivering a copy of such process to such Canadian Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Canadian Borrower at its address specified in subsection 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid).  Each of the Canadian Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each of the Canadian Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Canadian Borrower by certified or registered air mail at its address specified in subsection 11.2.  Each of the Canadian Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           To the extent that any Canadian Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Canadian Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.14       Acknowledgements.  Each Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this

Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15       Waiver Of Jury Trial.  EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16       Confidentiality.  Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of CCMGC, the Parent Borrower, HERC or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of CCMGC, the Parent Borrower, HERC or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated.

11.17       USA Patriot Act Notice.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender.

11.18       Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States or Canada, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

(b)           The Parent Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Parent Borrower shall, and shall cause its Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

11.19       Joint and Several Liability; Postponement of Subrogation.  (a) The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each U.S. Borrower shall be liable for all of the such obligations of the other U.S. Borrower under this Agreement and the other Loan Documents.  The obligations of the Canadian Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Canadian Borrower shall be liable for all of such obligations of the other Canadian Borrower under this Agreement and the other Loan Documents.  To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section, in bankruptcy or in any other instance.

(b)           Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments.  Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent or the Canadian Agent, as applicable, shall elect.  In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.  Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers’ Obligations (and the obligations of their Subsidiaries), to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.20       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21       Language  The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only.  Les signataires conferment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HERTZ EQUIPMENT RENTAL CORPORATION

By:	/s/ Harold E. Rolfe
Name:	Harold E. Rolfe
Title:	Vice President & Secretary

THE HERTZ CORPORATION

By:	/s/ Harold E. Rolfe
Name:	Harold E. Rolfe
Title:	Senior Vice President
General Counsel & Secretary

MATTHEWS EQUIPMENT LIMITED

By:	/s/ John R. Samuelson
Name:	John R. Samuelson
Title:	Vice President

WESTERN SHUT-DOWN (1995) LIMITED

By:	/s/ John R. Samuelson
Name:	John R. Samuelson
Title:	Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH,
Individually, as a Lender and as Administrative
Agent and Collateral Agent

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Vice President

DEUTSCHE BANK AG, CANADA BRANCH,
Individually, as Lender and as Canadian Agent and
Canadian Collateral Agent

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

By:	/s/ Paul M. Jurist
Name:	Paul M. Jurist
Title:	Managing Director & Principal
Officer

MERRILL LYNCH & CO., MERRILL LYNCH,
PIERCE, FENNER AND SMITH
INCORPORATED,
Individually and as Documentation Agent, Joint Lead Arranger and Joint Bookrunning Manager

By:	/s/ Sheila McGillicuddy
Name:	Sheila McGillicuddy
Title:	Director

LEHMAN COMMERCIAL PAPER INC.
Individually, as a Lender and as Syndication Agent

By:	/s/ Jeffrey Ast
Name:	Jeffrey Ast
Title:	Authorized Signatory

Bayerische Hypo – und Vereinsbank AG, New
York Branch
as a Lender

By:	/s/ Sven Schuessler
Name:	Sven Schuessler
Title:	Associate Director

By:	/s/ Aaron Witte
Name:	Aaron Witte
Title:	Senior Associate

Sumitomo Mitsui Banking Corporation
as a Lender

By:	/s/ Shigeru Tsuru
Name:	Shigeru Tsuru
Title:	Joint General Manager

THE NORINCHUKIN TRUST & BANKING CO.,
LTD., Acting as Trustee for Trust Account
No.[Account Number]
as a Lender

By:	/s/ Seiji Kuramoto
Name:	Seiji Kuramoto
Title:	Chief Manager

Mizuho Corporate Bank, Ltd., as a Lender

By:	/s/ James Fayen
Name:	James Fayen
Title:	Deputy General Manager

ING CAPITAL LLC
as a Lender

By:	/s/ William C. Beddingfield
Name:	William C. Beddingfield
Title:	Managing Director

The Bank of Tokyo-Mitsubishi, Ltd.
as a Lender

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Vice President

SIEMENS FINANCIAL SERVICES, INC.
as a Lender

By:	/s/ Frank Amodio
Name:	Frank Amodio
Title:	Vice President - Credit

Banca Intesa
as a Lender

By:	/s/ John J. Michalisin
Name:	John J. Michalisin
Title:	First Vice President

By:	/s/ Nicholas A. Matacchieri
Name:	Nicholas A. Matacchieri
Title:	Director

BAYERISCHE LANDESBANK, acting through its New York Branch, as a Lender

By:	/s/ Stuart Schulman
Name:	Stuart Schulman
Title:	Senior Vice President

By:	/s/ Norman McClave
Name:	Norman McClave
Title:	First Vice President

BURDALE FINANCIAL LIMITED
as a Lender

By:	/s/ N B Hogg
Name:	N B Hogg
Title:	Director

LLOYDS TSB COMMERCIAL FINANCE LIMITED
As a Lender

By:	/s/ Paul Herrington
Name:	Paul Herrington
Title:	International Director, ABL

NATEXIS BANQUES POPULAIRES
as a Lender

By:	/s/ Harold Birk
Name:	Harold Birk
Title:	Vice President

By:	/s/ William J. Burke
Name:	William J. Burke
Title:	Vice President

General Electric Capital Corporation
as a Lender

By:	/s/ Michelle Handy
Name:	Michelle Handy
Title:	Its Duly Authorized Signatory

UPS Capital Corporation
as a Lender

By:	/s/ John P. Holloway
Name:	John P. Holloway
Title:	Director of Portfolio Management

Bank of America N.A., as a Lender

By:	/s/ Elizabeth G. Brandt
Name:	Elizabeth G. Brandt
Title:	Vice President

FORTIS CAPITAL CORP
as a Lender

By:	/s/ John Crawford
Name:	John Crawford
Title:	Managing Director

By:	/s/ Michiel van der Voort
Name:	Michiel van der Voort
Title:	Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Lender

By:	/s/ William W. Archer
Name:	William W. Archer
Title:	Managing Director

RZB Finance LLC
as a Lender

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	Group Vice President

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

The Bank of New York
as a Lender

By:	/s/ Patrick Vatel
Name:	Patrick Vatel
Title:	Vice President

Wachovia Bank, National Association
as a Lender

By:	/s/ Jason Searle
Name:	Jason Searle
Title:	Associate

Credit Industriel et Commercial
as a Lender

By:	/s/ Anthony Rock
Name:	Anthony Rock
Title:	Vice President

By:	/s/ Sean Mounier
Name:	Sean Mounier
Title:	First Vice President

E*TRADE BANK
as a Lender

By:	/s/ Sam Crow
Name:	Sam Crow
Title:	Senior Manager, Commercial
Lending

HSBC Business Credit (USA) Inc. as a Lender

By:	/s/ Jimmy Schwartz
Name:	Jimmy Schwartz
Title:	Vice President

Israel Discount Bank of New York
as a Lender

By:	/s/ Andy Ballta
Name:	Andy Ballta
Title:	First Vice President

By:	/s/ Ronald Bongiovanni
Name:	Ronald Bongiovanni
Title:	Senior Vice President

LANDESBANK BADEN-WUERTTEMBERG
NEW YORK BRANCH AND/OR CAYMAN
ISLANDS BRANCH
as a Lender

By:	/s/ Karen Richard
Name:	Karen Richard
Title:	Vice President

By:	/s/ Konrad Kestering
Name:	Konrad Kestering
Title:	Assistant Vice President

North Fork Business Capital Corporation
as a Lender

By:	/s/ Barry S. Fein
Name:	Barry S. Fein
Title:	Senior Vice President

PNC Bank, N.A.
as a Lender

By:	/s/ Karen A. Grexa
Name:	Karen A. Grexa
Title:	Vice President

LASALLE BUSINESS CREDIT, LLC
as a Lender

By:	/s/ Thomas J. Brennan
Name:	Thomas J. Brennan
Title:	First Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.,
as a Lender

By:	/s/ Robert E. Chimenti
Name:	Robert E. Chimenti
Title:	Vice President

UBS Loan Finance LLC
as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director
Banking Products Services, US

By:	/s/ Pamela Oh
Name:	Pamela Oh
Title:	Associate Director
Banking Products Services, US

CALYON NEW YORK BRANCH
as a Lender

By:	/s/ Alex Averbukh
Name:	Alex Averbukh
Title:	Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Director

National City Bank
as a Lender

By:	/s/ Renee M. Bonnell
Name:	Renee M. Bonnell
Title:	Assistant Vice President

THE ROYAL BANK OF SCOTLAND
as a Lender

By:	/s/ David Gilio
Name:	David Gilio
Title:	Managing Director

MERRILL LYNCH CAPITAL CANADA INC. as
a Lender

By:	/s/ Jacquie Alexander
Name:	Jacquie Alexander
Title:	Authorized Signatory

Congress Financial Corporation (Canada)
as a Lender

By:	/s/ Sophie Ronan
Name:	Sophie Ronan
Title:	Vice President, Relationship Manager
Congress Financial Corporation
(Canada)

WELLS FARGO FINANCIAL CORPORATION
CANADA
as a Lender

By:	/s/ Nick Scarfo
Name:	Nick Scarfo
Title:	Vice President

GE Canada Finance Holding Company
as a Lender

By:	/s/ Ellis Gaston
Name:	Ellis Gaston
Title:	Its Duly Authorized Signatory

BANK OF AMERICA, N.A., acting through its
Canada branch, as a Lender

By:	/s/ L.M. Junior Del Brocco
Name:	L.M. Junior Del Brocco
Title:	Senior Vice President

Fortis Capital (Canada) Ltd.
as a Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Doug Clark
Name:	Doug Clark
Title:	SVP

JPMorgan Chase Bank, N.A., Toronto Branch
as a Lender

By:	/s/ Christine Chan
Name:	Christine Chan
Title:	Vice President

LaSalle Business Credit, a division of ABN AMRO
Bank N.V., Canada Branch
as a Lender

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	First Vice President

By:	/s/ Barry Walsh
Name:	Barry Walsh
Title:	Vice President

National City Bank, Canada Branch
as a Lender

By:	/s/ Caroline M. Stade
Name:	Caroline M. Stade
Title:	Vice President

By:	/s/ C.W. Hunt
Name:	C.W. Hunt
Title:	SVP

CIT FINANCIAL LTD.,
as a Lender

By:	/s/ K. I. Brown
Name:	Kenneth I. Brown
Title:	EVP

UBS AG Canada Branch
as a Lender

By:	/s/ Marie A. Haddad
Name:	Marie A. Haddad
Title:	Associate Director
Banking Products Services, US

By:	/s/ Barbara Ezell-McMichael
Name:	Barbara Ezell-McMichael
Title:	Associate Director
Banking Products Services, US

BNP PARIBAS (Canada)
77 KING ST. W., STE. 4100
P.O.B. 31, Toronto, Ontario
M5K 1N8
as a Lender

By:	/s/ James Goodall
Name:	James Goodall
Title:	Managing Director
Leveraged Finance &
Real Estate Finance

By:	/s/ Eric Borromeo
Name:	Eric Borromeo
Title:	Vice President
Leveraged Finance

EXHIBIT A-1 TO

CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York

[ ], 2005

FOR VALUE RECEIVED, the undersigned, [HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation] [[MATTHEWS EQUIPMENT LIMITED] [WESTERN SHUT-DOWN (1995) LIMITED], a corporation organized under the laws of Canada] [THE HERTZ CORPORATION, a Delaware corporation] (the “[Parent] Borrower”), hereby unconditionally promises to pay to [                                ] (the “Lender”) and its successors and assigns, at the office of Deutsche Bank AG, New York Branch, located at 60 Wall Street, New York, New York 10005, in lawful money of the United States of America (or, in the case of Loans denominated in Canadian Dollars or a Designated Foreign Currency (as defined in the Credit Agreement referred to below) evidenced hereby, Canadian Dollars or the relevant Designated Foreign Currency in which the Revolving Credit Loans evidenced hereby are made) and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date, provided that, notwithstanding the fact that the principal amount of this Note is denominated in Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to Revolving Credit Loans denominated in Canadian Dollars or a Designated Foreign Currency evidenced hereby shall be made in Canadian Dollars or the relevant Designated Foreign Currency in which the Revolving Credit Loans evidenced hereby are made, whether or not the Dollar Equivalent (as defined in the Credit Agreement) of such amounts, when added to the outstanding principal amount of the Revolving Credit Loans denominated in Dollars (as defined in the Credit Agreement) evidenced hereby, would exceed the stated principal amount of this Note.

The [Parent] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

A-1-1

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of December [     ], 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among [the Parent Borrower,] [the Borrower,] [THE HERTZ CORPORATION, a Delaware corporation,] [HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation,] [MATTHEWS EQUIPMENT LIMITED, a corporation organized under the laws of Canada] [WESTERN SHUT-DOWN (1995) LIMITED, a corporation organized under the laws of Canada], the several banks and other financial institutions from time to time parties thereto (including the Lender) (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof. Each holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

A-1-2

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[HERTZ EQUIPMENT RENTAL CORPORATION]
[THE HERTZ CORPORATION]
[MATTHEWS EQUIPMENT LIMITED]
[WESTERN SHUT-DOWN (1995) LIMITED]

By:
Name:
Title:

A-1-3

EXHIBIT A-2 TO

CREDIT AGREEMENT

FORM OF SWING LINE NOTE

$	New York, New York

[ ], 2005

FOR VALUE RECEIVED, the undersigned, [HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (the “Borrower”)] [THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”)], hereby unconditionally promises to pay to DEUTSCHE BANK AG, NEW YORK BRANCH (the “Swing Line Lender”) and its successors and assigns, at the office of Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New York  10005, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the undersigned pursuant to subsection 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The [Parent] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swing Line Note is the Swing Line Note referred to in, and is subject in all respects to, the Credit Agreement, dated as of December [     ], 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among [HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation, the Parent Borrower, the Canadian Borrowers (as defined in the Credit Agreement)] [the Borrower, THE HERTZ CORPORATION, a Delaware corporation, the Canadian Borrowers (as defined in the Credit Agreement)], the several banks and other financial institutions from time to time parties thereto (including the Swing Line Lender) (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swing Line Note in respect thereof. The holder hereof, by its acceptance of this Swing Line Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.

A-2-1

Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swing Line Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[HERTZ EQUIPMENT RENTAL CORPORATION]
[THE HERTZ CORPORATION]

By:
Name:
Title:

A-2-2

EXHIBIT B-1 TO

CREDIT AGREEMENT

FORM OF U.S. GUARANTEE AND
COLLATERAL AGREEMENT

See Execution Version

B-1-1

EXHIBIT B-2 TO

CREDIT AGREEMENT

FORM OF CANADIAN GUARANTEE AND
COLLATERAL AGREEMENT

See Execution Version

B-2-1

EXHIBIT C TO

CREDIT AGREEMENT

FORM OF MORTGAGE

C-1

EXHIBIT C TO

CREDIT AGREEMENT

This document is intended to be recorded in [County], [State]

This Deed of Trust was prepared by
and when recorded should be returned to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022-4802

Attention:  Aaron S. Adler, Esq.

(212) 906-1200
031347-0012

FORM OF

DEED OF TRUST, SECURITY AGREEMENT,

AND ASSIGNMENT OF LEASES AND RENTS AND
FIXTURE FILING

by

[THE HERTZ CORPORATION, a Delaware Corporation,]
as Grantor,

to

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Collateral Agent,
as Beneficiary,

Dated as of December     , 2005

DEED OF TRUST, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING, dated as of December __, 2005 is made by [THE HERTZ CORPORATION/THE HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation] (“Grantor”), whose address is 225 Brae Blvd., Park Ridge, New Jersey 07656, to [ADD TRUSTEE’S NAME], with an address at [                       ], as trustee (together with its successors and assigns, in such capacity, “Trustee”), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent (in such capacity, “Beneficiary”), whose address is 60 Wall Street, New York, New York 10005. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.                                   Hertz Equipment Rental Corporation, a Delaware corporation, and The Hertz Corporation, a Delaware corporation, have entered into that certain Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Hertz Equipment Rental Corporation (together with any assignee of, or successor by merger to, Hertz Equipment Rental Corporation’s rights and obligations thereunder as provided therein, “HERC”) and The Hertz Corporation (together with any assignee of, or successor by merger to, The Hertz Corporation’s rights and obligations thereunder as provided therein, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement, and together with HERC and the Parent Borrower, being collectively referred to as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties thereto (together with all other parties defined to be “Lenders” in the Credit Agreement, the “Lenders”), Beneficiary, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian Collateral Agent for the Lenders thereunder, Lehman Commercial Paper Inc., as Syndication Agent, and Merrill Lynch Capital Corporation, as Documentation Agent.

B.                                     Grantor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Owned Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Owned Land (the “Improvements”; the Owned Land and the Improvements being collectively referred to as the “Real Estate”).

C.                                     Pursuant to the terms and conditions of the Credit Agreement, inter alia: (1) the Term Loan Lenders have severally agreed to make certain Term Loans to the Borrower, and (2) the Revolving Credit Lenders have agreed to make certain Revolving Credit Loans to the Borrower, which include (a) the Swing Line Lender’s agreement to make certain Swing Line Loans, and (b) the Issuing Lender’s agreement to issue, and the agreement of the Lenders who are L/C Participants to acquire participating interests in, Letters of Credit for the account of the Borrower.

D.                                    It is a condition precedent, among others, to the effectiveness of the Credit Agreement and the obligations of the Secured Parties to make the Loans, to issue and participate in Letters of Credit, and to enter into any Interest Rate Protection Agreement or Permitted Hedging Arrangement that Grantor secure its obligations under the Credit Agreement and other Loan Documents by executing and delivering this Deed of Trust.

E.                                      Concurrently with entering into the Credit Agreement, the Borrowers entered into that certain Senior Term Facility, dated as of an equal date therewith. All obligations of Grantor under the Senior Term Facility are secured by, among other things, a certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, executed by Grantor for the benefit of Beneficiary (in such capacity, “Term Beneficiary”), dated as of the date hereof (as the same may be amended, restated, supplemented, replaced, extended or otherwise modified from time to time, the “Term Deed of Trust”).

F.                                      In order to induce the Lenders to consent to the entry into the Credit Agreement by the Borrowers and to induce the Lenders to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers, Beneficiary, the Borrowers and certain other parties have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date of the Credit Agreement (the “Intercreditor Agreement”).

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees that to secure all obligations and liabilities of the Grantor in respect of: (1) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all other obligations and liabilities of the Grantor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the Letters of Credit, the other Loan Documents, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) entered into with any Person who was at the time of entry into such agreement a Lender or affiliate of any Lender (provided notice of such Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) was provided to Beneficiary, as Administrative Agent and Collateral Agent), any Guarantee Obligations of CCMG Corporation, a Delaware corporation (“CCMGC”), or any Domestic Subsidiary as to which any Secured Party is a beneficiary, the provision of cash management services by any Lender or an Affiliate thereof to the Parent Borrower or any subsidiary thereof, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement), fees, indemnities, costs, expenses or otherwise (including all reasonable out-of-pocket fees, expenses and disbursements

2

of counsel to the Administrative Agent, Collateral Agent or any other Secured Party that are required to be paid by the Grantor pursuant to the terms of the Credit Agreement or any other Loan Document) (collectively, the “ABL Obligations”) and (2) the Euro MTN Obligations (as defined in the Intercreditor Agreement) (the ABL Obligations and the Euro MTN Obligations are referred to collectively herein as the “Obligations”)

GRANTOR HEREBY GRANTS TO TRUSTEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GIVES, GRANTS, BARGAINS, SELLS, CONVEYS AND CONFIRMS, ASSIGNS, TRANSFERS AND SETS OVER TO TRUSTEE AND TO ITS SUCCESSORS AND ASSIGNS FOR THE BENEFIT AND SECURITY OF BENEFICIARY FOREVER, SUBJECT ONLY TO THE PERMITTED EXCEPTIONS:

(a)                                  all right, title and interest of Grantor in, to and under the Owned Land;

(b)                                 all right, title and interest Grantor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by Grantor or held otherwise);

(c)                                  all right, title and interest of Grantor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d)                                 all right, title and interest of Grantor in and to all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, the Real Estate, but excluding any Rental Car Vehicles to the extent such vehicles are pledged as security for any financing (or refinancing) incurred in connection with the purchase or acquisition of such vehicles (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e)                                  all right, title and interest of Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Grantor;

(f)                                    all right, title and interest of Grantor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees

3

of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g)                                 all right, title and interest of Grantor, to the extent assignable, in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to condemnation awards generally set forth below;

(h)                                 to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i)                                     all proceeds, both cash and noncash, of the foregoing.

(All of the foregoing property and all rights, titles and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (d) are collectively referred to as the “Premises”, and all rights, titles and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted to Trustee and/or Beneficiary, their respective successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Deed of Trust is such that if the ABL Obligations are fully paid and performed, then the estate hereby granted shall cease, terminate and become void.

This Deed of Trust covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Grantor, and the lien of such future advances and re-advances shall relate back to the date of

4

this Deed of Trust. The maximum amount of the obligations secured hereby will not exceed [                             DOLLARS ($                         )].

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary and the Secured Parties as follows:

1.                                       Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Deed of Trust to the “Default Rate” shall mean the interest rate applicable pursuant to subsection 4.1(c) of the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to (i) the Administrative Agent, Collateral Agent and each Other Representative, (ii) the Lenders (including the Issuing Lender and the Swing Line Lender), (iii) with respect to any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) with CCMGC or any of its subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or Affiliate of any Lender, (iv) any Lender or Affiliate thereof which provides cash management services to the Parent Borrower or any of its subsidiaries, (v) with respect to any Management Loans (as defined in the Security Agreement), any lender thereof that, at the time such Indebtedness was extended (or agreement to extend such Indebtedness was entered into), was a Lender or an Affiliate of any Lender, (vi) the Euro MTN Secured Parties (as defined in the Intercreditor Agreement), and (vii) their respective successors and assigns and their permitted transferees and endorsees.

2.                                       Warranty of Title. Grantor warrants that it has good title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and any other Permitted Liens (the “Permitted Exceptions”). Grantor shall warrant, defend and preserve such title and the lien of this Deed of Trust against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Grantor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                       Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                       Requirements. Grantor shall promptly comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.                                       Payment of Taxes and Other Impositions. (a)  Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Grantor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary,

5

imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Grantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Beneficiary, Grantor shall within 30 days after the request of Beneficiary, deliver to Beneficiary evidence reasonably acceptable to Beneficiary showing the payment of any such Imposition. If by law any Imposition, at Grantor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)                                 Nothing herein shall affect any right or remedy of Beneficiary under this Deed of Trust or otherwise, without notice or demand to Grantor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and (ii) payable on demand by Grantor to Beneficiary together with interest at the Default Rate as set forth above.

(c)                                  Grantor shall not be entitled to any credit against the Obligations by reason of the payment of Impositions.

6.                                       Insurance. Grantor shall maintain insurance in accordance with the provisions of the Credit Agreement.

7.                                       Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions and except as otherwise permitted pursuant to the terms of the Credit Agreement, Grantor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

8.                                       Due on Sale and Other Transfer Restrictions. Except as permitted under subsection 8.6 of the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                       Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement.

10.                                 Leases. Except as permitted under the Credit Agreement with respect to any Lease having an annual rental of more than $1,000,000, Grantor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Beneficiary, or (b) without the prior written consent of Beneficiary, which

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consent shall not be unreasonably withheld or delayed, execute or permit to exist any Lease of any material portion of the Mortgaged Property, except for Permitted Exceptions. Beneficiary agrees that, upon the reasonable request of Grantor, Beneficiary will enter into a subordination, non-disturbance and attornment agreement with a tenant (other than affiliate of Grantor) that has executed a lease after the date hereof with respect to all or a portion of the Mortgaged Property, provided (i) Grantor certifies in writing to Beneficiary that such lease contains commercially reasonable terms, including being at fair market rent, (ii) such subordination, non-disturbance and attornment agreement is in form and substance reasonably acceptable to the Beneficiary and (iii) all the costs and expenses related thereto (including reasonable attorneys’ fees) shall be borne by Grantor.

11.                                 Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees promptly upon demand of Beneficiary to do any act or execute any additional documents (including security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

12.                                 Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor under this Deed of Trust, within the applicable grace period, if any, provided for in the Credit Agreement, Beneficiary, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time upon 10 days’ written notice to Grantor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary.

13.                                 Remedies. (a)  Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Mortgaged Property (subject to the terms of any documentation governing any Permitted Receivables Transaction), including the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i)                                     Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Loans or the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Grantor expressly granting to Beneficiary the power of sale), or (D) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon as provided in the Credit Agreement and all reasonable out-of-pocket

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costs of suit, including reasonable out-of-pocket attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment. Grantor agrees that in addition to all other rights of Beneficiary hereunder and without waiving or modifying any of its rights, Beneficiary may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of any statute which allows Beneficiary to obtain the Mortgaged Property by using a shortened redemption period; and

(ii)                                  Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof (subject to the terms of any documentation governing any Permitted Receivables Transaction). Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Grantor might do (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 In case of a foreclosure sale, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel and Beneficiary is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)                                  In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust, Beneficiary shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

(d)                                 It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by the Beneficiary shall be held by the Beneficiary for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Beneficiary, be applied, following the application thereof to pay any unsatisfied Euro MTN Obligations (as defined in the Intercreditor Agreement), by the Beneficiary against the ABL Obligations then due and owing in the order of priority set forth in the Intercreditor Agreement.

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(e)                                  To the extent Trustee, under applicable state law, is required to take action on behalf of the Beneficiary under this Section 13, the Trustee may take any action or seek any remedy granted to Beneficiary under this Section 13, upon request by Beneficiary.

14.                                 Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the reasonable, out-of-pocket cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15.                                 Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary, to the extent permitted under applicable law, as a matter of right and without notice to Grantor, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Grantor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16.                                 Extension, Release, etc. (a)  Without affecting the lien or charge of this Deed of Trust upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)                                 No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)                                  If Beneficiary shall have the right to foreclose this Deed of Trust or to direct a power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien of this

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Deed of Trust or direct the sale of the Mortgaged Property, as the case may be, subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien of this Deed of Trust.

(d)                                 Unless expressly provided otherwise, in the event that ownership of this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17.                                 Security Agreement under Uniform Commercial Code. (a)  It is the intention of the parties hereto that this Deed of Trust shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Beneficiary shall elect to proceed under the Code, then 10 days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include reasonable, out-of-pocket attorneys’ fees and legal expenses. At Beneficiary’s request, during the continuance of an Event of Default, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 Grantor and Beneficiary agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9a-334 and 9a-502 of the Code; (iii) Grantor is the record owner of the Owned Land; and (iv) the addresses of Grantor and Beneficiary are as set forth on the first page of this Deed of Trust.

18.                                 Assignment of Rents. (a)  Grantor hereby assigns to Beneficiary the Rents as further security for the payment of and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Beneficiary hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Grantor shall be

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entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default, such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default under this Deed of Trust by giving not less than 10 days’ written notice of such revocation to Grantor; in the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Beneficiary, or to any such receiver, the fair and reasonable rental value as determined by Beneficiary for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Grantor or any affiliate of Grantor, and upon default in any such payment Grantor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Beneficiary or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise (subject to the terms of any documentation governing any Permitted Receivables Transaction). Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)                                 Grantor has not affirmatively done any act which would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

(c)                                  Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Grantor, is threatened, which would interfere in any way with the right of Grantor to execute the foregoing assignment and perform all of Grantor’s obligations contained in this Section and in the Leases.

19.                                 Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall Grantor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the Beneficiaries and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

20.                                 Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 11.2 of the Credit Agreement to Grantor and to Beneficiary as specified therein.

21.                                 No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of subsection 11.1 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this

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Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22.                                 Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of any Loan Document, the obligations of Grantor and of any other obligor under any Loan Documents or with respect to the Euro MTN Obligations shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

23.                                 Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (a) any appraisement before sale of any portion of the Mortgaged Property, (b) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (c) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Beneficiary of the foreclosure rights, power of sale, or other rights hereby created.

24.                                 Remedies Not Exclusive. Beneficiary shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s rights to realize upon or enforce any other security now or hereafter held by Beneficiary, it being agreed that Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary, as the case may be. In no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust (including in

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connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Beneficiary in possession,” and Beneficiary shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25.                                 Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Beneficiary to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Deed of Trust, nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all

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collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26.                                 Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in its sole discretion it deems such a waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Beneficiary and its successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

27.                                 No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien or deed of trust.

28.                                 Governing Law, etc. This Deed of Trust shall be governed by and construed and interpreted in accordance with the laws of the State in which the Premises are located, except that Grantor expressly acknowledges that by their respective terms the Loan Documents shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and for purposes of consistency, Grantor agrees that in any in personam proceeding related to this Deed of Trust the rights of the parties to this Deed of Trust shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State, without regard to the conflicts of laws principles thereof.

29.                                 Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor Administrative Agent,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or

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reference only and in no way limit or amplify the provisions hereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

30.                                 Last Dollars Secured; Priority. This Deed of Trust secures only a portion of the indebtedness owing or which may become owing by the Grantor to the Secured Parties. The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Obligations outstanding.

31.                                 Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Beneficiary, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. The Grantor shall deliver to the Beneficiary, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

32.                                 Conflict With Credit Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Deed of Trust and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern, other than with respect to the section of this Deed of Trust captioned “Governing Law, etc.”. By their execution of the Credit Agreement, each Lender hereby agrees that it shall not have the right to institute any suit for enforcement of any Note or any other Indebtedness secured by this Deed of Trust or any other Security Document, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, upon applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Deed of Trust or any other Security Document or impede or delay the enforcement of the Lien of this Deed of Trust or any other Security Document.

33.                                 Change in Tax Law. Upon the enactment of or change in (including a change in interpretation of) any applicable law (i) deducting or allowing Grantor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Beneficiary or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Deed of Trust, the Obligations or Beneficiary, and the result is to increase the taxes imposed upon or the cost to Beneficiary of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Grantor shall, on demand, pay to Beneficiary and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Beneficiary, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then Grantor

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shall pay or reimburse Beneficiary or the Lenders for payment of the lawful and non-usurious portion thereof.

34.                                 Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Beneficiary shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Beneficiary.

35.                                 Beneficiary as Agent. Beneficiary has been appointed to act as Beneficiary hereunder by Lenders and, by their acceptance of the benefits hereof, all other Secured Parties. Beneficiary shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Deed of Trust and the Credit Agreement; provided, Beneficiary shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of Required Lenders to the extent required pursuant to the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Beneficiary for the benefit of Lenders and the other Secured Parties in accordance with the terms of this Section. Beneficiary shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Beneficiary under this Deed of Trust; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Beneficiary under this Deed of Trust; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Beneficiary under this Deed of Trust. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Beneficiary under this Deed of Trust, and the retiring or removed Beneficiary under this Deed of Trust shall promptly (i) transfer to such successor Beneficiary all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Beneficiary under this Deed of Trust, and (ii) execute and deliver to such successor Beneficiary such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Beneficiary of the security interests created hereunder, whereupon such retiring or removed Beneficiary shall be discharged from its duties and obligations under this Deed of Trust thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Beneficiary, the provisions of this Deed of Trust shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Beneficiary hereunder.

36.                                 Intercreditor Agreements. The lien of this Deed of Trust herein granted to Beneficiary pursuant to the ABL Credit Agreement (as defined in the Intercreditor Agreement) is expressly subject and subordinate to the liens granted to Term Beneficiary pursuant to the Term Credit Agreement (as defined in the Intercreditor Agreement)  and the Term Deed of Trust with

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respect to (i) all of the Mortgaged Property, (ii) all of the terms, covenants and conditions of this Deed of Trust and all extensions, renewals, modifications, consolidations, spreaders or replacements of this Deed of Trust, (iii) any other action permitted or contemplated by this Deed of Trust and (iv) any assignment of any other property rights mortgaged or assigned to Beneficiary as additional security for the Obligations. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to Beneficiary pursuant to this Deed of Trust and the exercise of any right or remedy by Beneficiary hereunder are subject to the provisions of the Intercreditor Agreement. The foregoing provisions of this paragraph shall remain in full force and effect for so long as the Term Credit Agreement remains outstanding. In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Deed of Trust, the terms and provisions of the Intercreditor Agreement shall govern and control. As among the beneficiaries and holders of the ABL Obligations, as defined in the Intercreditor Agreement: (a) all rights and claims of such beneficiaries shall be subject to the Intercreditor Agreement; and (b) if the ABL Credit Agreement is modified in a manner that modifies any definition, the resulting modification in definition (as it applies in this Deed of Trust) shall bind only any parties that were bound by such change in the ABL Credit Agreement.

37.                                 State Specific Provisions. [To be added]

38.                                 Rights and Responsibilities of Trustee; Other Provisions Relating to Trustee. Notwithstanding anything to the contrary in this Deed of Trust, Grantor and Beneficiary agree as follows:

(a)                                  Exercise of Remedies by Trustee. To the extent that this Deed of Trust or applicable law authorizes or empowers Beneficiary to exercise any remedies set forth in Section 13 hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the State) shall have the power to exercise any or all such remedies, and to perform any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State. In connection therewith, Trustee: (i) shall not exercise, or waive the exercise of, any Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary’s request, and (ii) shall exercise, or waive the exercise of, any or all of Beneficiary’s remedies at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise or waiver. Trustee may, however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

(b)                                 Rights and Privileges of Trustee. To the extent that this Deed of Trust requires Grantor to reimburse Beneficiary for any expenditures Beneficiary may incur, Trustee shall be entitled to the same rights to reimbursement of expenses as Beneficiary, subject to such limitations and conditions as would apply in the case of Beneficiary. To the extent that this Deed of Trust negates or limits Beneficiary’s liability as to any matter, Trustee shall be entitled to the same negation or limitation of liability. To the extent that Grantor, pursuant to this Deed of Trust, appoints Beneficiary as Grantor’s attorney in fact for any purpose, Beneficiary or (when so instructed by Beneficiary) Trustee shall be entitled to act on Grantor’s behalf without joinder or confirmation by the other.

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(c)                                  Intentionally Deleted.

(d)                                 Authority of Beneficiary.  If Beneficiary is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on Beneficiary’s behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment may be executed by any authorized officer or agent of Beneficiary and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of Beneficiary.

(e)                                  Effect of Appointment of Successor Trustee.  Upon the appointment and designation of any successor, substitute or replacement Trustee, Trustee’s entire estate and title in the Mortgaged Property shall vest in the designated successor, substitute or replacement Trustee.  Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee.  All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

(f)                                    Confirmation of Transfer and Succession.  Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Mortgaged Property of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.

(g)                                 Exculpation.  Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or otherwise be responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence, willful misconduct or knowing violation of law.  Trustee shall not be personally liable in case of entry by him, or anyone entering by virtue of the powers herein granted him, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property.  Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine.  All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law).  Trustee shall be under no liability for interest on any moneys received by it hereunder.

(h)                                 Endorsement and Execution of Documents.  Upon Beneficiary’s written request, Trustee shall, without liability or notice to Grantor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of the Credit Documents (as defined in the Intercreditor Agreement).  Grantor hereby irrevocably designates

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Trustee as its attorney in fact to execute, acknowledge and deliver, on Grantor’s behalf and in Grantor’s name, all instruments or agreements necessary to implement any provision(s) of this Deed of Trust or to further perfect the lien created by this Deed of Trust on the Mortgaged Property.  This power of attorney shall be deemed to be coupled with an interest and shall survive any disability of Grantor.

(i)                                     Multiple Trustees.  If Beneficiary appoints multiple trustees, then any Trustee, individually, may exercise all powers granted to Trustee under this instrument, without the need for action by any other Trustee(s).

(j)                                     No Required Action.  Trustee shall not be required to take any action under this Deed of Trust or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested so to do by a written instrument signed by Beneficiary and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to him against any and all costs, expense and liabilities arising therefrom.  Trustee shall not be responsible for the execution, acknowledgment or validity of the Credit Documents (as defined in the Intercreditor Agreement), or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourses of Beneficiary.

(k)                                  Terms of Trustee’s Acceptance.  Trustee accepts the trust created by this Deed of Trust upon the following terms and conditions:

(i)                                     Delegation.  Trustee may exercise any of its powers through appointment of attorney(s) in fact or agents.

(ii)                                  Security.  Trustee shall be under no obligation to take any action upon any Event of Default unless furnished security or indemnity, in form satisfactory to Trustee, against costs, expenses, and liabilities that Trustee may incur.

(iii)                               Costs and Expenses.  Grantor shall reimburse Trustee, as part of the Loan Obligations secured hereunder, for all reasonable disbursements and expenses (including reasonable legal fees and expenses) incurred by reason of or arising from an Actionable Default and as provided for in this Deed of Trust, including any of the foregoing incurred in Trustee’s administering and executing the trust created by this Deed of Trust and performing Trustee’s duties and exercising Trustee’s powers under this Deed of Trust.

[SIGNATURE PAGE FOLLOWS]

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This Deed of Trust has been duly executed by the undersigned and is intended to be effective as the date first above written.

[THE HERTZ CORPORATION],
a Delaware corporation

By:
Name:
Title:

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STATE OF	)
) ss.:
COUNTY OF	)

I certify that on              , 2005,                      personally came before me and this person acknowledged under oath, to my satisfaction, that:

a.                                       this person signed and delivered the attached document as                     of                    , the corporation named in this document; and

b.                                      this document was signed and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.

NOTARY PUBLIC
State of
My Commission Expires:

[SEAL]

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Schedule A

Description of the Owned Land

i

EXHIBIT C TO

CREDIT AGREEMENT

This document is intended to be recorded in [County], [State]

This Mortgage was prepared by
and when recorded should be returned to:

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022-4802
Attention:  Aaron S. Adler, Esq.
(212) 906-1200
031347-0012

FORM OF

MORTGAGE, SECURITY AGREEMENT,

AND ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

by

[THE HERTZ CORPORATION, a Delaware Corporation,]
as Mortgagor,

to

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Collateral Agent,
as Mortgagee,

Dated as of December    , 2005

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING, dated as of December    , 2005 is made by [THE HERTZ CORPORATION/THE HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation] (“Mortgagor”), whose address is 225 Brae Blvd., Park Ridge, New Jersey 07656, to DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent (in such capacity, “Mortgagee”), whose address is 60 Wall Street, New York, New York 10005.  References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.                                   Hertz Equipment Rental Corporation, a Delaware corporation, and The Hertz Corporation, a Delaware corporation, have entered into that certain Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Hertz Equipment Rental Corporation (together with any assignee of, or successor by merger to, Hertz Equipment Rental Corporation’s rights and obligations thereunder as provided therein, “HERC”) and The Hertz Corporation (together with any assignee of, or successor by merger to, The Hertz Corporation’s rights and obligations thereunder as provided therein, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement, and  together with HERC and the Parent Borrower, being collectively referred to as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties thereto (together with all other parties defined to be “Lenders” in the Credit Agreement, the “Lenders”), Mortgagee, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian Collateral Agent for the Lenders thereunder, Lehman Commercial Paper Inc., as Syndication Agent, and Merrill Lynch Capital Corporation, as Documentation Agent.

B.                                     Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Owned Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Owned Land (the “Improvements”; the Owned Land and the Improvements being collectively referred to as the “Real Estate”).

C.                                     Pursuant to the terms and conditions of the Credit Agreement the Lenders have severally agreed to make certain Loans to the Borrower, inter alia, certain Revolving Credit Loans to the Borrower, which include (i) the Swing Line Lender’s agreement to make certain Swing Line Loans, and (ii) the Issuing Lender’s agreement to issue, and the agreement of the Lenders who are L/C Participants to acquire participating interests in, Letters of Credit for the account of the Borrower.

D.                                    It is a condition precedent, among others, to the effectiveness of the Credit Agreement and the obligations of the Secured Parties to make the Loans, to issue and participate in Letters of Credit, and to enter into any Interest Rate Protection Agreement or Permitted Hedging Arrangement that Mortgagor secure its obligations under the Credit Agreement and other Loan Documents by executing and delivering this Mortgage.

E.                                      Concurrently with entering into the Credit Agreement, the Borrowers entered into that certain Senior Term Facility, dated as of an equal date therewith.  All obligations of Mortgagor under the Senior Term Facility are secured by, among other things, a certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, executed by Mortgagor for the benefit of Mortgagee (in such capacity, “Term Mortgagee”), dated as of the date hereof (as the same may be amended, restated, supplemented, replaced, extended or otherwise modified from time to time, the “Term Mortgage”).

F.                                      In order to induce the Lenders to consent to the entry into the Credit Agreement by the Borrowers and to induce the Lenders to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers, Mortgagee, the Borrowers and certain other parties have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date of the Credit Agreement (the “Intercreditor Agreement”).

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure all obligations and liabilities of the Mortgagor in respect of: (1) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all other obligations and liabilities of the Mortgagor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the Letters of Credit, the other Loan Documents, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) entered into with any Person who was at the time of entry into such agreement a Lender or affiliate of any Lender (provided notice of such Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement)

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was provided to Mortgagee, as Administrative Agent and Collateral Agent), any Guarantee Obligations of CCMG Corporation, a Delaware corporation (“CCMGC”), or any Domestic Subsidiary as to which any Secured Party is a beneficiary, the provision of cash management services by any Lender or an Affiliate thereof to the Parent Borrower or any subsidiary thereof, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement), fees, indemnities, costs, expenses or otherwise (including all reasonable out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent, Collateral Agent or any other Secured Party that are required to be paid by the Mortgagor pursuant to the terms of the Credit Agreement or any other Loan Document) (collectively, the “ABL Obligations”) and (2) the Euro MTN Obligations (as defined in the Intercreditor Agreement) (the ABL Obligations and the Euro MTN Obligations are referred to collectively herein as the “Obligations”)

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GIVES, GRANTS, BARGAINS, SELLS, CONVEYS AND CONFIRMS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE AND TO ITS SUCCESSORS AND ASSIGNS FOREVER, SUBJECT ONLY TO THE PERMITTED EXCEPTIONS:

(a)                                  all right, title and interest of Mortgagor in, to and under the Owned Land;

(b)                                 all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by Mortgagor or held otherwise);

(c)                                  all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d)                                 all right, title and interest of Mortgagor in and to all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each

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case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, the Real Estate, but excluding any Rental Car Vehicles to the extent such vehicles are pledged as security for any financing (or refinancing) incurred in connection with the purchase or acquisition of such vehicles (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e)                                  all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

(f)                                    all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g)                                 all right, title and interest of Mortgagor, to the extent assignable, in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to condemnation awards generally set forth below;

(h)                                 to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or

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Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i)                                     all proceeds, both cash and noncash, of the foregoing.

(All of the foregoing property and all rights, titles and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (d) are collectively referred to as the “Premises”, and all rights, titles and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the ABL Obligations are fully paid and performed, then the estate hereby granted shall cease, terminate and become void.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.  The maximum amount of the obligations secured hereby will not exceed [          DOLLARS ($       )].

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1.                                       Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  References in this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to subsection 4.1(c) of the Credit Agreement.  References herein to the “Secured Parties” shall mean the collective reference to (i) the Administrative Agent, Collateral Agent and each Other Representative, (ii) the Lenders (including the Issuing Lender and the Swing Line Lender), (iii) with respect to any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) with CCMGC or any of its subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or Affiliate of any Lender, (iv) any Lender or Affiliate thereof which provides cash management services to

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the Parent Borrower or any of its subsidiaries, (v) with respect to any Management Loans (as defined in the Security Agreement), any lender thereof that, at the time such Indebtedness was extended (or agreement to extend such Indebtedness was entered into), was a Lender or an Affiliate of any Lender, (vi) the Euro MTN Secured Parties (as defined in the Intercreditor Agreement), and (vii) their respective successors and assigns and their permitted transferees and endorsees.

2.                                       Warranty of Title.  Mortgagor warrants that it has good title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and any other Permitted Liens (the “Permitted Exceptions”).  Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions).  Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                       Payment of Obligations.  Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                       Requirements.  Mortgagor shall promptly comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.                                       Payment of Taxes and Other Impositions.  (a)  Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.  Upon request by Mortgagee, Mortgagor shall within 30 days after the request of Mortgagee, deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition.  If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such

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Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)                                 Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate.  Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c)                                  Mortgagor shall not be entitled to any credit against the Obligations by reason of the payment of Impositions.

6.                                       Insurance.  Mortgagor shall maintain insurance in accordance with the provisions of the Credit Agreement.

7.                                       Restrictions on Liens and Encumbrances.  Except for the lien of this Mortgage and the Permitted Exceptions and except as otherwise permitted pursuant to the terms of the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8.                                       Due on Sale and Other Transfer Restrictions.  Except as permitted under subsection 8.6 of the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                       Condemnation/Eminent Domain.  Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings.  All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement.

10.                                 Leases.  Except as permitted under the Credit Agreement with respect to any Lease having an annual rental of more than $1,000,000, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld or delayed, execute or permit to exist any Lease of any material portion of the Mortgaged Property, except for Permitted Exceptions. Mortgagee agrees that, upon the reasonable request of Mortgagor, Mortgagee will enter into a subordination, non-disturbance and attornment

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agreement with a tenant (other than affiliate of Mortgagor) that has executed a lease after the date hereof with respect to all or a portion of the Mortgaged Property, provided (i) Mortgagor certifies in writing to Mortgagee that such lease contains commercially reasonable terms, including being at fair market rent, (ii) such subordination, non-disturbance and attornment agreement is in form and substance reasonably acceptable to the Mortgagee and (iii) all the costs and expenses related thereto (including reasonable attorneys’ fees) shall be borne by Mortgagor.

11.                                 Further Assurances.  To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

12.                                 Mortgagee’s Right to Perform.  If Mortgagor fails to perform any of the covenants or agreements of Mortgagor under this Mortgage, within the applicable grace period, if any, provided for in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon 10 days’ written notice to Mortgagor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.  No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13.                                 Remedies.  (a)  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property (subject to the terms of any documentation governing any Permitted Receivables Transaction), including the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i)                                     Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Loans or the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the

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power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow.  Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon as provided in the Credit Agreement and all reasonable out-of-pocket costs of suit, including reasonable out-of-pocket attorneys’ fees and disbursements.  Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. Mortgagor agrees that in addition to all other rights of Mortgagee hereunder and without waiving or modifying any of its rights, Mortgagee may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of any statute which allows Mortgagee to obtain the Mortgaged Property by using a shortened redemption period; and

(ii)                                  Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof (subject to the terms of any documentation governing any Permitted Receivables Transaction).  Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)                                  In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition

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and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d)                                 It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by the Mortgagee shall be held by the Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Mortgagee, be applied, following the application thereof to pay any unsatisfied Euro MTN Obligations (as defined in the Intercreditor Agreement), by the Mortgagee against the ABL Obligations then due and owing in the order of priority set forth in the Intercreditor Agreement.

14.                                 Right of Mortgagee to Credit Sale.  Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof.  In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the reasonable, out-of-pocket cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.  In such event, this Mortgage, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15.                                 Appointment of Receiver.  If an Event of Default shall have occurred and be continuing, Mortgagee, to the extent permitted under applicable law, as a matter of right and without notice to Mortgagor, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law).  Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16.                                 Extension, Release, etc.  (a)  Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness

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borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)                                 No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)                                  If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage or direct the sale of the Mortgaged Property, as the case may be, subject to the rights of any tenants of the Mortgaged Property.  The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d)                                 Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17.                                 Security Agreement under Uniform Commercial Code.  (a)  It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located.  If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply).  If Mortgagee shall elect to proceed under the Code, then 10 days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred

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by Mortgagee shall include reasonable, out-of-pocket attorneys’ fees and legal expenses.  At Mortgagee’s request, during the continuance of an Event of Default, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9a-334 and 9a-502 of the Code; (iii) Mortgagor is the record owner of the Owned Land; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

18.                                 Assignment of Rents.  (a)  Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations.  The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default, such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default under this Mortgage by giving not less than 10 days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise (subject to the terms of any documentation governing any Permitted Receivables Transaction).  Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)                                 Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

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(c)                                  Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

19.                                 Additional Rights.  The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease.  By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void.  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations.  Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

20.                                 Notices.  All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

21.                                 No Oral Modification.  This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of subsection 11.1 of the Credit Agreement.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22.                                 Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.  Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Documents or with respect to the Euro MTN Obligations shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

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23.                                 Mortgagor’s Waiver of Rights.  To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (a) any appraisement before sale of any portion of the Mortgaged Property, (b) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (c) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process.  To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

24.                                 Remedies Not Exclusive.  Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise.  Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion.  No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be.  In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Mortgagee in possession,” and Mortgagee  shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

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25.                                 Multiple Security.  If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located.  Mortgagor acknowledges that the right to maintain a consolidated  foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.  Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any  foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis.  Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis.  It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a

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single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26.                                 Successors and Assigns.  All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such a waiver advisable.  All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns.  The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

27.                                 No Waivers, etc.  Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor.  Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

28.                                 Governing Law, etc.  This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Premises are located, except that Mortgagor expressly acknowledges that by their respective terms the Loan Documents shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State, without regard to the conflicts of laws principles thereof.

29.                                 Certain Definitions.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall

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be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor Administrative Agent,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.  The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

30.                                 Last Dollars Secured; Priority.  This Mortgage secures only a portion of the indebtedness owing or which may become owing by the Mortgagor to the Secured Parties.  The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

31.                                 Release.  If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property.  The Mortgagor shall deliver to the Mortgagee, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Mortgagor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

32.                                 Conflict With Credit Agreement.  In the event of any conflict or inconsistency between the terms and provisions of this Mortgage and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern, other than with respect to the section of this Mortgage captioned “Governing Law, etc.”.  By their execution of the Credit Agreement, each Lender hereby agrees that it shall not have the right to institute any suit for enforcement of any Note or

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any other Indebtedness secured by this Mortgage or any other Security Document, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, upon applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Mortgage or any other Security Document or impede or delay the enforcement of the Lien of this Mortgage or any other Security Document.

33.                                 Change in Tax Law.  Upon the enactment of or change in (including a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Obligations or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non-usurious portion thereof.

34.                                 Subrogation.  To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Mortgagee shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Mortgagee.

35.                                 Mortgagee as Agent.  Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, all other Secured Parties.  Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of Required Lenders to the extent required pursuant to the Credit Agreement.  In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders and the other Secured Parties in accordance with the terms of this Section.  Mortgagee shall at all times be the same

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Person that is Collateral Agent under the Credit Agreement.  Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage.  Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

36.                                 Intercreditor Agreements. The lien of this Mortgage herein granted to Mortgagee pursuant to the ABL Credit Agreement (as defined in the Intercreditor Agreement) is expressly subject and subordinate to the liens granted to Term Mortgagee pursuant to the Term Credit Agreement (as defined in the Intercreditor Agreement) and the Term Mortgage with respect to (i) all of the Mortgaged Property, (ii) all of the terms, covenants and conditions of this Mortgage and all extensions, renewals, modifications, consolidations, spreaders or replacements of this Mortgage, (iii) any other action permitted or contemplated by this Mortgage and (iv) any assignment of any other property rights mortgaged or assigned to Mortgagee as additional security for the Obligations. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement.  The foregoing provisions of this paragraph shall remain in full force and effect for so long as the Term Credit Agreement remains outstanding.  In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Intercreditor Agreement shall govern and control.  As among the beneficiaries and holders of the ABL Obligations, as defined in the Intercreditor Agreement: (a) all rights and claims of such beneficiaries shall be subject to the Intercreditor Agreement; and (b) if the ABL Credit Agreement is modified in a manner that modifies any definition, the resulting modification in definition

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(as it applies in this Mortgage) shall bind only any parties that were bound by such change in the ABL Credit Agreement.

37.                                 State Specific Provisions.  [To be added]

[SIGNATURE PAGE FOLLOWS]

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This Mortgage has been duly executed by the undersigned and is intended to be effective as the date first above written.

[THE HERTZ CORPORATION],
a Delaware corporation

By:
Name:
Title:

21

STATE OF	)
) ss.:
COUNTY OF	)

I certify that on                           , 2005,                                                                personally came before me and this person acknowledged under oath, to my satisfaction, that:

a.                                       this person signed and delivered the attached document as                                               of                                                                       , the corporation named in this document; and

b.                                      this document was signed and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.

NOTARY PUBLIC
State of
My Commission Expires:

[SEAL]

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Schedule A

Description of the Owned Land

i

EXHIBIT C TO
CREDIT AGREEMENT

This document is intended to be recorded in [County], [State]

This Mortgage was prepared by
and when recorded should be returned to:

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022-4802
Attention:  Aaron S. Adler, Esq.
(212) 906-1200
031347-0012

FORM OF

MORTGAGE, SECURITY AGREEMENT,

AND ASSIGNMENT OF LEASES AND RENTS AND
FIXTURE FILING

by

[THE HERTZ CORPORATION, a Delaware Corporation,]
as Mortgagor,

to

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Collateral Agent,
as Mortgagee,

Dated as of December      , 2005

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING, dated as of December       , 2005 is made by [THE HERTZ CORPORATION/THE HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation] (“Mortgagor”), whose address is 225 Brae Blvd., Park Ridge, New Jersey 07656, to DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent under the Senior Term Credit Agreement (as hereinafter defined) (in such capacity, “Mortgagee”), whose address is 60 Wall Street, New York, New York 10005.  References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.                                   The Hertz Corporation, a Delaware corporation, has entered into that certain Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Senior Term Credit Agreement”) among The Hertz Corporation (together with any assignee of, or successor by merger to, The Hertz Corporation’s rights and obligations thereunder as provided therein, the “Parent Borrower”), the several banks and other financial institutions from time to time parties thereto (together with all other parties defined to be “Lenders” in the Senior Term Credit Agreement, the “Senior Term Lenders”), Mortgagee, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Merrill Lynch Capital Corporation, as Documentation Agent.

B.                                     Hertz Equipment Rental Corporation, a Delaware corporation, and the Parent Borrower have entered into that certain Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and together with the Senior Term Credit Agreement, the “Credit Agreements”) among Hertz Equipment Rental Corporation (together with any assignee of, or successor by merger to, Hertz Equipment Rental Corporation’s rights and obligations thereunder as provided therein, “HERC”) and the Parent Borrower, the Canadian Borrowers (as defined in the ABL Credit Agreement, and  together with HERC and the Parent Borrower, being collectively referred to as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties thereto (together with all other parties defined to be “Lenders” in the ABL Credit Agreement, the “ABL Lenders”; the ABL Lenders and the Senior Term Lenders are collectively referred to herein as the “Lenders”), Mortgagee, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian Collateral Agent for the ABL Lenders thereunder, Lehman Commercial Paper Inc., as Syndication Agent, and Merrill Lynch Capital Corporation, as Documentation Agent.

C.                                     Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Owned Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Owned Land (the “Improvements”; the Owned Land and the Improvements being collectively referred to as the “Real Estate”).

D.                                    Pursuant to the terms and conditions of the Senior Term Credit Agreement, inter alia: (1) the Term Loan Lenders (as defined in the Senior Term Credit Agreement) have severally agreed to make certain Term Loans (as defined in the Senior Term Credit Agreement) to the Parent Borrower, and (2) each Issuing Lender (as defined in the Senior Term Credit Agreement) has agreed to issue, and the Senior Term Lenders who are L/C Participants (as defined in the Senior Credit Agreement) have agreed to acquire participating interests in, Letters of Credit (as defined in the Senior Term Credit Agreement) for the account of the Parent Borrower.

E.                                      Pursuant to the terms and conditions of the ABL Credit Agreement, the Lenders (as defined in the ABL Credit Agreement) have severally agreed to make certain Loans (as defined in the ABL Credit Agreement) to the Borrowers, inter alia, certain Revolving Credit Loans (as defined in the ABL Credit Agreement) to the Borrowers, which include (i) the Swing Line Lender’s (as defined in the ABL Credit Agreement) agreement to make certain Swing Line Loans (as defined in the ABL Credit Agreement), and (ii) each Issuing Lender (as defined in the ABL Credit Agreement) has agreed to issue, and the ABL Lenders who are L/C Participants (as defined in the ABL Credit Agreement)  to acquire participating interests in, Letters of Credit (as defined in the ABL Credit Agreement) for the account of the Borrowers.

F.                                      It is a condition precedent, among others, to the effectiveness of each Credit Agreement and the obligations of the Secured Parties to make the Loans (as defined in each Credit Agreement), to issue and participate in Letters of Credit (as defined in each Credit Agreement), and to enter into any Interest Rate Protection Agreement or Permitted Hedging Arrangement (each as defined in each Credit Agreement) that Mortgagor secure its obligations under each Credit Agreement and other Loan Documents (as defined in each Credit Agreement) by executing and delivering this Mortgage.

G.                                     In order to induce the Lenders to consent to the entry into the Senior Term Credit Agreement by the Parent Borrower and the ABL Credit Agreement by the Borrowers, and to induce the Lenders to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent Borrower or the Borrowers, as applicable, Mortgagee, the Borrowers and certain other parties have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).

H.                                    Pursuant to the terms of the Intercreditor Agreement, Mortgagee is holding the liens and interests granted to it hereunder for the benefit of (i) itself as Collateral Agent under the Senior Term Credit Agreement, (ii) itself as Collateral Agent under the ABL Credit Agreement, and (iii) the Euro MTN Secured Parties (as defined in the Intercreditor Agreement).

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure all obligations and liabilities of the Mortgagor in respect of:

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1.                                       the unpaid principal of and interest on (including interest accruing after the maturity of the Loans (as defined in the Senior Term Credit Agreement) and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans (as defined in the Senior Term Credit Agreement), reimbursement obligations, and all other obligations and liabilities of the Mortgagor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Senior Term Credit Agreement, the Loans (as defined in the Senior Term Credit Agreement), the Letters of Credit (as defined in the Senior Term Credit Agreement), the other Loan Documents (as defined in the Senior Term Credit Agreement), any Interest Rate Protection Agreement, Permitted Hedging Arrangement (each as defined in the Senior Term Credit Agreement) or Bank Products Agreement (as defined in the Intercreditor Agreement) entered into with any Person who was at the time of entry into such agreement a Senior Term Lender or affiliate of any Senior Term Lender (provided notice of such Interest Rate Protection Agreement or Permitted Hedging Arrangement was provided to Mortgagee, as Administrative Agent and Collateral Agent under the Senior Term Credit Agreement) or otherwise a Term Hedging Affiliate (as defined in the Intercreditor Agreement), any Guarantee Obligations (as defined in the Senior Term Credit Agreement) of CCMG Corporation, a Delaware corporation (“CCMGC”), or any Domestic Subsidiary as to which any Secured Party is a beneficiary, the provision of cash management services by any Senior Term Lender or an Affiliate thereof to the Parent Borrower or any subsidiary thereof, the Brazil Guaranty (as defined in the Intercreditor Agreement), or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement or Permitted Hedging Arrangement (each as defined in the Senior Term Credit Agreement), fees, indemnities, costs, expenses or otherwise (including all reasonable out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent (as defined in the Senior Term Credit Agreement), Collateral Agent (as defined in the Senior Term Credit Agreement) or any other Secured Party that are required to be paid by the Mortgagor pursuant to the terms of the Senior Term Credit Agreement or any other Loan Document (as defined in the Senior Term Credit Agreement)) (collectively, the “Term Obligations”);

2.                                       the unpaid principal of and interest on (including interest accruing after the maturity of the Loans (as defined in the ABL Credit Agreement) and Reimbursement Obligations (as defined in the ABL Credit Agreement) and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans (as defined in the ABL Credit Agreement), the Reimbursement Obligations (as defined in the ABL Credit Agreement), and all other obligations and liabilities of the Mortgagor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the ABL Credit Agreement, the Loans (as defined in the ABL Credit Agreement), the Letters of Credit (as defined in the ABL Credit Agreement), the other Loan Documents (as defined in the ABL Credit Agreement), any Interest Rate Protection Agreement, Permitted Hedging Arrangement (each as defined in the ABL Credit Agreement), or

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Bank Products Agreement (as defined in the Intercreditor Agreement) entered into with any Person who was at the time of entry into such agreement an ABL Lender or affiliate of any ABL Lender (provided notice of such Interest Rate Protection Agreement, Permitted Hedging Arrangement (each as defined in the ABL Credit Agreement), or Bank Products Agreement (as defined in the Intercreditor Agerement) was provided to Mortgagee, as Administrative Agent and Collateral Agent under the ABL Credit Agreement), any Guarantee Obligations (as defined in the ABL Credit Agreement) of CCMGC, or any Domestic Subsidiary as to which any Secured Party is a beneficiary, the provision of cash management services by any ABL Lender or an Affiliate thereof to the Parent Borrower or any subsidiary thereof, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement, Permitted Hedging Arrangement (each as defined in the ABL Credit Agreement) or Bank Products Agreement (as defined in the Intercreditor Agreement), fees, indemnities, costs, expenses or otherwise (including all reasonable out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent (as defined in the ABL Credit Agreement), Collateral Agent (as defined in the ABL Credit Agreement) or any other Secured Party that are required to be paid by the Mortgagor pursuant to the terms of the ABL Credit Agreement or any other Loan Document (as defined in the ABL Credit Agreement)) (collectively, the “ABL Obligations” and together with the Term Obligations, the “Senior Facility Obligations”); and

3.                                       The Euro MTN Obligations (as defined in the Intercreditor Agreement) of the Mortgagor, owed to the Euro MTN Secured Parties (as defined in the Intercreditor Agreement) (the Euro MTN Obligations and the Senior Facility Obligations are referred to collectively herein as the “Obligations”);

MORTGAGOR HEREBY GRANTS TO MORTGAGEE, IN ITS CAPACITY AS COLLATERAL AGENT UNDER THE SENIOR TERM CREDIT AGREEMENT AND IN ITS CAPACITY AS COLLATERAL AGENT UNDER THE ABL CREDIT AGREEMENT,  A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GIVES, GRANTS, BARGAINS, SELLS, CONVEYS AND CONFIRMS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE AND TO ITS SUCCESSORS AND ASSIGNS FOREVER, SUBJECT ONLY TO THE PERMITTED EXCEPTIONS:

(a)                                  all right, title and interest of Mortgagor in, to and under the Owned Land;

(b)                                 all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by Mortgagor or held otherwise);

(c)                                  all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits

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and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d)                                 all right, title and interest of Mortgagor in and to all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, the Real Estate, but excluding any Rental Car Vehicles to the extent such vehicles are pledged as security for any financing (or refinancing) incurred in connection with the purchase or acquisition of such vehicles (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e)                                  all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

(f)                                    all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g)                                 all right, title and interest of Mortgagor, to the extent assignable, in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to condemnation awards generally set forth below;

(h)                                 to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all

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agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i)                                     all proceeds, both cash and noncash, of the foregoing.

(All of the foregoing property and all rights, titles and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (d) are collectively referred to as the “Premises”, and all rights, titles and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the Senior Facility Obligations are fully paid and performed, then regardless of whether the Euro MTN Obligations have been fully paid and performed, the estate hereby granted shall cease, terminate and become void.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the Obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.  The maximum amount of the Obligations secured hereby will not exceed [                       DOLLARS ($                )].

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1.                                       Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreements, or if not the same in each Credit Agreement, then as defined in the applicable Credit Agreement, as the use and context may require.  References in this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to subsection 4.1(c) of the Credit Agreement.  References herein to the “Secured Parties” shall mean the collective reference to (i) the Administrative Agent, Collateral Agent and each Other Representative, (ii) the Lenders (including the Issuing Lender and the Swing Line Lender), (iii) with respect to any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement with CCMGC or any of its subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or Affiliate of any Lender, or otherwise a Term Hedging Affiliate (as defined in the Intercreditor Agreement), (iv) any Lender or Affiliate thereof which provides cash management services to the Parent Borrower or any of its subsidiaries, (v) with respect to any Management Loans (as defined in the Security Agreement), any lender thereof that, at the time such Indebtedness was extended (or agreement to extend such Indebtedness was entered into), was a

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Lender or an Affiliate of any Lender, (vi) the Euro MTN Secured Parties (as defined in the Intercreditor Agreement), (vii) the Brazil Debt Secured Parties (as defined in the Intercreditor Agreement), and (viii) their respective successors and assigns and their permitted transferees and endorsees.

2.                                       Warranty of Title.  Mortgagor warrants that it has good title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and any other Permitted Liens (the “Permitted Exceptions”).  Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions).  Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                       Payment of Obligations.  Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                       Requirements.  Mortgagor shall promptly comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.                                       Payment of Taxes and Other Impositions.  (a)  Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.  Upon request by Mortgagee, Mortgagor shall within 30 days after the request of Mortgagee, deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition.  If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)                                 Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate.  Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this

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Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c)                                  Mortgagor shall not be entitled to any credit against the Obligations by reason of the payment of Impositions.

6.                                       Insurance.  Mortgagor shall maintain insurance in accordance with the provisions of the Credit Agreement.

7.                                       Restrictions on Liens and Encumbrances.  Except for the lien of this Mortgage and the Permitted Exceptions and except as otherwise permitted pursuant to the terms of the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8.                                       Due on Sale and Other Transfer Restrictions.  Except as permitted under subsection 8.6 of the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                       Condemnation/Eminent Domain.  Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings.  All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement.

10.                                 Leases.  Except as permitted under the Credit Agreement with respect to any Lease having an annual rental of more than $1,000,000, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld or delayed, execute or permit to exist any Lease of any material portion of the Mortgaged Property, except for Permitted Exceptions. Mortgagee agrees that, upon the reasonable request of Mortgagor, Mortgagee will enter into a subordination, non-disturbance and attornment agreement with a tenant (other than affiliate of Mortgagor) that has executed a lease after the date hereof with respect to all or a portion of the Mortgaged Property, provided (i) Mortgagor certifies in writing to Mortgagee that such lease contains commercially reasonable terms, including being at fair market rent, (ii) such subordination, non-disturbance and attornment agreement is in form and substance reasonably acceptable to the Mortgagee and (iii) all the costs and expenses related thereto (including reasonable attorneys’ fees) shall be borne by Mortgagor.

11.                                 Further Assurances.  To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

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12.                                 Mortgagee’s Right to Perform.  If Mortgagor fails to perform any of the covenants or agreements of Mortgagor under this Mortgage, within the applicable grace period, if any, provided for in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon 10 days’ written notice to Mortgagor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.  No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13.                                 Remedies.  (a)  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property (subject to the terms of any documentation governing any Permitted Receivables Transaction), including the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i)                                     Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Loans or the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow.  Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon as provided in the Credit Agreement and all reasonable out-of-pocket costs of suit, including reasonable out-of-pocket attorneys’ fees and disbursements.  Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. Mortgagor agrees that in addition to all other rights of Mortgagee hereunder and without waiving or modifying any of its rights, Mortgagee may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of any statute which allows Mortgagee to obtain the Mortgaged Property by using a shortened redemption period; and

(ii)                                  Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof (subject to the terms of any documentation governing any Permitted Receivables

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Transaction).  Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)                                  In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d)                                 It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by the Mortgagee shall be held by the Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Mortgagee, be applied, following the application thereof to pay any unsatisfied Euro MTN Obligations (as defined in the Intercreditor Agreement), by the Mortgagee against the Senior Facility Obligations then due and owing in the order of priority set forth in the Intercreditor Agreement.

14.                                 Right of Mortgagee to Credit Sale.  Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof.  In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the reasonable, out-of-pocket cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.  In such event, this Mortgage, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15.                                 Appointment of Receiver.  If an Event of Default shall have occurred and be continuing, Mortgagee, to the extent permitted under applicable law, as a matter of right and without notice to Mortgagor, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be

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required by law).  Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16.                                 Extension, Release, etc.  (a)  Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)                                 No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)                                  If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage or direct the sale of the Mortgaged Property, as the case may be, subject to the rights of any tenants of the Mortgaged Property.  The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d)                                 Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17.                                 Security Agreement under Uniform Commercial Code.  (a)  It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located.  If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights,

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powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply).  If Mortgagee shall elect to proceed under the Code, then 10 days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include reasonable, out-of-pocket attorneys’ fees and legal expenses.  At Mortgagee’s request, during the continuance of an Event of Default, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9a-334 and 9a-502 of the Code; (iii) Mortgagor is the record owner of the Owned Land; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

18.                                 Assignment of Rents.  (a)  Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations.  The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default, such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default under this Mortgage by giving not less than 10 days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise (subject to the terms of any documentation governing any Permitted Receivables Transaction).  Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)                                 Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c)                                  Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any

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way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

19.                                 Additional Rights.  The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease.  By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void.  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations.  Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

20.                                 Notices.  All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

21.                                 No Oral Modification.  This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of subsection 11.1 of the Credit Agreement.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22.                                 Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.  Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Documents or with respect to the Euro MTN Obligations shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

23.                                 Mortgagor’s Waiver of Rights.  To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (a) any appraisement before sale of any portion of the Mortgaged Property, (b) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (c) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process.  To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption,

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extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

24.                                 Remedies Not Exclusive.  Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise.  Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion.  No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be.  In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Mortgagee in possession,” and Mortgagee  shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25.                                 Multiple Security.  If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located.  Mortgagor acknowledges that the right to maintain a consolidated  foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.  Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged

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Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any  foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis.  Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis.  It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26.                                 Successors and Assigns.  All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such a waiver advisable.  All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns.  The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

27.                                 No Waivers, etc.  Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor.  Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the Obligations secured by this Mortgage without, as to

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the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

28.                                 Governing Law, etc.  This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Premises are located, except that Mortgagor expressly acknowledges that by their respective terms the Loan Documents shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State, without regard to the conflicts of laws principles thereof.

29.                                 Certain Definitions.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor Administrative Agent,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.  The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

30.                                 Last Dollars Secured; Priority.  This Mortgage secures only a portion of the indebtedness owing or which may become owing by the Mortgagor to the Secured Parties.  The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

31.                                 Release.  If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property.  The Mortgagor shall deliver to the Mortgagee, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Mortgagor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

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32.                                 Conflict With Credit Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Mortgage and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern, other than with respect to the section of this Mortgage captioned “Governing Law, etc.”. By their execution of the Credit Agreement, each Lender hereby agrees that it shall not have the right to institute any suit for enforcement of any Note or any other Indebtedness secured by this Mortgage or any other Security Document, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, upon applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Mortgage or any other Security Document or impede or delay the enforcement of the Lien of this Mortgage or any other Security Document.

33.                                 Change in Tax Law.  Upon the enactment of or change in (including a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Obligations or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non-usurious portion thereof.

34.                                 Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Mortgagee shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Mortgagee.

35.                                 Mortgagee as Agent. Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, all other Secured Parties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of Required Lenders to the extent required pursuant to the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders and the other Secured Parties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Collateral Agent pursuant to the terms of the Credit

17

Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

36.                                 Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement, which provide for, among other items, the respective priority of the Term Obligations, the ABL Obligations and the Euro MTN Obligations. In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Intercreditor Agreement shall govern and control.

37.                                 State Specific Provisions. [To be added]

[SIGNATURE PAGE FOLLOWS]

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This Mortgage has been duly executed by the undersigned and is intended to be effective as the date first above written.

[THE HERTZ CORPORATION],
a Delaware corporation

By:
Name:
Title:

19

STATE OF	)
) ss.:
COUNTY OF	)

I certify that on                              , 2005,                                                                  personally came before me and this person acknowledged under oath, to my satisfaction, that:

a.                                       this person signed and delivered the attached document as                                                        of                                                                       , the corporation named in this document; and

b.                                      this document was signed and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.

NOTARY PUBLIC
State of
My Commission Expires:

[SEAL]

20

Schedule A

Description of the Owned Land

i

EXHIBIT D-1 TO

CREDIT AGREEMENT

FORM OF OPINION OF DEBEVOISE & PLIMPTON LLP,
SPECIAL NEW YORK COUNSEL TO THE LOAN PARTIES

See Execution Version

D-1-1

EXHIBIT D-2 TO
CREDIT AGREEMENT

FORM OF OPINION OF RICHARDS, LAYTON & FINGER, P.A.,
SPECIAL DELAWARE COUNSEL TO CERTAIN OF THE LOAN PARTIES

See Execution Version

D-2-1

EXHIBIT D-3 TO
CREDIT AGREEMENT

FORM OF OPINION OF HAROLD ROLFE, GENERAL COUNSEL
OF THE PARENT BORROWER

See Execution Version

D-3-1

EXHIBIT D-4 TO
CREDIT AGREEMENT

FORM OF OPINION OF TORYS, LLP, COUNSEL TO THE
CANADIAN BORROWERS

See Execution Version

D-4-1

EXHIBIT E TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned pursuant to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December [    ], 2005, among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (“HERC”), THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement) (the Canadian Borrowers together with HERC and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent. The undersigned hereby certifies under penalty of perjury that:

1.                                       The undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name;

2.                                       The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States;

3.                                       The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.                                       The undersigned is not a 10-percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                       The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrowers (for the benefit of the Borrowers and the Administrative Agent) in writing within 30 days of such change and (2) the undersigned shall furnish the

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Borrowers (for the benefit of the Borrowers and the Administrative Agent), a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrowers to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated:                          , 200

E-2

EXHIBIT F TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of December [    ], 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (“HERC”), THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement) (the Canadian Borrowers together with HERC and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                                    (the “Assignor”) and                                                (the “Assignee”) agree as follows:

1.                                       The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.                                       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of its Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)(1)].

3.                                       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and/or the Canadian Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 10.6 of the Credit Agreement [and confirms that it meets the requirements set forth in subsection 11.6(b)(ii)(D) of the Credit Agreement]; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 4.11(b) of the Credit Agreement.

4.                                       The effective date of this Assignment and Acceptance shall be                  , 20     (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.                                       Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent and/or the Canadian Agent, as applicable, shall make all

(1)          Notes: should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

F-2

payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent and/or the Canadian Agent, as applicable, for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.                                       From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of subsections 4.10, 4.11, 4.12 and 11.5 thereof.

7.                                       Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Administrative Agent hereto are required under subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.                                       This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

F-3

SCHEDULE 1 to the
Assignment and Acceptance

Re: Credit Agreement, dated as of December [    ], 2005, among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation, THE HERTZ CORPORATION, a Delaware corporation, the Canadian Borrowers (as defined in the Credit Agreement), the several banks and other financial institutions from time to time parties thereto, DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders	Amount of Commitment/Loans under Credit Facility Assigned

	. %	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

DEUTSCHE BANK AG, NEW YORK BRANCH	THE HERTZ CORPORATION
By DB Services New Jersey, Inc.,	By:
as Administrative Agent	Name:
Title:
By:
Name:
Title:	DEUTSCHE BANK AG, NEW YORK
BRANCH,
By DB Services New Jersey, Inc.,
By:	as Administrative Agent
Name:
Title:	By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE

                    , 200

[Name of Lender]

Ladies and Gentlemen:

Pursuant to subsection 2.4 of the Credit Agreement, dated as of December [    ], 2005, among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (“HERC”), THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement) (the Canadian Borrowers together with HERC and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent, the undersigned hereby acknowledges receipt from you on the date hereof of        DOLLARS ($            ) as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan

Very truly yours,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Swing Line Lender

By:
Name:
Title:

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EXHIBIT H TO
CREDIT AGREEMENT

FORM OF BORROWING CERTIFICATE

[HERTZ EQUIPMENT RENTAL EQUIPMENT]
[THE HERTZ CORPORATION]
[MATTHEWS EQUIPMENT LIMITED]
[WESTERN SHUT-DOWN (1995) LIMITED]

Pursuant to subsection 6.1(p) of the Credit Agreement, dated as of December [    ], 2005 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (“HERC”), THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent, each of the undersigned hereby certifies, on behalf of HERC and the Parent Borrower, that:

1.                                       The representations and warranties of HERC and the Parent Borrower set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of HERC and the Parent Borrower pursuant to the Credit Agreement or any of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

2.                                       No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

[HERTZ RENTAL EQUIPMENT CORPORATION] [THE HERTZ CORPORATION] [MATTHEWS EQUIPMENT LIMITED] [WESTERN SHUT-DOWN (1995) LIMITED]

By:
Name:
Title:

Date:                              , 20

H-2

EXHIBIT I TO
CREDIT AGREEMENT

[Reserved]

EXHIBIT J TO
CREDIT AGREEMENT

FORM OF
CLOSING CERTIFICATE

Pursuant to subsection 6.1(k) of the Credit Agreement, dated as of December [    ], 2005 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (“HERC”), THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement) (the Canadian Borrowers together with HERC and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Lenders, DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

1.                                       is the duly elected and qualified Corporate Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

The undersigned Corporate Secretary of the Certifying Loan Party certifies as follows:

2.                                       Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors][Board of Directors* and the Executive Committee] of the Certifying Loan Party on                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

3.                                       Attached hereto as Annex 2 is a true and complete copy of the By-Laws or the equivalent organization document of the Certifying Loan Party as in effect on the date hereof.

4.                                       Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation or the equivalent charter document of the Certifying Loan Party as in effect on the date hereof.

5.                                       The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate

*                 Attach general authorizing resolutions with respect to the Executive Committee.

or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

J-2

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: Corporate Secretary

Date: , 2005

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ANNEX 1
to Exhibit J

[Board Resolutions]

ANNEX 2
to Exhibit J

[By-Laws]

ANNEX 3
to Exhibit J

[Certificate of Incorporation]

EXHIBIT K TO
CREDIT AGREEMENT

FORM OF L/C REQUEST

Dated       (2)

Deutsche Bank AG, New York Branch [or name of other Issuing Lender,] as Issuing Lender, and Deutsche Bank AG, New York Branch, as Administrative Agent, under the Credit Agreement, dated as of December [    ], 2005 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among Hertz Equipment Rental Corporation, a Delaware corporation (“HERC”), The Hertz Corporation, a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement) (the Canadian Borrowers together with HERC and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Deutsche Bank AG, New York Branch, as administrative agent and collateral agent for the Lenders, Deutsche Bank AG, Canadian Branch, as Canadian agent and Canadian collateral agent for the Lenders, Lehman Commercial Paper Inc., as syndication agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as documentation agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Attention:

Letter of Credit Issuer:      (3)

[with a copy to:

Attention:                            ](4)

(2)          Date of L/C Request.

(3)          For Standby Letters of Credit insert Deutsche Bank AG, New York Branch, Global Loan Operations, Standby L/C Unit, 60 Wall Street, New York, New York 10005, MS NYC 60-3812. For Trade Letters of Credit insert Deutsche Bank AG, New York Branch, Trade and Risk Services, 60 Wall Street, New York, NY 10005, MS NYC60-2517. In the event the L/C is to be issued by an affiliate of Deutsche Bank AG, New York Branch, insert name and address of applicable affiliate.

(4)          Insert name and address of Issuing Lender in the case of a L/C Request to any Issuing Lender other than Deutsche Bank AG, New York Branch.

K-1

Ladies and Gentlemen:

Pursuant to subsection 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial] [Standby] L/C for the account of the undersigned on       (5)      (the “Date of Issuance”) in the aggregate Stated Amount of       (6)      . The requested L/C shall be denominated in [        (7)         ].

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be       (8)      , and such L/C will be in support of       (9)       and will have a stated expiration date of       (10)      .

We hereby certify that:

(A)          the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(B)           no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

[HERTZ EQUIPMENT RENTAL CORPORATION]
[THE HERTZ CORPORATION]
[MATTHEWS EQUIPMENT LIMITED]
[WESTERN SHUT-DOWN (1995) LIMITED]

By
Name:
Title:

(5)          Date of issuance which shall be (x) a Business Day and (y) at least three days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).

(6)          Insert aggregate Stated Amount (in currency specified in footnote 7).

(7)          Insert applicable Designated Foreign Currency or Dollars (or Canadian Dollars in the case of the Canadian Borrowers).

(8)          Insert name and address of beneficiary.

(9)          Insert a description of relevant obligations.

(10)    Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 10th day prior to the Termination Date, in the case of Standby Letters of Credit, or (A) 180 days after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit.

K-2

EXHIBIT L TO
CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [                         , 200  ] (this “Agreement”), by and among [Additional Commitment Lenders] (each an “Additional Commitment Lender” and collectively the “Additional Commitment Lenders”), HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (“HERC”) MATTHEWS EQUIPMENT LIMITED, a corporation organized under the laws of Canada (“Mathews”) WESTERN SHUT-DOWN (1995) LIMITED, a corporation organized under the laws of Canada] (“Western”, together with Matthews, the Canadian Borrowers), THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”, together with HERC and the Canadian Borrowers, the “Borrowers”), DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, and DEUTSCHE BANK AG, CANADA BRANCH, as Canadian Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of December [    ], 2005 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among the Borrowers, the SEVERAL banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Lenders (the “Administrative Agent”), DEUTSCHE BANK AG, CANADA BRANCH, as Canadian agent and Canadian collateral agent for the Lenders (the “Canadian Agent”), LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, (i) the Canadian Borrowers may increase the Canadian Facility Revolving Credit Loan Commitments and (ii) HERC and the Parent Borrower (together, “U.S. Borrowers”) may increase the U.S. Facility Revolving Credit Loan Commitments, by entering into one or more Joinder Agreements with the Additional Commitment Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitment Increase as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Commitment Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Canadian Agent or the Administrative Agent, as applicable, or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Canadian Agent or the Administrative Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Canadian Agent or the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Additional Commitment Lender hereby agrees to make its Commitment on the following terms and conditions:

1.                                       Other Fees. The applicable Borrowers agree to pay each Additional Commitment Lender its pro rata share of an aggregate fee equal to [                     ,         ] on [                       ,         ].

2.                                       Additional Commitment Lenders. Each Additional Commitment Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Commitment Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.                                       Credit Agreement Governs. Except as set forth in this Agreement, Commitment Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.                                       Parent Borrower’s Certifications. By its execution of this Agreement, the undersigned officer of the Parent Borrower, to the best of his or her knowledge, hereby certifies that:

i.                                         The representations and warranties of the Parent Borrower set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Parent Borrower pursuant to the Credit Agreement or any of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, with the same effect as if made on the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

ii.                                      No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

5.                                       Borrower Covenants. By its execution of this Agreement, the applicable Borrower hereby covenants that:

i.                                         The applicable Borrowers shall deliver or cause to be delivered the following legal opinions and documents: [                      ], together with all other legal opinions and other documents reasonably requested by the Canadian Agent or the Administrative Agent, as applicable, in connection with this Agreement; and

[ii.                                 Set forth on the attached Borrowing Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 8.1 of the Credit Agreement.]

6.                                       Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Commitment Lender shall be as set forth below its signature below.

7.                                       Non-US Lenders. For each Additional Commitment Lender that is a non-U.S. Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to Administrative Agent pursuant to subsection 4.11(b) of the Credit Agreement.

8.                                       Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Commitment Increase made by the Additional Commitment Lender in the Register.

9.                                       Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

10.                                 Entire Agreement. This Agreement, the Credit Agreement and  the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

11.                                 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.                                 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                          ,             ].

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

HERTZ EQUIPMENT RENTAL CORPORATION

By:
Name:
Title:

THE HERTZ CORPORATION

By:
Name:
Title:

MATTHEWS EQUIPMENT LIMITED

By:
Name:
Title:

WESTERN SHUT-DOWN (1995) LIMITED

By:
Name:
Title:

DEUTSCHE BANK AG, CANADA BRANCH, as Canadian Agent

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

EXHIBIT M

FORM OF

BORROWING BASE CERTIFICATE

As of the last day of the [calendar month] ending                                      , 200   (the “Determination Date”)

I,                                           , the                                    of The Hertz Corporation, a Delaware Corporation (the “Hertz Borrower Representative”) and I,                                           , the                                    of Hertz Equipment Rental Corporation, a Delaware Corporation (the “HERC Borrower Representative” and collectively with the Hertz Borrower Representative, the “Borrower Representatives”), each hereby certify to the Agents in my representative capacity on behalf of the Borrower Representatives and the other Loan Parties and not in my individual capacity that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as December [     ] among the financial institutions from time to time parties thereto (such financial institutions, together with their respective successors and permitted assigns, are referred to each individually as a “Lender” and collectively as the “Lenders”), Deutsche Bank AG, New York Branch, as administrative agent and collateral agent (the “Administrative Agent”), Deutsche Bank AG, Canada Branch, as Canadian agent and Canadian collateral agent (together with the Administrative Agent, the “Agents”) the other agents party thereto, the Borrower Representatives, and each of the Borrower Representatives’ Subsidiaries identified on the signature pages thereof as borrowers (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”) (including all annexes, exhibits and schedules thereto and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement).

With reference to this Borrowing Base Certificate, each Borrower Representative hereby certifies that the statements and calculations of the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base set forth collectively on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and that such calculations have been made in accordance with the requirements of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the        day of                   , 200    .

THE HERTZ CORPORATION,
as Hertz Borrower Representative

By:

Name:

Title:

HERTZ EQUIPMENT RENTAL CORPORATION,
as HERC Borrower Representative

By:

Name:

Title:

Annex A

1. Gross Borrowing Base Formula Amount

	United States	Canada	Total
A. Available Borrowing Base	$	$	$

B. Less Revolving Exposure Loans Letters of Credit	$	$	$

C. Excess Availability	$	$	$

2. U.S. Borrowing Base Formula Amount

A. Gross U.S. Accounts	$

B. Less Total U.S. Ineligible Accounts (Schedule I)	$

C. Total U.S. Eligible Accounts (Line A less Line B)	$

D. Line C Multiplied by 85%	$

E. Total Eligible U.S. Unbilled Accounts	$

F. Line E Multiplied by 50% (not to exceed 50% of the amount calculated in line D above)	$

G. 1. Net Book Value of the U.S. Rental Equipment	$

2. Less: Ineligible Equipment (Schedule III)	$

3. Eligible U.S. Rental Equipment (Schedule III)	$

H. Equipment Advance Rate (Schedule V)	$

I. Line G.3 Multiplied by Line H	$

J. Amount of Availability Reserves related to the U.S. Facility	$

K. Total Borrowing Base (D+F+I-J)	$

L. Available Borrowing Base (Lesser of K or Total Commitments)	$

3. Canadian  Borrowing Base Formula Amount

A. Gross Canadian Accounts	$

B. Less Total Canadian Ineligible Accounts (Schedule II)	$

C. Total Canadian Eligible Accounts (Line A less Line B)	$

D. Line C Multiplied by 85%	$

E. Total Eligible Canadian Unbilled Accounts	$

F. Line E Multiplied by 50% (not to exceed 50% of the amount calculated in line D above)	$

G. 1. Net Book Value of the Canadian Rental Equipment	$

2. Less: Ineligible Equipment (Schedule IV)	$

3. Eligible Canadian Rental Equipment (Schedule IV)	$

H. Equipment Advance Rate (Schedule VI)	$

I. Line G.3 Multiplied by Line H	$

J. Amount of Availability Reserves related to the Canadian Facility	$

K. Total Borrowing Base (D+F+I-J)	$

L. Available Borrowing Base (Lesser of K or Total Commitments)	$

Schedule I

1. Calculation of Ineligible U.S. Accounts

Amounts with respect to Ineligible U.S. Accounts are set forth below with reference to the same lettered clause of the definition of Eligible U.S. Accounts in the Credit Agreement

(a) Preamble—customer deposits or unapplied cash	$

(b) U.S. Accounts 90 days past original invoice date, but excluding up to $[15,000,000] of extended terms Accounts up to 120 days past the invoice date)	$

(c) 50% cross-age	$

(d) credit balances greater than 90 days past invoice date	$

(e) Account Debtor is (i) an Affiliate or (ii) an employee or agent	$

(f) Accounts arising from consignment or guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other conditional sale	$

(g) U.S. Accounts that are not payable in Dollars (other than Canadian Accounts payable in Canadian Dollars)	$

(h) Non-U.S. or Canadian Accounts unless supported by an irrevocable letter of credit or covered by credit insurance	$

(i)             Government accounts receivable other than the United States and Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (unless supported by an irrevocable letter of credit, or covered by credit insurance)

$

(j)             Accounts arising from (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States or any department, agency, or instrumentality unless complied with the Financial Administration Act (Canada), or the Assignment of Claims Act

$

(k)          U.S. Accounts with respect to which the Account Debtor is a creditor, has asserted a right of setoff, or disputed payment, to the extent of such claim, right of setoff, or dispute, subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and service charges or finance charges

$

(l) Concentrations greater than 10%, to the extent of such excess	$

(m) Account Debtor is insolvent or is out of business	$

(n) Account Debtor is located in a state that requires certain actions, unless taken	$

(o) collection believed to be doubtful by reason of the Account Debtor’s financial condition	$

(p) not subject to a valid and perfected first priority Lien	$

(q) goods not shipped and billed to the Account Debtor, or services not performed and billed, or	$

(r) progress payments or other advance billings	$

Total Ineligible U.S. Accounts	$

Schedule II

1. Calculation of Ineligible Canadian Accounts

Amounts with respect to Ineligible Canadian Accounts are set forth below with reference to the same lettered clause of the definition of Eligible Canadian Accounts in the Credit Agreement

(a) Preamble—customer deposits or unapplied cash	$

(b) Canadian Accounts 90 days past original invoice date, but excluding up to $[15,000,000] of extended terms Accounts up to 120 days past the invoice date)	$

(c) 50% cross-age	$

(d) credit balances greater than 90 days past invoice date	$

(e) Account Debtor is (i) an Affiliate or (ii) an employee or agent	$

(f) Accounts arising from consignment or guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other conditional sale	$

(g) Canadian Accounts that are not payable in Dollars (other than Canadian Accounts payable in Canadian Dollars)	$

(h) Non-U.S. or Canadian Accounts unless supported by an irrevocable letter of credit or covered by credit insurance	$

(i)             Government accounts receivable other than the United States and Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (unless supported by an irrevocable letter of credit, or covered by credit insurance)

$

(j)             Accounts arising from (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States or any department, agency, or instrumentality unless complied with the Financial Administration Act (Canada), or the Assignment of Claims Act

$

(k)          Canadian Accounts with respect to which the Account Debtor is a creditor, has asserted a right of setoff, or disputed payment, to the extent of such claim, right of setoff, or dispute, subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and service charges or finance charges

$

(l) Concentrations greater than 10%, to the extent of such excess	$

(m) Account Debtor is insolvent or is out of business	$

(n) Account Debtor is located in a state that requires certain actions, unless taken	$

(o) collection believed to be doubtful by reason of the Account Debtor’s financial condition	$

(p) not subject to a valid and perfected first priority Lien	$

(q) goods not shipped and billed to the Account Debtor, or services not performed and billed, or	$

(r) progress payments or other advance billings	$

Total Ineligible Canadian Accounts	$

Schedule III

1. Calculation of “Net Book Value” of  Eligible U.S. Rental Equipment:

Amounts with respect to Ineligible U.S. Rental Equipment are set forth below with reference to the same lettered clause of the definition of Eligible Rental Equipment in the Credit Agreement

(a) Preamble—unrecorded rebates	$

(b) U.S. Loan Party does not have good, valid, and marketable title	$

(c) Equipment not

i. located at one of the locations in the continental United States or Canada set forth on Schedule D of the Credit Agreement, or	$

ii. on lease with a customer	$

(d) not subject to a valid and perfected first priority Lien	$

(e) goods rejected by customers	$

(f) obsolete, unmerchantable or slow moving, work-in-progress, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies or bill and hold goods	$

(g) Less goods that are damaged or defective (excluding up to $[20,000,000] damaged but repairable)	$

(h) Equipment not available to rent to customers	$

(i)             U.S. Rental Equipment represented by a certificate of title unless registered with the applicable Governmental Authority showing “Deutsche Bank AG, New York Branch, as Collateral Agent” as the sole lienholder thereon.

$

Total Ineligible U.S. Rental Equipment	$

Schedule IV

1. Calculation of “Net Book Value” of  Eligible Canadian Rental Equipment:

Amounts with respect to Ineligible Canadian Rental Equipment are set forth below with reference to the same lettered clause of the definition of Eligible Rental Equipment in the Credit Agreement

(a) Preamble—unrecorded rebates	$

(b) Canadian Loan Party does not have good, valid, and marketable title	$

(c) Equipment not

iii. located at one of the locations in the continental United States or Canada set forth on Schedule D of the Credit Agreement, or	$

iv. on lease with a customer	$

(d) not subject to a valid and perfected first priority Lien	$

(e) goods rejected by customers	$

(f) obsolete, unmerchantable or slow moving, work-in-progress, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies or bill and hold goods	$

(g) Less goods that are damaged or defective (excluding up to $[20,000,000] damaged but repairable)	$

(h) Equipment not available to rent to customers	$

(i)             Canadian Rental Equipment represented by a certificate of title unless registered with the applicable Governmental Authority showing “Deutsche Bank AG, New York Branch, as Collateral Agent” as the sole lienholder thereon.

$

Total Ineligible Canadian Rental Equipment	$

Schedule V

1. Calculation of  “Net Orderly Liquidation Value” of Eligible Rental Equipment:

(a) The net orderly liquidation value of the Loan Parties’ Eligible Rental Equipment as of the most recent appraisal dated	$

(b) 80% of (a)	$

(c) Net Book Value of Appraised Equipment as of the most recent appraisal dated	$

(d) (b) divided by (c)%

(e) Equipment Advance Rate (lesser of (d) and (80%))	$

Schedule VI

1. Calculation of  “Net Orderly Liquidation Value” of Eligible Canadian Rental Equipment:

(f) The net orderly liquidation value of the Loan Parties’ Eligible Canadian Rental Equipment as of the most recent appraisal dated	$

(g) 80% of (a)	$

(h) Net Book Value of Appraised Equipment as of the most recent appraisal dated	$

(i) (b) divided by (c)%

(j) Equipment Advance Rate (lesser of (d) and (80%))	$